   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997
                                                           REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                   ISSUER OF SENIOR NOTES REGISTERED HEREBY

                             AK STEEL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3312                   31-1401455
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)


                  GUARANTOR OF SENIOR NOTES REGISTERED HEREBY

                         AK STEEL HOLDING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3312                   31-1401455
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)


                              703 CURTIS STREET
                            MIDDLETOWN, OHIO 45043
                                (513) 425-5000
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                              RICHARD E. NEWSTED
                SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                            AK STEEL  CORPORATION
                              703 CURTIS STREET
                            MIDDLETOWN, OHIO 45043
                                (513) 425-5000
                    (NAME AND ADDRESS, INCLUDING ZIP CODE,
       AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         Copies of communications to:
                           STEPHEN H. COOPER, ESQ.
                          WEIL, GOTSHAL & MANGES LLP
                          767 FIFTH AVENUE NEW YORK,
                             NEW YORK 10153-0119
                                (212) 310-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                            PROPOSED
                                                             PROPOSED       MAXIMUM
                                                             MAXIMUM       AGGREGATE      AMOUNT OF
TILE OF EACH CLASS OF SECURITIES TO BET      AMOUNT TO    OFFERING PRICE    OFFERING     REGISTRATION
             REGISTERED                    BE REGISTERED     PER UNIT       PRICE(1)        FEE(2)
  ---------------------------------------------------------------------------------------------------
  9 1/8% Senior Notes Due 2006....          $550,000,000       100%       $550,000,000     $166,667
  ---------------------------------------------------------------------------------------------------
  Guarantee of Senior Notes.......               --             --             --            None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2).
(2) Calculated pursuant to Rule 457(f)(2).
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1997
PROSPECTUS
                              AK Steel Corporation

    OFFER TO EXCHANGE ITS 9 1/8% SENIOR NOTES DUE 2006, WHICH ARE FULLY AND UNCONDITIONALLY GUARANTEED BY AK STEEL HOLDING CORPORATION AND HAVE BEEN
   REGISTERED UNDER THE SECURITIES ACT, FOR ITS 9 1/8% SENIOR NOTES DUE 2006, WHICH ARE FULLY AND UNCONDITIONALLY GUARANTEED BY AK STEEL HOLDING CORPORATION.

                                  -----------
   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
                             1997, UNLESS EXTENDED.

                                  -----------
  AK Steel Corporation ("AK Steel"), a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $550,000,000 aggregate principal amount of its new 9 1/8% Senior Notes due 2006 (the "New Notes"), which are fully and unconditionally guaranteed by AK Steel Holding Corporation ("Holding") and have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 9 1/8% Senior Notes due 2006 (the "Old Notes"), which are fully and unconditionally guaranteed by Holding but have not been so registered. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same indebtedness as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the Old Notes (the "Indenture"). As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.
  The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on           , 1997
unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."
  The Notes are not redeemable, prior to December 15, 2001, except that, until December 15, 1999, the Company may redeem, at its option, up to $175.0 million aggregate principal amount of the Notes at the redemption prices set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined) if at least $375.0 million of the principal amount of the Notes remains outstanding after each such redemption. On or after December 15, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change in Control (as defined), each holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes."
  The New Notes will be, and the Old Notes currently are, senior unsecured obligations of AK Steel ranking pari passu with other senior unsecured Debt (as defined) of AK Steel and senior to all Subordinated Obligations (as defined). At September 30, 1996, the aggregate amount of senior indebtedness of AK Steel, as adjusted to give effect to the issuance of the Old Notes, was $875 million. The guarantee of the New Notes by Holding is an unsecured senior obligation of Holding ranking pari passu with other senior unsecured indebtedness of Holding.
  The holder of each Old Note accepted for exchange will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 17, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.
  The Old Notes were issued and sold on December 17, 1996 in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and Holding contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), the Company will make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."
  SEE "RISK FACTORS", BEGINNING ON PAGE 11, FOR A DESCRIPTION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS BEFORE DECIDING TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                                  -----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------
                 The date of this Prospectus is         , 1997.

                             AVAILABLE INFORMATION

  AK Steel and Holding have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of all or any portion of the material may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees. In addition, the Company's common stock is listed on the New York Stock Exchange and material filed by the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company will furnish holders of the New Notes with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such holders such other reports as it may determine or as may be required by law. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. In addition, if the Company ceases in the future to be subject to the reporting requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission, and to furnish holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed by the Company (File No. 1-13696) with the Commission are incorporated by reference in this Prospectus:

  (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

  (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

  (c) the Company's Current Reports on Form 8-K dated January 23, 1996, February 5, 1996, April 10, 1996, May 15, 1996, July 11, 1996, November
      21, 1996, December 3, 1996 and December 19, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to the Corporate Secretary of AK Steel Corporation at its principal executive offices, which are located at 703 Curtis Street, Middletown, Ohio 45043 (telephone number (513) 425-5000).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, industry data contained in this Prospectus have been derived from publicly-available sources, including industry trade journals and filings with the Securities and Exchange Commission (the "Commission"), which AK Steel has not independently verified but believes to be reliable. As used herein, except as the context otherwise may require, the "Company" means and includes Holding, AK Steel and Holding's other consolidated subsidiaries, and the term "Notes" means the Old Notes and the New Notes, treated as a single class.

                                  THE COMPANY

  AK Steel is the most profitable integrated steel producer in the United States, with an industry-leading operating profit per ton of $46 for 1994, $74 for 1995 and $65 for the first nine months of 1996. Most significantly, the gap between these results and the average operating profit per ton reported by the other five major domestic integrated producers has steadily widened from $25 in 1994 to $40 in 1995 and $54 in the first nine months of 1996.

  The Company concentrates on the production of premium quality coated, cold rolled and hot rolled carbon steel primarily for sale to the automotive, appliance, construction and manufacturing markets. The Company also cold rolls and aluminum coats stainless steel for automotive industry customers. In 1995, the Company had net sales of $2.26 billion, net income of $268.6 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $433.7 million. For the nine months ended September 30, 1996, it reported net sales of $1.69 billion, net income of $115.2 million and EBITDA of $287.3 million.

  At the core of the Company's profitability is an experienced, results-oriented management team that focuses on continuously increasing productivity, reducing costs and improving product quality while continually striving to improve safety and health in the workplace. Since arriving in mid-1992, the new management team has reconfigured the Company's production facilities, eliminating eleven redundant operating units, significantly increasing the operating rates on remaining equipment and reducing operating costs throughout the organization. Product quality and reliability have been improved, enabling the Company to increase its sales of value-added coated and cold rolled products to the high-end automotive, appliance, construction and manufacturing markets.

  The results of these efforts have been significant. Each of the Company's key production units has achieved double-digit percentage increases in average monthly production since 1992 through a combination of improved operating and maintenance practices, targeted capital investments and focused production planning. The Company's tandem cold mill has increased average monthly production by over 83% from 132,600 tons in 1992 to 243,100 tons in the first nine months of 1996. Average monthly production from the Company's coating lines has increased over 79% from 93,400 tons in 1992 to 167,200 tons in the first nine months of 1996.

  The Company has increased its total annual shipments from 2,989,000 tons in 1992 to 4,051,000 tons in 1995, an increase of nearly 36%. Enhanced productivity rates on its tandem cold mill and coating lines have allowed the Company to increase its shipments of value-added coated and cold rolled products from 1,668,000 tons (representing 56% of total shipments) in 1992 to 2,628,000 tons (or 65% of total shipments) in 1995. Increased production of premium quality coated and cold rolled products has enabled the Company to focus its commercial efforts on the most demanding requirements of the automotive, appliance, construction and manufacturing markets. In 1992, 43% of the Company's total shipments, or 1,288,000 tons, served customers in those markets. In 1995, 55% of the Company's total shipments, or 2,228,000 tons, served those markets.

  The Company has earned a reputation, particularly among high-end customers, for consistent product quality and superior service, receiving numerous customer quality awards. In August 1996, the Company earned registration under the ISO 9002 international quality standard and certification under the QS 9000 quality assurance program used by domestic automotive manufacturers.

  Management believes that increased profitability can best be achieved by expanding the Company's capacity to produce and sell high-margin coated products while correspondingly reducing its shipments of lower margin hot rolled products. The improved performance of the Company's existing tandem cold mill and its five existing coating lines has been a major factor in the Company's ability to increase its production of high-margin coated products. However, all of these facilities are operating at full capacity and the opportunities for further increasing their productivity are limited. Accordingly, the Company plans to construct a new, state-of-the-art finishing facility (the "New Facility") that when fully operational in 1999, will eliminate the existing bottleneck in the Company's cold rolling and coating operations, enable the Company to better satisfy the growing demand within the automotive industry for coated products, particularly galvannealed products, expand the Company's presence in the stainless steel market, and significantly reduce the Company's exposure to the lower margin and increasingly competitive market for hot rolled products.

                                THE NEW FACILITY

  The New Facility, together with the Company's existing tandem cold mill and coating lines, will enable the Company to further process all of the hot rolled carbon steel that it produces, as well as additional quantities of hot band that it will purchase from other producers. The New Facility also will enable the Company to significantly expand its presence in the stainless steel market. The Company will continue to sell certain premium grades of hot rolled carbon steel when appropriate in light of customer demand.

  The New Facility, to be located on a currently undeveloped 1,700-acre site in Spencer County, Indiana near the Ohio River community of Rockport, will consist of a continuous cold rolling mill designed to cold reduce carbon steel hot band in widths up to 80 inches at an estimated rate of 500 tons per hour and stainless steel hot band in widths up to 60 inches, a hot dip galvanizing line with a projected capacity of approximately 800,000 tons per year, a continuous carbon and stainless steel pickling line, a stainless steel annealing and pickling line, hydrogen annealing facilities and a temper mill.

  The Company plans to produce approximately 1,400,000 tons of cold rolled carbon steel annually at the New Facility, of which approximately 800,000 tons are expected to be hot dip galvanized. Galvanized steel, including galvannealed material, is particularly desired by the automotive industry and is associated with the highest margins of all flat rolled carbon steel products. Primarily as a result of the expanding requirements of the U.S.-based production facilities of foreign automotive manufacturers, demand by automotive manufacturers for galvanized steel has grown from 4.3 million tons in 1992 to 6.0 million tons in 1995, an increase of nearly 40%. Existing domestic production capacity is insufficient to fully satisfy this growing demand. Additional facilities recently completed, as well as those announced and scheduled to come on line within the next few years, are capable of processing material in widths of only 60 inches or less and are targeted primarily to the construction market. The Company's existing facilities are capable of producing coated carbon steel products up to 76 inches wide. The hot dip galvanizing line at the New Facility will produce coated products in widths up to 80 inches, a width currently not produced in the United States. These products will be targeted to automotive customers who will benefit from the manufacturing and design flexibility of larger width steel.

  The Company currently cold rolls and aluminum coats approximately 80,000 tons per year of Series 400 stainless steel for sale primarily to manufacturers of automotive exhaust systems. The New Facility will enable the Company to substantially increase its shipments of Series 400 stainless steel and to cold roll and sell Series 300 stainless steel, which is used in restaurant and kitchen equipment and medical appliances, as well as in the oil refining, chemical production and food processing industries. Both of these products are associated with substantially higher margins than coated carbon steel. Hot rolled stainless steel coils in both series will be purchased from other producers for finishing. The Company plans to finish an aggregate of approximately 385,000 tons of stainless steel annually at the New Facility.

  During 1995, domestic consumption of flat rolled stainless steel totalled nearly 1.6 million tons. According to industry analysts, domestic consumption is projected to continue to grow steadily at a compounded annual rate of 5%. Approximately 22% of the flat rolled stainless steel consumed in the United States in 1995 was produced abroad, although two domestic producers have announced planned capacity expansions aggregating approximately 335,000 tons per year. The Company believes that there is sufficient projected demand for high quality flat rolled stainless steel to absorb this additional capacity as well as the projected capacity of the New Facility.

  Construction and start-up of the various major components of the New Facility will be independent of each other and will be staggered over a period of approximately three years. The first production component to begin commercial operation will be the galvanizing line, which is projected to be at full production of anticipated customer requirements of 800,000 tons per year beginning in December 1998. The continuous cold mill is scheduled to achieve its targeted production of cold rolled carbon steel in March 1999, and the other facilities are expected to begin full commercial production at various times between June 1999 and December 1999. The staggered start-up of the various components of the New Facility should also enable the Company to begin generating revenue from the New Facility prior to the end of the construction period.

  The cost of constructing and equipping the New Facility, currently estimated at $1.1 billion, is being financed with the proceeds from the sale of the Old Notes, together with proceeds from the sale of $250.0 million aggregate principal amount of AK Steel's Senior Secured Notes Due 2004 (the "Secured Notes") and approximately $300.0 million of the Company's own cash resources. See "Use of Proceeds."

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $550,000,000 aggregate principal amount of
                              AK Steel's 9 1/8% Senior Notes Due 2006, which are fully and unconditionally guaranteed by Hold-ing and have been registered under the Securities Act (the "New Notes"). The terms of the New Notes and the Old Notes are identical in all material respects (including principal amount, interest rate and maturity) to, and evidence the same in-debtedness as, the Old Notes for which they may be exchanged, except that the Old Notes have not been registered under the Securities Act and, ac-cordingly, are not freely-transferable.

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obliga-tions of the Company contained in a Registration Rights Agreement, dated December 12, 1996 (the "Registration Rights Agreement"), between the Company and CS First Boston and Goldman, Sachs & Co., the Initial Purchasers of the Old Notes (the "Initial Purchasers"). For procedures for tendering the Old Notes pursuant to the Exchange Offer, see "The Exchange Offer."

Tenders, Expiration Date;
 Withdrawal.................  The Exchange Offer will expire at 5:00 P.M., New
                              York City time, on              , 1997, or such
                              later date and time to which it may be extended
                              (as so extended, the "Expiration Date"). A tender
                              of Old Notes pursuant to the Exchange Offer may
                              be withdrawn at any time prior to the Expiration
                              Date. Any Old Note not accepted for exchange for
                              any reason will be returned without expense to
                              the tendering holder thereof as promptly as prac-
                              ticable after the expiration or termination of
                              the Exchange Offer.
Federal Income Tax
Consequences...............   The exchange of Old Notes for New Notes pursuant
                              to the Exchange Offer should not result in any income, gain or loss to the holders or the Com-pany for federal income tax purposes. See "Cer-tain Federal Income Tax Consequences."

Use of Proceeds.............  There will be no proceeds to the Company from the
                              Exchange Offer.

Exchange Agent..............  The Bank of New York is serving as the Exchange
                              Agent in connection with the Exchange Offer.


Shelf Registration
 Statement..................  Under certain circumstances, certain holders of
                              Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and use its reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act that would cover reoffers and resales of Notes by such holders. See "Descrip-tion of the Notes--Exchange Offer; Registration Rights."

Conditions to the Exchange
 Offer...................... The Exchange Offer is not conditioned on any min-
                              imum principal amount of Old Notes being tendered for exchange. The Exchange Offer is subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer."
Consequences of Failure to
 Exchange...................  Holders of Old Notes who do not exchange their
                              Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restric-tions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the of-fer and sale of the Old Notes pursuant to exemp-tions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an available exemption from, or in a transaction not subject to, the Se-curities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securi-ties Act. Based on interpretations by the staff of the Commission, as set forth in no-action let-ters issued to third parties, the Company be-lieves that New Notes issued pursuant to the Ex-change Offer in exchange for Old Notes may be of-fered for resale, resold or otherwise transferred by holders thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, pro-vided that such New Notes are acquired in the or-dinary course of such holder's business and that such holder, other than a broker-dealer, has no arrangement with any person to participate in the distribution of such New Notes. However, the Com-mission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circum-stances. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no ar-rangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Maturity Date...............  December 15, 2006.

Interest Rate...............  The New Notes will bear interest at the rate of 9
                              1/8% per annum, the same rate as applicable to the Old Notes; provided, that if the Exchange Of-fer is not consummated by June 16, 1997, the New Notes will bear additional interest at the rate of 0.50% per annum from and including June 16, 1997 until but excluding the date of consummation of the Exchange Offer.

Interest Payment Dates......  June 15 and December 15 of each year, commencing
                              June 15, 1997. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 17, 1996.

Optional Redemption.........  The Notes are not redeemable prior to December
                              15, 2001, except that, until December 15, 1999, AK Steel may redeem, at its option, up to $175.0 million aggregate principal amount of the Notes at the redemption price set forth herein plus ac-crued interest to the date of redemption with the net proceeds of one or more Public Equity Offer-ings if at least $375.0 million aggregate princi-pal amount of the Notes remains outstanding after each such redemption. On or after December 15, 2001, the Notes are redeemable at the option of AK Steel, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption.

Mandatory Redemption........  None.

Change in Control...........  Upon a Change in Control (as defined) and subject to certain conditions, each holder of Notes may require AK Steel to repurchase such holder's Notes at 101% of the principal amount thereof plus accrued interest to the Change in Control Payment Date (as defined).

Guarantee...................  Payment of the principal of and interest on the
                              Old Notes is, and payment of the principal of and interest on the New Notes will be, uncondition-ally guaranteed on a senior basis by Holding (the "Holding Guarantee").

Ranking.....................  The Old Notes are, and the New Notes will be, se-
                              nior unsecured obligations of AK Steel, ranking pari passu with all other senior unsecured in-debtedness of AK Steel, including $325 million aggregate principal amount of AK Steel's 10 3/4% Senior Notes Due 2004 (the "10 3/4% Notes") and senior to all Subordinated Obligations (as de-fined). The Holding Guarantee of the New Notes will be an unsecured senior obligation of Holding and will rank pari passu with all other senior unsecured indebtedness of Holding, including its guarantees of the Old Notes, the 10 3/4% Notes and the Secured Notes. See "Risk Factors--Factors Relating to the Notes--Ranking," "Description of the Notes--Ranking" and "Description of Certain Indebtedness."

Certain Covenants...........  The Indenture under which the Old Notes were, and the Notes will be, issued limits, among other things, (i) the incurrence of liens on assets of AK Steel and its subsidiaries; (ii) sale/leaseback transac-tions; (iii) the issuance of additional Debt (as defined herein) by AK Steel; (iv) the issuance of Debt and Preferred Equity Interests (as defined herein) by AK Steel's subsidiaries; (v) the pay-ment of dividends on, and redemption of, capital stock of AK Steel and its subsidiaries, the re-demption of certain subordinated obligations of AK Steel and the making of investments; (vi) the issuance and sale of equity interests of AK Steel's subsidiaries; (vii) distributions from AK Steel's subsidiaries; (viii) sales of assets, in-cluding stock of AK Steel's subsidiaries;
                              (ix) transactions with affiliates; (x) lines of business; (xi) consolidations, mergers and trans-fers of all or substantially all assets; and
                              (xii) activities and liabilities of Holding. How-ever, all of these limitations are subject to a number of important qualifications. See "Descrip-tion of the Notes--Certain Covenants."

Use of Proceeds.............  The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the sale of the Old Notes, together with proceeds from the sale of the Secured Notes and approxi-mately $300.0 million of the Company's own cash resources, are being used to finance the cost of constructing and equipping the New Facility.

Exchange Offer;               Holders of New Notes (other than as set forth be-
 Registration Rights........  low) will not be entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of Old
                              Notes, to file a registration statement under the Securities Act with respect to an exchange offer for the Old Notes. The Registration Statement of which this Prospectus is a part constitutes the exchange offer registration statement referred to in the Registration Rights Agreement. Under cer-tain circumstances described in the Registration
                              Rights Agreement, certain holders of Notes (in-cluding holders who may not participate in the Exchange Offer or who may not freely resell New
                              Notes received in the Exchange Offer) may require the Company to file, and use reasonable best ef-forts to cause to become effective, a shelf reg-istration statement under the Securities Act that would cover resales of Notes by such holders. See "Descrip-tion of the Notes--Exchange Offer; Registration
                              Rights."

                                  RISK FACTORS

  Holders of the Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under "Risk Factors" before making a decision to tender their Old Notes for exchange pursuant to the Exchange Offer.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                   (DOLLARS IN MILLIONS, EXCEPT PER TON DATA)

  The following summary historical consolidated financial data have been derived from, and should be read in conjunction with, the consolidated financial statements of the Company and the selected historical consolidated financial data included elsewhere in this Prospectus.

                                                          NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                            ---------------------------- -------------------
                            1993(1)     1994      1995     1995      1996
                            --------  --------  -------- --------- ---------
STATEMENT OF OPERATIONS
 DATA:
Net sales.................  $1,594.5  $2,016.6  $2,257.3 $ 1,730.6 $ 1,693.6
Cost of products sold.....   1,380.3   1,655.2   1,768.1   1,349.5   1,341.3
Selling and administrative
 expenses.................     111.2     113.7     116.5      86.2      84.7
Depreciation..............      73.5      70.7      74.6      57.8      58.7
Special charges and
 unusual items(2).........      17.6     (15.9)      --        --        --
Operating profit..........      11.9     192.9     298.1     237.1     208.9
Interest expense..........      58.1      48.2      35.6      26.6      28.4
Income (loss) before
 income taxes and
 extraordinary items......     (42.7)    152.0     281.5     224.5     188.9
Provision (benefit) for
 income taxes(3)..........       --     (120.5)     12.9      10.6      73.7
Net income (loss).........  $  (42.7) $  257.6  $  268.6 $   213.9 $   115.2
                                AS OF DECEMBER 31,       AS OF SEPTEMBER 30,
                            ---------------------------- -------------------
                            1993(1)     1994      1995     1995      1996
                            --------  --------  -------- --------- ---------
BALANCE SHEET DATA:
Cash, cash equivalents,
 and short-term
 investments..............  $  144.2  $  261.8  $  312.8 $   346.8 $   223.2
Working capital...........      55.9     443.5     489.8     503.3     519.4
Total assets..............   1,518.7   1,933.2   2,115.5   2,035.3   2,089.1
Current portion of long-
 term debt................     130.8       --        --        --        --
Long-term debt (excluding
 current portion).........     598.6     330.0     325.0     325.0     325.0
Current portion of pension
 and postretirement
 benefit obligations......      93.8     110.3       0.1      37.3       0.1
Long-term pension and
 postretirement benefit
 obligations (excluding
 current portion)............  922.8     638.3     655.7     613.2     621.0
Partners' capital
 (deficit)/stockholders'
 equity(4)................  $ (586.2) $  449.0  $  674.2 $   654.5 $   744.0
                                                          NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                            ---------------------------- -------------------
                            1993(1)     1994      1995     1995      1996
                            --------  --------  -------- --------- ---------
OTHER DATA:
Ratio of earnings to
 combined fixed
 charges(5):
  Actual(6)...............       --       3.6x      5.5x      5.7x      4.9x
  Pro forma(7)............                          2.4x                2.2x
EBITDA(8).................  $  132.6  $  271.9  $  433.7 $   340.7 $   287.3
Ratio of EBITDA to
 interest expense(9):
  Actual..................      2.2x      5.3x      7.7x      8.0x      7.4x
  Pro forma(7)............                          3.3x                3.0x
Operating profit per ton
 (excluding special
 charges and unusual
 items)...................  $      9  $     46  $     74 $      76 $      65
Capital investments.......  $   40.2  $   87.5  $  175.7 $   103.6 $    55.3
Flat rolled shipments
 (thousands of tons)......     3,419     3,875     4,051     3,100     3,218
Man hours per ton
 shipped..................      4.20      3.78      3.26      3.19      3.02
Number of employees at end
 of period................     6,404     5,991     5,762     5,721     5,778

--------
Footnotes appear on following page.

(1) Holding and AK Steel were formed effective March 29, 1994 as a result of the recapitalization of Armco Steel Company, L.P. (the "Partnership"), a limited partnership that operated as a joint venture of Armco Inc. and Kawasaki Steel Corporation. Accordingly, data for 1993 are derived from the financial statements of the Partnership.

(2) Special charges and unusual items for 1993 include $17.6 million relating to additional fixed asset write-offs and related disposal costs, as well as other miscellaneous charges. The $15.9 million for 1994 represents the gain from the sale of the Company's equity interests in Southwestern Ohio Steel ("SOS") and Nova Steel ("Nova").

(3) Includes a tax benefit of $120.3 million in 1994 associated with recognition of a deferred tax asset related to postretirement benefits.

(4) Partners' capital (deficit) at December 31, 1993 and stockholders' equity at December 31, 1994 reflect reductions to equity of $113.2 million and $39.3 million (net of tax), respectively, related to the establishment of additional pension plan liability. As of December 31, 1995, the Company had fully funded its pension plan liability on an accumulated benefit obligation basis and eliminated the reduction to stockholders' equity.

(5) For the purpose of calculating the ratio of earnings to combined fixed charges, (i) earnings consist of income (loss) before income taxes, extraordinary items and effects of accounting change, the distributed income of less than 50%-owned affiliates, plus fixed charges and (ii) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends.

(6) Earnings were insufficient to cover combined fixed charges for 1993 by $46.1 million.

(7) The pro forma ratios of earnings to combined fixed charges and EBITDA to interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect the pro forma interest expense on the Notes and the Secured Notes as if those securities had been outstanding in full during the entire period and without giving effect to any assumed return on the interim investment of the proceeds from those securities. For purposes of computing pro forma interest expense, the Company has assumed an average annual rate of interest on the Secured Notes of 8.98%, and that estimated expenses of $2.1 million associated with issuance of the Notes and the Secured Notes are amortized to interest expense. Accordingly, pro forma interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflects the following additional items:

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                           ----------------- ------------------
     Secured Notes:
       Interest expense...................       $22.5             $16.9
       Amortized issuance costs...........         0.6               0.5
     Notes:
       Interest expense...................        50.2              37.7
       Amortized issuance costs...........         1.5               1.1
                                                 -----             -----
         Total............................       $74.8             $56.2
                                                 =====             =====

(8) EBITDA represents earnings (loss) before interest expense, provision for income taxes, depreciation and amortization and is presented herein because it is a widely accepted indicator of a company's ability to service debt. EBITDA does not represent net income or cash flow from operations as those items are defined by generally accepted accounting principles, should not be considered by holders of the Notes as an alternative to net income and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Under the Indenture governing the Notes, subject to certain exceptions, the Company may not incur additional indebtedness unless the pro forma consolidated EBITDA coverage ratio would be greater than 2.5 to
    1.0. See "Description of the Notes--Limitation on Debt." As defined in the Indenture, EBITDA excludes non-cash post-employment benefits other than pensions and certain special charges. These exclusions reflect the fact that (i) a component of retiree medical expense is a non-cash item (representing an estimate of future medical costs) and (ii) certain of the Company's special charges are non-cash items. Under the Indenture, to the extent that these special charges become cash charges they will be included in the calculation of EBITDA. See "Description of the Notes--Certain Definitions."

(9) Interest expense consists of interest, whether expensed or capitalized, amortization of debt issuance costs and preferred stock dividends.

                                 RISK FACTORS

  Holders of the Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes for exchange pursuant to the Exchange Offer. The risk factors set forth below (other than those set forth under "-- Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

FACTORS RELATING TO THE COMPANY

 Substantial Leverage

  As a consequence of the issuance of the Old Notes the Company has substantial indebtedness. That indebtedness will increase upon issuance of the Secured Notes. (See "Description of Certain Indebtedness -- The Secured Notes.") The degree to which the Company is leveraged could affect its ability to service its indebtedness, to make certain capital investments, to take advantage of certain business opportunities or to obtain additional financing. The Company believes that it will be able to make its principal and interest payments, as and when required, from funds derived from its operations and will be able to comply with its debt covenants. However, unexpected declines in the Company's future business, declines in steel prices, increases in costs or the inability to borrow additional funds for its operations if and when required could impair the Company's ability to meet its debt service obligations and, therefore, could adversely affect its business and future prospects.

 The New Facility

  The construction, equipping and start-up of production at any new, major manufacturing facility is associated with a number of risks, including risks of delay in receipt of necessary permits, materials and supplies, delay and unanticipated technical difficulties in the construction process and in the installation of critical components and unexpected problems in initiating operations, realizing targeted operating speeds and production capacity and product specifications and consistency. Construction of the New Facility will require a permit from the U.S. Army Corps of Engineers with respect to several acres of wetlands that may be affected by such construction. New rules for the permitting of projects involving wetlands were promulgated by the Corps of Engineers in December 1996. Although the Company does not anticipate that the new rules will materially impact its planned construction schedule, the Corps of Engineers has broad discretion with respect to permitting. Accordingly, there can be no assurance that the costs of constructing, equipping and operating the New Facility will not exceed the Company's current estimates, that the New Facility will be completed, commence operations or reach full production within the Company's currently projected schedule or that it will enable the Company to meet its planned levels of annual production. If additional financing is required as a result of cost overruns or delays, there can be no assurance that such financing will be available on terms acceptable to the Company, if at all.

  As noted elsewhere in this Prospectus, the Company is currently cold rolling, aluminum coating and marketing Series 400 stainless steel, at an annual rate of approximately 80,000 tons, for use in automotive exhaust systems. The New Facility is intended, in part, to enable the Company to substantially expand its presence in the market for flat rolled stainless steel, which is associated with higher margins than carbon steel. Total domestic consumption of flat rolled stainless steel was nearly 1.6 million tons in 1995. The Company intends to cold roll and finish approximately 385,000 tons of stainless steel per year at the New Facility. However, as noted below under "Factors Relating to the Steel Industry--Competition," because the high margins associated with stainless steel significantly reduce the relative impact of shipping costs on the producer, the domestic market for stainless steel is far more vulnerable to foreign imports and the adverse effects of a strengthening U.S. dollar than the market for carbon steel. The Company believes it has the requisite metallurgical expertise to produce high quality, cold rolled stainless steel efficiently and economically and that the market for its stainless steel products will include many of the automotive and appliance industry customers to which it currently sells its carbon steel products. Nevertheless, there can be no assurance that the Company will be successful in its efforts to profitably produce and sell its targeted quantity of flat rolled stainless steel. In addition, its ability to compete effectively with other domestic and foreign producers of flat rolled stainless steel will depend, in major part, on its ability to develop and deploy a marketing and sales force with experience and credibility in the stainless steel marketplace.

 Reliance on the Automotive Industry

  The Company's sales directly to the automotive market accounted for approximately 42%, 47% and 50% of its net sales in 1993, 1994, and 1995, respectively, and 55% of its net sales for the first nine months of 1996. Shipments to General Motors Corporation ("General Motors"), the Company's largest customer in each of the past three years, accounted for approximately 23%, 22% and 20% of net sales in 1993, 1994 and 1995, respectively, and 18% of the Company's net sales for the nine months ended September 30, 1996. In addition, a substantial amount of the Company's sales to steel distribution and converters consists of products that are resold (in original or modified form) to the automotive industry. See "Business--Customers."

  The Company's strategy is dependent upon continued growth in demand for premium quality coated and cold rolled carbon and stainless steel products, particularly from the automotive industry. The domestic automotive industry has historically experienced significant fluctuations in demand, based on such factors as general economic conditions, interest rates and consumer confidence. In addition, strikes, lock-outs, work stoppages or other production interruptions in the automotive industry can adversely affect the demand for the Company's products. Since the beginning of 1994, automotive industry demand for flat rolled coated steel products has been high, with consumption of galvanized and galvannealed material increasing from approximately 4.3 million tons in 1992 to approximately 6.0 million tons in 1995. A major factor contributing to this growth has been the increase in construction and operation of U.S.-based production facilities by foreign automotive manufacturers. Although several foreign manufacturers have announced plans to expand their production facilities in the United States, there can be no assurance that demand for the Company's coated and stainless products, including those to be produced at the New Facility, will remain high or continue to grow.

 Labor Relations

  As of September 30, 1996, the Company had approximately 5,800 active employees, of whom approximately 57% were represented by the Armco Employees Independent Federation, Inc. (the "AEIF"), 18% by the United Steelworkers of America (the "USWA") and 6% by the Oil, Chemical and Atomic Workers Union (the "OCAW"). The AEIF represents all hourly employees and certain non-exempt salaried employees at the Middletown Works. The USWA represents hourly steelmaking employees and certain non-exempt salaried employees at the Ashland Works. The OCAW represents hourly employees at the Ashland Works coke manufacturing facility. In 1994, the USWA sought to become the collective bargaining representative of the hourly employees at the Middletown Works, but a majority of those employees voted to retain the AEIF as their representative. No assurance can be given that the USWA will not seek to represent the Middletown Works' employees at some future date.

  The Company's agreements with the AEIF and the OCAW are effective through February 29, 2000 and October 1, 1997, respectively. The expiration date of its agreement with the USWA is presently the subject of dispute, with the Company asserting that the agreement is effective until March 30, 2000 and the USWA asserting that the agreement will expire March 30, 1997. No prediction can be made as to whether or when this dispute will be resolved or as to the possible consequences thereof.

FACTORS RELATING TO THE NOTES

 Consequences of Failure to Exchange

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer and sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold unless registered under Securities Act, except pursuant to an available exemption from, or in a transaction that is otherwise not subject to, the Securities Act. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holder's business and that such holder, other than a broker-dealer, has no arrangement or understanding with any person to engage or participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of such New Notes and has no arrangement or understanding to engage or participate in a distribution of New Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) many not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 Ranking

  The Old Notes currently are, and the New Notes will be, senior unsecured obligations of AK Steel, ranking pari passu with all other senior indebtedness of AK Steel, including the Secured Notes and the 10 3/4% Notes, and senior to all Subordinated Obligations (as defined). Holders of the Secured Notes, as well as holders of future secured indebtedness of AK Steel permitted under the Indenture, will have claims with respect to the assets constituting collateral that are prior to the claims of holders of the Notes. Subject to certain limitations set forth in the Indenture, AK Steel will be able to incur additional indebtedness. See "Description of the Notes."

  Any claim of AK Steel and its creditors, including the holders of the Notes, to the assets of any of AK Steel's subsidiaries upon any liquidation or reorganization of that subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors of that subsidiary. Accordingly, the Old Notes are, and the New Notes will be, effectively subordinated to the creditors of AK Steel's subsidiaries to the extent those subsidiaries are not Guarantor Subsidiaries (as defined). See "Description of the Notes--Note Guarantees." The Indenture provides for, under certain limited circumstances, additional indebtedness of AK Steel's subsidiaries. See "Description of the Notes--Certain Covenants."

  The Holding Guarantee will be an unsecured senior obligation of Holding and will rank pari passu with other senior unsecured indebtedness of Holding, including its guarantees of the Old Notes, the Secured Notes and the 10 3/4% Notes. The principal asset of Holding is all of the outstanding shares of Common Stock of AK Steel, and virtually all of Holding's operations are conducted through AK Steel. In the Indenture, Holding has agreed not to engage in any activities other than holding the outstanding shares of securities of AK Steel as well as those activities incidental to its status as a public company, and not to incur any liabilities other than those relating to its guarantees of the Notes, the 10 3/4% Notes and certain other indebtedness of AK Steel. See "Description of the Notes--Certain Covenants--Restrictive Covenant of Holding."

 Limited Support for Holding Guarantee

  Holding, the issuer of the Holding Guarantee, is a holding company that derives all of its operating income and cash flow from AK Steel and its subsidiaries and whose only material asset is the outstanding shares of Common Stock of AK Steel. The Indenture contains a covenant restricting Holding from holding any assets other than securities of AK Steel. See "Description of the Notes--Certain Covenants--Restrictive Covenant of Holding." Accordingly, the ability of Holding to perform on the Holding Guarantee will be dependent on the financial condition and net worth of AK Steel.

 Limitation on Change in Control and Certain Dispositions

  The Indenture requires AK Steel, in the event of a Change in Control, to repurchase any Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof plus accrued interest to the Change in Control Payment Date. The Indenture also requires that the net available cash proceeds of certain asset sales be used to repurchase those Notes that holders desire to have repurchased at par. See "Description of the Notes--Change in Control Offer" and "--Certain Covenants--Limitation on Sales of Assets and Equity Interests of Subsidiaries." Similar provisions are contained in the Indenture governing the 10 3/4% Notes. There can be no assurance that AK Steel will have the financial resources necessary to purchase the Notes and the 10 3/4% Notes upon a Change in Control.

 Lack of Public Market for the Notes

  The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on December 17, 1996 to a limited number of institutional investors and are eligible for trading in the Private Offerings. Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Notes, or, if issued, the Exchange Notes.

FACTORS RELATING TO THE STEEL INDUSTRY

 Competition

  Competition within the steel industry is intense. In the sale of flat rolled carbon steel the Company competes primarily on the basis of product quality, responsiveness to customer needs and price with other integrated steel producers and, to a lesser extent, mini-mills. Mini-mills have increased their ability to produce higher quality products, which has enabled them to become more competitive with integrated steel producers and, in periods of weak demand, has increased pressure on prices and margins. Moreover, U.S. carbon steel producers have historically faced significant competition from foreign producers, although the weakness of the U.S. dollar relative to certain foreign currencies has dampened this competition in the United States in recent years. The highly competitive nature of the industry, combined with excess production capacity for hot rolled and non-premium grades of cold rolled carbon steel, may in the future exert downward pressure on prices.

  Upon completion of the New Facility, the Company will substantially expand its capacity to cold roll and finish stainless steel. The stainless steel sector is highly competitive and has seen significant capacity additions, particularly in overseas markets. Generally, imports have been a far more significant factor in the stainless steel market than the carbon steel market, representing 22%, 23% and 22% of the domestic flat rolled stainless steel market in 1993, 1994 and 1995, respectively. In part, the higher level of imports of stainless steel is a reflection of its substantially higher margins, which significantly reduce the relative impact of shipping costs on the producer. There has been an increase in the capacity of foreign producers in recent years, resulting in downward pressure on domestic prices. It is difficult to predict the amount of stainless steel that will be imported into the U.S. in the future. Increased domestic and foreign production capacity and growth in imports will likely result in greater competition and have a negative impact on prices. The ability of the Company to operate profitably in this environment will depend on its ability to produce high quality stainless steel at a cost that is equal to or below that of the other principal producers.

 Cyclicality

  Historically, the steel industry has been cyclical in nature, reflecting the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries, and changes in total industry capacity. Although total domestic steel industry capacity was substantially reduced during the 1980s through extensive restructuring, and demand has been particularly strong since 1993, there can be no assurance that demand will continue at current levels or that recent restarts of previously idled domestic facilities and the addition of new mini-mills will not adversely impact pricing and margins.

 Environmental Regulation

  Domestic steel producers, including the Company, are subject to stringent federal, state, and local laws and regulations relating to the protection of human health and the environment. The Company, like other domestic steel producers, has expended, and can be expected to expend in the future, substantial amounts for compliance with these environmental laws and regulations. See "Business--Environmental Matters."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the sale of the Old Notes, approximately $535.3 million, together with proceeds from the sale of $250.0 million aggregate principal amount of the Secured Notes, are being used to finance the approximately $1.1 billion cost of constructing and equipping the New Facility, with the balance of such costs being funded with the Company's own cash resources. It is anticipated that most of these costs will be incurred during the second half of 1997 and the first half of 1998. Pending such application, the proceeds will be invested in short-term, interest-bearing obligations.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at September 30, 1996 and as adjusted to give effect to the sale of the Old Notes and the Secured Notes. The information presented below should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.

                                                           SEPTEMBER 30, 1996
                                                         ----------------------
                                                         HISTORICAL AS ADJUSTED
                                                         ---------- -----------
                                                         (AMOUNTS IN MILLIONS)
Cash and short-term investments.........................  $  223.2   $1,008.5
                                                          ========   ========
Long-term debt(1):
  Senior Secured Notes Due 2004.........................       --    $  250.0
  10 3/4% Senior Notes Due 2004.........................  $  325.0      325.0
  9 1/8% Senior Notes Due 2006..........................       --       550.0
                                                          --------   --------
    Total long-term debt................................     325.0    1,125.0
                                                          --------   --------
Stockholders' equity:
  Preferred stock--authorized 25,000,000 shares;
   7,479,674 shares issued; 4,845,774 shares
   outstanding..........................................       0.1        0.1
  Common stock--authorized 75,000,000 shares; 26,958,834
   shares issued; 26,319,950 shares outstanding.........       0.3        0.3
  Additional paid-in capital............................     698.7      698.7
  Treasury stock--at cost--638,884 shares of Common
   Stock................................................     (21.5)     (21.5)
  Retained earnings.....................................      66.4       66.4
                                                          --------   --------
    Total stockholders' equity..........................     744.0      744.0
                                                          --------   --------
    Total capitalization................................  $1,069.0   $1,869.0
                                                          ========   ========

--------
(1) At September 30, 1996, the Company had no short-term debt outstanding and no current obligations in respect of its long-term debt.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                  (DOLLARS IN MILLIONS, EXCEPT PER TON DATA)

  The following selected consolidated financial data for each of the five years in the period ended December 31, 1995 have been derived from the Company's audited consolidated financial statements. The information for the nine-month periods ended September 30, 1995 and 1996 is unaudited, but, in the opinion of management, contains all adjustments, including normal recurring accruals, necessary to present fairly, in all material respects, the results of operations for those periods. Interim results are not necessarily indicative of results for a full fiscal year.

  The selected historical consolidated financial data presented herein are qualified in their entirety by, and should be read in conjunction with, the consolidated financial statements of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" appearing elsewhere in this Prospectus.

                                                                            NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ------------------------------------------------ -------------------
                            1991      1992      1993      1994      1995     1995      1996
                          --------  --------  --------  --------  -------- --------- ---------
STATEMENT OF OPERATIONS
 DATA:(1)
Net sales...............  $1,301.4  $1,404.5  $1,594.5  $2,016.6  $2,257.3 $ 1,730.6 $ 1,693.6
Cost of products sold...   1,303.4   1,318.6   1,380.3   1,655.2   1,768.1   1,349.5   1,341.3
Selling and administra-
 tive expenses..........     134.4     118.6     111.2     113.7     116.5      86.2      84.7
Depreciation............      82.6      87.3      73.5      70.7      74.6      57.8      58.7
Special charges and unu-
 sual items (2).........       --      379.3      17.6     (15.9)      --        --        --
                          --------  --------  --------  --------  -------- --------- ---------
Total operating costs...   1,520.4   1,903.8   1,582.6   1,823.7   1,959.2   1,493.5   1,484.7
Operating profit
 (loss)(2)..............    (219.0)   (499.3)     11.9     192.9     298.1     237.1     208.9
Interest expense........      40.8      46.4      58.1      48.2      35.6      26.6      28.4
Other income............       3.2       3.1       3.5       7.3      19.0      14.0       8.4
                          --------  --------  --------  --------  -------- --------- ---------
Income (loss) before
 income taxes and
 extraordinary items....    (256.6)   (542.6)    (42.7)    152.0     281.5     224.5     188.9
Provision (benefit) for
 income taxes(3)........      (5.5)    (10.6)      --     (120.5)     12.9      10.6      73.7
                          --------  --------  --------  --------  -------- --------- ---------
Income (loss) before ex-
 traordinary items......    (251.1)   (532.0)    (42.7)    272.5     268.6     213.9     115.2
Extraordinary items(4)..       --      (12.1)      --      (14.9)      --        --        --
                          --------  --------  --------  --------  -------- --------- ---------
Net income (loss).......  $ (251.1) $ (544.1) $  (42.7) $  257.6  $  268.6 $   213.9 $   115.2
                          ========  ========  ========  ========  ======== ========= =========
                                       AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                          ------------------------------------------------ -------------------
                            1991      1992      1993      1994      1995     1995      1996
                          --------  --------  --------  --------  -------- --------- ---------
BALANCE SHEET DATA:(1)
Cash, cash equivalents,
 and short-term
 investments............  $   13.8  $    1.2  $  144.2  $  261.8  $  312.8 $   346.8 $   223.2
Working capital (defi-
 cit)...................      76.1     (14.9)     55.9     443.5     489.8     503.3     519.4
Total assets............   1,632.8   1,425.0   1,518.7   1,933.2   2,115.5   2,035.3   2,089.1
Current portion of long-
 term debt..............      72.2     104.6     130.8       --        --        --        --
Long-term debt
 (excluding current
 portion)...............     497.9     563.3     598.6     330.0     325.0     325.0     325.0
Current portion of
 pension and post-
 retirement benefit
 obligations............      75.0      59.1      93.8     110.3       0.1      37.3       0.1
Long-term pension and
 post-retirement benefit
 obligations (excluding
 current portion).......     596.1     785.6     922.8     638.3     655.7     613.2     621.0
Partners' capital
 (deficit)/stockholders'
 equity(5)..............  $   73.3  $ (449.7) $ (586.2) $  449.0  $  674.2 $   654.5 $   744.0
                                                                            NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ------------------------------------------------ -------------------
                            1991      1992      1993      1994      1995     1995      1996
                          --------  --------  --------  --------  -------- --------- ---------
OTHER DATA:(1)
Ratio of earnings to
 combined fixed
 charges(6):
 Actual(7)..............       --        --        --       3.6x      5.5x      5.7x      4.9x
 Pro forma(8)...........                                              2.4x                2.2x
EBITDA(9)...............  $ (111.0) $ (329.5) $  132.6  $  271.9  $  433.7 $   340.7 $   287.3
Ratio of EBITDA to
 interest expense (10):
 Actual.................       --        --       2.2x      5.3x      7.7x      8.0x      7.4x
 Pro forma(8)...........                                              3.3x                3.0x
Operating profit (loss)
 per ton (excluding
 special charges and
 unusual items).........  $    (79) $    (39) $      9  $     46  $     74 $      76 $      65
Capital investments.....  $  163.1  $   86.2  $   40.2  $   87.5  $  175.7 $   103.6 $    55.3
Flat rolled shipments
 (thousands of tons)....     2,688     2,989     3,419     3,875     4,051     3,100     3,218
Man hours per ton
 shipped................      6.86      5.93      4.20      3.78      3.26      3.19      3.02
Number of employees at
 end of period..........     8,925     7,433     6,404     5,991     5,762     5,721     5,778

-------
Footnotes appear on following page.

--------
(1) Holding and AK Steel were formed effective March 29, 1994 as a result of the recapitalization of the Partnership, which was a joint venture of Armco Inc. and Kawasaki Steel Corporation. Accordingly, data for years prior to 1994 are derived from the financial statements of the Partnership.

(2) The operating loss for 1992 includes special charges of $379.3 million relating to the restructuring of the Company's operating facilities, the shutdown of its hot-rolling mill at the Ashland Works, workforce reductions and related costs, as well as the write-off of the Company's investment in Eveleth Expansion Company ("Eveleth"). The operating profit for 1993 includes special charges and unusual items of $17.6 million relating to fixed asset write offs and related disposal costs as well as other miscellaneous charges. The operating profit for 1994 includes a gain of $15.9 million from the sale of the Company's equity interests in SOS and Nova.

(3) Includes a tax benefit of $120.3 million in 1994 associated with recognition of a deferred tax asset related to post-retirement benefits.

(4) The extraordinary item of $12.1 million in 1992 related to charges associated with compliance with the Coal Retiree Benefit Act. The extraordinary item of $14.9 million in 1994 consisted of charges associated with the prepayment of certain outstanding debt.

(5) Partners' deficit at December 31, 1993 and stockholders' equity at December 31, 1994 reflect reductions to equity of $113.2 million and $39.3 million (net of tax), respectively, related to the establishment of additional pension plan liability. As of December 31, 1995, the Company had fully funded its pension plan liability on an accumulated benefit obligation basis and eliminated the reduction to stockholders' equity.

(6) For the purpose of calculating the ratio of earnings to combined fixed charges, (i) earnings consist of income (loss) before income taxes, extraordinary items and effects of accounting change, the distributed income of less than 50%-owned affiliates, plus combined fixed charges and
    (ii) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends.

(7) Earnings were insufficient to cover combined fixed charges in the years 1991, 1992 and 1993 by $263.7 million, $546.0 million and $46.1 million, respectively. The deficiency of earnings to combined fixed charges in those years was calculated as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1991      1992     1993
                                                   --------  --------  --------
     Pre-tax loss................................. $ (256.6) $ (542.6) $ (42.7)
     Interest expenses............................     40.8      46.4     58.1
     Other income (expense).......................      0.9       1.3     (1.4)
                                                   --------  --------  -------
     Earnings (loss)..............................   (214.9)   (494.9)    14.0
     Combined fixed charges.......................     48.8      51.1     60.1
                                                   --------  --------  -------
     Deficiency................................... $ (263.7) $ (546.0) $ (46.1)
                                                   ========  ========  =======

(8) The pro forma ratios of earnings to combined fixed charges and EBITDA to interest expense for the year ended December 31, 1995 and the nine-months ended September 30, 1996 reflect the pro forma interest expense on the Notes and the Secured Notes as if those securities had been outstanding in full during the entire period and without giving effect to any assumed return on the interim investment of the proceeds from those securities. For purposes of computing pro forma interest expense, the Company has assumed an average annual rate of interest on the Secured Notes of 8.98% and that estimated expenses of $2.1 million associated with issuance of the Notes and the Secured Notes are amortized to interest expense. Accordingly, pro forma interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflects the following additional items:

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                           ----------------- ------------------
     Secured Notes:
       Interest expense...................       $22.5             $16.9
       Amortized issuance costs...........         0.6               0.5
     Notes:
       Interest expense...................        50.2              37.7
       Amortized issuance costs...........         1.5               1.1
                                                 -----             -----
         Total............................       $74.8             $56.2
                                                 =====             =====

(9) EBITDA represents earnings (loss) before interest expense, provision for income taxes, depreciation and amortization and is presented herein because it is a widely accepted indicator of a company's ability to service debt. EBITDA does not represent net income or cash flow from operations as those items are defined by generally accepted accounting principles, should not be considered by holders of the Notes as an alternative to net income and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Under the Indenture governing the Notes, subject to certain exceptions, the Company may not incur additional indebtedness unless the pro forma consolidated EBITDA coverage ratio would be greater than 2.5 to 1.0. See "Description of the Notes-- Certain Covenants--Limitation on Debt." As defined in the Indenture, EBITDA excludes non-cash postretirement benefits other than pensions and certain special charges. These exclusions reflect the fact that (i) a component of retiree medical expense is a non-cash item (representing an estimate of future medical costs) and (ii) certain of the Company's special charges are non-cash items. Under the Indenture, to the extent that these special charges become cash charges they will be included in the calculation of EBITDA. See "Description of the Notes--Certain Definitions."

(10) Interest expense consists of interest, whether expensed or capitalized, amortization of debt issuance costs and preferred stock dividends.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  In 1993, as the U.S. economy and the domestic automotive industry emerged from a recession that began in 1989, the domestic steel industry experienced a significant resurgence in demand. This increase in demand enabled domestic integrated steel producers to achieve higher shipments and to obtain price increases for many of their major product lines. In the case of the Company, the benefits of increased demand were accompanied by a significant increase in the productivity of its operations, a corresponding reduction in its operating costs and a substantial increase in its ability to produce and sell higher margin value-added products.

  As a result of these factors, the Company's shipments, revenues and net income have increased significantly since the end of 1992. Most important, the Company has realized a significant and continuing improvement in its operating profit per ton, a key industry measure of profitability, from $9 for the year ended December 31, 1993 to $74 for the year ended December 31, 1995 and $65 for the nine months ended September 30, 1996.

  As more fully discussed under "The New Facility," after commencement of full commercial production at the New Facility, the Company expects its shipments of cold rolled, coated and stainless steel products to increase significantly from current levels. Although increased shipments of these products would continue the shift of the Company's product mix away from lower margin hot rolled products, the Company will continue to sell certain grades of hot rolled carbon steel when appropriate in light of customer demand.

  The principal components of the New Facility are scheduled to commence full production of their targeted capabilities at various dates over a thirteen-month period beginning December 1998. Although the Company will not be generating significant revenues from the New Facility prior to December 1998, the Company will incur interest expense relating to the Notes and the Secured Notes from their respective dates of issuance.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  Net sales for the first nine months of 1996 were 2.1% below those for the corresponding 1995 period. Included in net sales for the 1995 period were $46.7 million from the sale of coke to third parties. As a result of the shutdown of two of the coke oven batteries at the Company's Middletown Works in December 1995, no material sales of coke were made during the nine months ended September 30, 1996. Sales of flat rolled products during the 1996 period increased approximately 1% over those during the corresponding period in 1995. A decline in prices during the 1996 period for sales made on a contract basis, which account for approximately 70% of the Company's annual sales volume, was offset, in part, by an increase in total shipments and a series of price increases on non-contract sales.

  Consistent with management's strategic emphasis on increasing sales of higher margin products, sales of coated products for the nine months ended September 30, 1996 exceeded those for the corresponding 1995 period by approximately 12%. This increase was largely attributable to an increase in the productivity of the Company's coating facilities that resulted from significant capital investments in those facilities during 1995. The emphasis on production of coated products resulted in a decrease in sales of cold rolled products, as an increased percentage of the output from the Company's tandem cold rolling mill was allocated to its coating facilities in order to maximize shipments of coated products. Improved productivity at the Company's blast furnaces, casters and hot strip mill was reflected in an increase of approximately 4.7% in sales of hot rolled products during the first nine months of 1996 compared to the corresponding period in 1995.

  Operating profit for the first nine months of 1996 totalled $208.9 million, or $65 per ton shipped, compared to $237.1 million, or $76 per ton shipped, for the corresponding period in 1995. The decrease was primarily due to reduced selling prices and increased raw material costs. The Company continued to emphasize productivity gains and quality enhancements as the primary components of its cost reduction efforts. Man hours per net ton shipped improved, declining to 3.02 for the first nine months of 1996 from 3.19 for the corresponding 1995 period.

  Net income for the first nine months of 1996 totalled $115.2 million compared with a reported $213.9 million for the same period of 1995. Because the Company achieved full book taxpayer status in 1996, its book tax rate for 1996 is approximately 39%, compared to only 5% for 1995. On a comparably taxed basis, net income for the 1995 period would have been $137.1 million. Earnings per fully diluted share for the nine months of 1996 were $3.71, compared to a reported $6.49 ($4.16 on a comparably taxed basis) for the corresponding 1995 period.

  Demand for the Company's flat rolled products, especially coated and cold rolled products, continued to be strong during the first nine months of 1996. For the first nine months of 1996, the Company's shipments to the automotive markets were approximately 15% above the record levels achieved during the corresponding period in 1995.

1995 COMPARED TO 1994

  Net sales for 1995 exceeded those for 1994 by approximately 12%. This increase reflects an increase in shipments from 3,875,000 tons in 1994 to 4,051,000 tons in 1995, higher average selling prices and an improved product mix. Net sales to affiliates decreased due to the sale of SOS and Nova in 1994.

  The following table sets forth the percentage of the Company's net sales attributable to various markets for the years indicated:

                                                                  1993 1994 1995
                                                                  ---- ---- ----
   Automotive....................................................  42%  47%  50%
   Appliance, Construction and Manufacturing.....................  14%  16%  16%
   Distribution and Converters...................................  44%  37%  34%
                                                                  ---- ---- ----
                                                                  100% 100% 100%
                                                                  ==== ==== ====

  The Company's shipment mix continued to show improvement. The high-end market segments (automotive and appliance, construction and manufacturing) accounted for approximately 55% of tons shipped for 1995, an increase of 3% compared to 1994. Shipments to the automotive market increased nearly 15% to
1.6 million tons. Coated and uncoated cold rolled steel, both high-end products, accounted for 65% of tons shipped, compared to 56% in 1994. In addition, the Company completed capital improvement projects on its Middletown Works continuous caster, electrogalvanizing line and hot dip galvanizing line, which have increased the capacity to produce value-added products for the high-end market.

  Output at each of the Company's major production units continued to improve during 1995. Significant productivity gains occurred at the continuous casters, cold strip mill and several coating lines. Man hours per ton shipped improved to 3.3 during 1995, compared to 3.8 in 1994, despite a more labor intensive value-added product mix.

  Primarily as a result of increased shipments and higher average selling prices, as well as continuing cost reductions and productivity improvement efforts, operating profit for 1995 increased 68% to $298.1 million compared to $177.0 million for 1994 (excluding unusual items recorded in 1994), or $74 per ton in 1995 compared to $46 per ton in 1994.

  Interest expense decreased 26%, or $12.6 million, reflecting the full effect in 1995 of the Company's recapitalization at the beginning of the second quarter of 1994. Other income increased 160%, or $11.7 million, primarily due to interest income on short-term investments.

  The total income tax provision for 1995 was $12.9 million, the components of which are described in Note 3 to the consolidated financial statements included elsewhere herein.

1994 COMPARED TO 1993

  Net sales for 1994 exceeded those for 1993 by 27%. This increase reflects an increase in tons shipped from 3,419,000 tons in 1993 to 3,875,000 tons in 1994, higher average selling prices and an improved product mix. The Company implemented price increases in the first, second and fourth quarters of 1994.

  During 1994, costs benefitted from high operating rates and ongoing cost improvement activities. Production records were established at the Company's blast furnaces, continuous casters, hot and cold strip mills and several coating lines.

  Primarily as a result of increased shipments and higher average selling prices, as well as continuing cost reductions and productivity improvement efforts, operating profit was significantly higher in 1994 than in 1993, both in terms of absolute dollars and as a percentage of net sales. Operating profit for 1994 also benefitted from a gain of $15.9 million from the sale of the Company's equity interests in SOS and Nova.

  As a result of its recapitalization at the beginning of the second quarter of 1994, the Company eliminated all bank debt, reducing interest expense for the year by $9.9 million compared to 1993 (after giving effect to the issuance of the 10 3/4% Notes on April 7, 1994). In 1994, the Company recorded an extraordinary loss of $14.9 million for prepayment fees associated with early retirement of debt.

  In accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), the Company recorded $120.3 million of income related to the recognition of a deferred tax asset in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  General. The Company's current liquidity needs are primarily for capital investment and working capital requirements. After giving effect to the sale of the Old Notes and the Secured Notes, the Company believes it has adequate resources to address its operating, capital investment, employee benefit and debt service requirements from cash flow from operations, cash, cash equivalents and permitted borrowings. In the event of unanticipated reductions in cash flow from operations, the Company would seek additional debt or equity financing, although there can be no assurance that such financing will be available when needed or, if available, will be obtainable on terms that are favorable to the Company.

  Nine Months Ended September 30, 1996. At September 30, 1996, the Company had $223.2 million in cash, cash equivalents and short-term investments and $119.2 million of financing available under its $125.0 million accounts receivable purchase credit facility. During the nine months ended September 30, 1996, cash flow from operations generated $13.8 million, the Company contributed $25.0 million to its pension trust and $50.0 million to a trust established to prefund healthcare benefits for both active and retired employees and paid profit sharing bonuses of approximately $34.0 million. In addition, the Company made capital investments of $55.3 million, paid cash dividends of $20.8 million and applied $39.1 million to open market purchases of its equity securities. On October 8, 1996, the Board of Directors declared a quarterly Common Stock dividend of $0.20 per share, payable on November 15, 1996 to stockholders of record on October 21, 1996.

  Year Ended December 31, 1995. The Company's cash, cash equivalents and short-term investment position increased by $51.0 million during 1995. Cash flow from operations generated $300.1 million. The Company contributed $93.0 million to its pension trust and $70.0 million to the healthcare benefits trust, made capital investments of $175.7 million and used $73.8 million for open market purchases of its equity securities.

  Year Ended December 31, 1994. The Company's cash, cash equivalents and short-term investment position increased by $117.6 million during 1994. Cash flow from operating activities totalled $153.9 million. During 1994, the Company generated $979.0 million from financing activities, consisting primarily of the net proceeds of the initial public offering of its Common Stock, the public offering of its 10 3/4% Notes and the subsequent public offering of $230 million of its 7.0% Convertible Preferred Stock. The Company repaid $629.4 million of outstanding debt, contributed $315.7 million to its pension trust and made capital investments of $87.5 million.

  Year Ended December 31, 1993. The Company's cash, cash equivalents and short-term investment position increased by $143.0 million during 1993. Cash flow from operating activities totalled $97.4 million. Capital investments totalled $40.2 million. The Company repaid approximately $104.6 million of its outstanding long-term debt and received $166.0 million in proceeds from additional long-term borrowings, of which $70.0 million consisted of an unsecured subordinated term loan from an affiliate of Kawasaki Steel Corporation.

  Anticipated Debt Service Requirements. After giving effect to the issuance of the Old Notes and the Secured Notes, the Company has outstanding an aggregate of $1,125.0 million of long-term indebtedness. No principal payments are due in respect of this indebtedness until 2001, at which time the first of four annual principal payments of $62.5 million in respect of the Secured Notes will become due. The 10 3/4% Notes, aggregating $325.0 million in principal amount, will become due as an entirety in 2004. The Notes, aggregating $550.0 million in principal amount, will become due as an entirety in 2006. Interest on the Company's long-term debt is expected to total $89.7 million in 1997 and $107.6 million in 1998 through 2001 and to decline ratably thereafter to $90.7 million in 2004. For financial reporting purposes, a portion of the interest on the Notes and the Secured Notes during the period of construction of the New Facility will be capitalized and amortized over a period of years.

  Capital Investments. In addition to the projected $1.1 billion cost of constructing and equipping the New Facility, the Company anticipates ongoing capital investments to maintain the competitiveness and efficiency of its existing facilities and to assure its compliance with applicable safety and environmental standards. Capital investments for 1996 are expected to aggregate approximately $90.0 million, inclusive of $55.3 million expended during the first nine months of the year. At September 30, 1996, commitments for future capital investments, including those made to assure environmental compliance, totalled approximately $42.7 million, of which approximately $6.8 million will be funded in 1997 and $1.7 million in 1998. These commitments do not include anticipated costs of constructing and equipping the New Facility. Those costs, currently estimated at $1.1 billion, will be expended primarily in the second half of 1997 and the first half of 1998, tapering off steadily thereafter until final completion of the New Facility in December 1999.

EMPLOYEE BENEFIT OBLIGATIONS

  The Company's pension plans are fully funded on an accumulated benefit obligation basis in accordance with generally accepted accounting principles as of September 30, 1996. Funding levels in the near term (three to five years) are expected to be minimal. The Company also has available a pension funding credit balance of $337.0 million that can be used to meet future minimum pension funding requirements, if any, although there are no present plans to do so.

  At September 30, 1996 the Company's liability for postretirement benefits other than pensions totalled approximately $621.0 million. Effective June 30, 1995, the Company established a healthcare trust as a means of prefunding this liability. As of September 30, 1996, the Company had contributed approximately $120.0 million to this trust. Effective January 1, 1996, the Company began paying benefits from the trust, but it has reimbursed the trust for current benefit payments. The balance of the trust at September 30, 1996 was $137.8 million, which is equivalent to approximately two years of active and retiree benefit payments. Although there are no present plans to do so, the Company could elect to stop reimbursing the trust for current benefit payments.

                                   BUSINESS

GENERAL

  AK Steel is the most profitable integrated steel producer in the United States, with an industry-leading operating profit per ton of $46 for 1994, $74 for 1995 and $65 for the first nine months of 1996. Most significantly, the gap between these results and the average operating profit per ton reported by the other five major domestic integrated producers has steadily widened from $25 in 1994 to $40 in 1995 and $54 in the first nine months of 1996.

  The Company concentrates on the production of premium quality coated, cold rolled and hot rolled carbon steel primarily for sale to the automotive, appliance, construction and manufacturing markets. The Company also cold rolls and aluminum coats stainless steel for automotive industry customers. In 1995, the Company had net sales of $2.26 billion, net income of $268.6 million and EBITDA of $433.7 million. For the nine months ended September 30, 1996, it reported net sales of $1.69 billion, net income of $115.2 million and EBITDA of $287.3 million.

  At the core of the Company's profitability is an experienced, results-oriented management team that focuses on continuously increasing productivity, reducing costs and improving product quality while continually striving to improve safety and health in the workplace. Since arriving in mid-1992, the new management team has reconfigured the Company's production facilities, eliminating eleven redundant operating units, significantly increasing the operating rates on remaining equipment and reducing operating costs throughout the organization. Product quality and reliability have been improved, enabling the Company to increase its sales of value-added coated and cold rolled products to the high-end automotive, appliance, construction and manufacturing markets.

  The results of these efforts have been significant. Each of the Company's key production units has achieved double-digit percentage increases in average monthly production since 1992 through a combination of improved operating and maintenance practices, targeted capital investments and focused production planning. The Company's tandem cold mill has increased average monthly production by over 83% from 132,600 tons in 1992 to 243,100 tons in the first nine months of 1996. Average monthly production from the Company's coating lines has increased over 79% from 93,400 tons in 1992 to 167,200 tons in the first nine months of 1996.

  The Company has increased its total annual shipments from 2,989,000 tons in 1992 to 4,051,000 tons in 1995, an increase of nearly 36%. Enhanced productivity rates on its tandem cold mill and coating lines have allowed the Company to increase its shipments of value-added coated and cold rolled products from 1,668,000 tons (representing 56% of total shipments) in 1992 to 2,628,000 tons (or 65% of total shipments) in 1995. Increased production of premium quality coated and cold rolled products has enabled the Company to focus its commercial efforts on the most demanding requirements of the automotive, appliance, construction and manufacturing markets. In 1992, 43% of the Company's total shipments, or 1,288,000 tons, served customers in those markets. In 1995, 55% of the Company's total shipments, or 2,228,000 tons, served those markets.

  The Company has earned a reputation, particularly among high-end customers, for consistent product quality and superior service, receiving numerous customer quality awards. In August 1996, the Company earned registration under the ISO 9002 international quality standard and certification under the QS 9000 quality assurance program used by domestic automotive manufacturers.

  The Company currently conducts operations at its Middletown Works in Middletown, Ohio, and its Ashland Works in Ashland, Kentucky. Coke manufacturing plants, blast furnaces, basic oxygen furnaces and continuous casters are located at both of these facilities. The Company's hot rolling mill, cold rolling mill, pickling lines, annealing facilities and temper mills as well as four of its coating lines are located at the Middletown Works, and one additional coating line is located at the Ashland Works.

CUSTOMERS

  The Company's principal customers are in the automotive, appliance, manufacturing and construction markets. The Company also sells its products to distribution centers and converters.

  Since 1992, the Company's marketing efforts have been increasingly directed toward those customers whose exacting requirements for on-time delivery, technical support and the highest quality coated and cold rolled products justify commensurate pricing. The Company believes that its enhanced product quality and delivery capabilities, and its emphasis on customer technical support and product planning, are critical factors in its ability to serve this segment of the market.

  The following table sets forth the percentage of the Company's net sales attributable to various markets:

                                                                NINE MONTHS
                               YEARS ENDED DECEMBER 31,       ENDED SEPT. 30,
                              ------------------------------  ----------------
                               1992    1993    1994    1995    1995     1996
                              ------  ------  ------  ------  -------  -------
   Automotive................    44%     42%     47%     50%      49%      55%
   Appliance, Manufacturing
    and Construction.........    16%     14%     16%     16%      16%      16%
   Distribution Centers and
    Converters...............    40%     44%     37%     34%      35%      29%

  Consistent with management's strategy of concentrating on the high-end of the flat rolled carbon steel market, shipments to the automotive market have increased steadily since 1992. A major factor contributing to this increase has been the growth in the number of U.S.-based plants of foreign automotive manufacturers, whose production of cars and light trucks in North America has increased from 1.2 million vehicles in 1989 to 2.3 million vehicles in 1995. The Company supplies coated, cold rolled and hot rolled steel to nearly all of these producers and is a major supplier to General Motors, Ford and Chrysler. Shipments to General Motors, the Company's largest customer, accounted for approximately 23%, 22% and 20% of net sales in 1993, 1994 and 1995, respectively, and 18% of net sales in the first nine months of 1996. No other customer accounted for more than 10% of net sales for these periods.

  The Company also is a supplier of cold rolled and coated steel to the appliance, manufacturing and construction markets, consisting principally of the heating, ventilation and air conditioning market, home appliance market and lighting industries. Shipments to these markets accounted for approximately 16% of net sales in the first nine months of 1996.

  Distribution centers and converters, the third category of the Company's customers, purchase primarily hot rolled and cold rolled steel coils and may process these further or simply sell them directly to third parties. Sales generally are made on a spot market basis, with quality and delivery capability also being factors in obtaining orders.

  The New Facility, when fully operational, will enable the Company to substantially increase its production of the premium grades of coated and cold rolled steel most desired by its high-end customers, particularly the automotive market. In addition, the New Facility will enable the Company to further penetrate the market for flat rolled stainless steel, which is associated with higher margins, less cyclicality and more favorable growth characteristics than the carbon steel market. See "The New Facility."

RAW MATERIALS

  The principal raw materials and commodities required in the Company's manufacturing operations are coal, iron ore, electricity, natural gas, oxygen, scrap metal, limestone and other commodity materials, all of which are purchased at competitive or prevailing market prices. Adequate sources of supply exist for all of the Company's material requirements.

  As more fully described under "The New Facility," following start-up of production at the New Facility in 1999, the Company expects to supplement its own production of carbon steel hot band with purchases from third parties and to satisfy its stainless steel hot band requirements for the New Facility in a similar manner. Management believes adequate sources of supply exist and will continue to exist for both types of material, but intends to enter into long-term contracts with several producers to assure availability.

EMPLOYEES

  As of September 30, 1996, the Company had approximately 5,800 active employees, of whom approximately 57% were represented by the Armco Employees Independent Federation, Inc. (the "AEIF"), 18% by the United Steelworkers of America (the "USWA") and 6% by the Oil, Chemical and Atomic Workers Union (the "OCAW"). The AEIF represents all hourly employees and certain non-exempt salaried employees at the Middletown Works. The USWA represents hourly steelmaking employees and certain non-exempt salaried employees at the Ashland Works. The OCAW represents hourly employees at the Ashland Works coke manufacturing facility. In 1994, the USWA sought to become the collective bargaining representative of the hourly employees at the Middletown Works, but a majority of those employees voted to retain the AEIF as their representative. No assurance can be given that the USWA will not seek to represent the Middletown Works' employees at some future date.

  The Company's agreements with the AEIF and the OCAW are effective through February 29, 2000 and October 1, 1997, respectively. The expiration date of its agreement with the USWA is presently the subject of dispute, with the Company asserting that the agreement is effective until March 30, 2000 and the USWA asserting that the agreement will expire March 30, 1997. No prediction can be made as to whether or when this dispute will be resolved or as to the possible consequences thereof.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various legal proceedings that, individually and in the aggregate, are not deemed material to its consolidated financial position or results of operations. See Note 11 to the consolidated financial statements for the year ended December 31, 1995 and
Note 6 to the condensed consolidated financial statements for the nine months ended September 30, 1996 included elsewhere in this Prospectus.

ENVIRONMENTAL MATTERS

  Domestic steel producers, including the Company, are subject to stringent federal, state, and local laws and regulations relating to the protection of human health and the environment.

  The Company has expended the following for environmental related capital investments and environmental compliance:

                                                                NINE MONTHS
                                   YEARS ENDED DECEMBER 31,   ENDED SEPT. 30,
                                  --------------------------- ---------------
                                   1992   1993   1994   1995   1995    1996
                                  ------ ------ ------ ------ ------- -------
                                                 (IN MILLIONS)
   Environmental related capital
    investments.................. $ 36.6 $ 16.4 $ 26.7 $ 19.1 $  10.4 $   4.7
   Environmental compliance
    costs........................   37.7   43.3   46.4   51.7    37.8    39.5

  The Clean Air Act Amendments of 1990 (the "Amendments") imposed new standards designed to reduce air emissions. The Amendments have directly affected many of the Company's operations, particularly its coke oven batteries. As of September 30, 1996, the Company has incurred $64.2 million in capital investments to bring its coke operations into compliance with the Amendments' requirements. The Company does not expect capital investments for compliance with these requirements to be material in 1996 or 1997.

  The Company does not anticipate any material impact on its future recurring operating costs or profitability as a result of its compliance with current environmental regulations. Moreover, the Company believes that since all domestic steel producers operate under the same set of environmental regulations, the Company is under no competitive disadvantage resulting from compliance with such regulations.

 Environmental Remediation

  The Company and its predecessors have been conducting steel manufacturing and related operations for over 90 years. Although the Company believes that its predecessors utilized operating practices that were standard in the industry at the time, hazardous materials may have been released in or under currently- or previously-operated sites. Consequently, the Company may be required to remediate contamination at some of these sites. Although the Company does not have sufficient information to estimate its potential liability in connection with any potential future remediation, it believes that if any such remediation is required, it will occur over an extended period of time.

  Pursuant to the Resource Conservation and Recovery Act ("RCRA"), which governs the treatment, handling, and disposal of hazardous waste, the Environmental Protection Agency ("EPA") and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and order the facilities to take corrective action to remediate such releases. The Middletown Works and the Ashland Works are subject to RCRA inspections by environmental regulators. While the Company cannot predict the future actions of these regulators, the potential exists for required corrective action at these facilities.

  Under the authority of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), EPA and state environmental authorities have conducted site investigations at certain of the Company's facilities, portions of which previously had been used for disposal of tar decanter sludge. While the results of these investigations are still pending, the Company could, in the future, be directed to incur costs for remedial activities at the former disposal areas. Given the uncertain status of these investigations, however, the Company currently is unable to predict if and when such costs might arise or, if they should arise, their magnitude.

 Environmental Proceedings

  In May 1996, an action was commenced against the Company in the United States District Court, Southern District of Ohio, Western Division, on behalf of eleven named plaintiffs seeking declaratory and injunctive relief and both compensatory and punitive damages as a consequence of an underground coke oven gas line leak at the Middletown Works.

  Under the authority of CERCLA, the Kentucky Department of Environmental Protection conducted a comprehensive review of the waste management control systems and handling practices at the Ashland Works coke department and steel making facility in July, August and September 1991. As a result of this inspection, the Kentucky Natural Resources and Environmental Protection Cabinet instituted an administrative proceeding against the Company in November 1993, alleging certain regulatory violations. The Company is vigorously contesting these allegations. To date, the EPA has not indicated whether it will seek additional penalties for these or other alleged violations as a result of the above inspection.

  In March 1991, the Ohio Environmental Protection Agency notified the Company that it had referred to the Ohio Attorney General for potential enforcement action certain alleged violations of Ohio's hazardous waste regulations at the Middletown Works. Although the Company believes it has a strong basis for contesting the alleged violations, it is in the process of negotiating a consent order with the Ohio Attorney General that will address the State's concerns.

  In addition to the foregoing matters, the Company is or may be involved in legal proceedings with various regulatory authorities that may require the Company to pay fines relating to violations of environmental laws and regulations, comply with more rigorous standards or other requirements, and incur capital and operating expenses to meet such obligations.

  The Company does not believe that the ultimate disposition of the foregoing proceedings, individually or in the aggregate, will have a material adverse effect on its financial condition, results of operations or cash flows.

                               THE NEW FACILITY

OVERVIEW

  The New Facility, together with the Company's existing tandem cold mill and coating lines, will enable the Company to further process all of the hot rolled carbon steel that it produces, as well as additional quantities of hot band that it will purchase from other producers. The New Facility also will enable the Company to significantly expand its presence in the stainless steel market. The Company will continue to sell certain premium grades of hot rolled carbon steel when appropriate in light of customer demand.

  The New Facility, to be located on a currently undeveloped 1,700-acre site in Spencer County, Indiana near the Ohio River community of Rockport, and to be named Rockport Works, will consist of a state-of-the-art continuous cold rolling mill, a hot dip galvanizing line, a continuous carbon and stainless steel pickling line, a stainless steel annealing and pickling line, hydrogen annealing facilities and a temper mill. Together with the Company's existing tandem cold mill, the New Facility, when fully operational, will enable the Company to cold roll all of the hot band it produces, as well as additional quantities of hot band that it will purchase from other producers. All of this material will be pickled, cold reduced and either annealed, tempered and shipped as cold rolled product or galvanized or galvannealed and shipped as coated product.

  The Company currently cold rolls and aluminum coats approximately 80,000 tons per year of Series 400 stainless steel for sale primarily to manufacturers of automotive exhaust systems. The New Facility will enable the Company to substantially increase its shipments of Series 400 stainless steel and to cold roll and sell Series 300 stainless steel, which is used in restaurant and kitchen equipment and medical appliances, as well as the oil refining, chemical production and food processing industries. Both of these products are associated with substantially higher margins than coated carbon steel. Hot rolled stainless steel coils in both series will be purchased from other producers for processing at the New Facility. The Company believes that there is and, for the forseeable future, there will be an adequate supply of hot rolled stainless steel coils available for purchase in the open market.

  Management expects that the New Facility will increase the Company's total shipments by nearly 20%, with shipments of higher-margin stainless steel and coated and cold rolled carbon steel growing from 65% in 1995 to 90% of the Company's total carbon steel product mix.

PRINCIPAL COMPONENTS

  The New Facility will consist of the following major units:


  . Continuous cold mill. At the heart of the New Facility will be a 60,000 horsepower continuous cold mill, designed to cold reduce carbon steel hot bands up to 80 inches in width at an estimated rate of 500 tons per hour. A laser welder will join separate coils of hot band into a single strip, which will be fed into a horizontal accumulator to allow the mill to operate continuously as additional coils are welded to the strip. The mill will also cold reduce stainless steel hot bands and cold bands in widths up to 60 inches on a continuous basis. Cold rolling of both carbon and stainless steel will be subject to continuous variable crown management to assure precise product gauge and shape.

  . Hot dip galvanizing line. This coating line will be capable of producing the premium grades of galvanized and galvannealed steel desired by the automotive market in widths up to 80 inches, a width currently unavailable from any domestic producer. After cleaning, a continuous strip of cold rolled carbon steel will enter a radiant tube furnace, free of oxygen contamination, where new heating control technology will permit instant adjustments for changes in material size and grade, resulting in higher yield and quality consistency throughout the final coil. Nitrogen finishing coating knives will assure precise coating weights. Material to be galvannealed will also pass through an electrical induction furnace, providing the precise heating necessary to control the alloy composition. The unit will include a skin pass mill for shape control and an in-line roll coater for organic and chemical coatings for additional corrosion protection or paint pretreatment. The exit portion of the unit will include a two-sided, in-line inspection station to permit both vertical and horizontal inspection.

  . Continuous carbon and stainless steel pickling line. This unit cleans and flattens carbon and Series 400 stainless steel hot band in preparation for cold rolling. An advanced laser welder will join separate coils of carbon hot band up to 80 inches in width and stainless steel hot band up to 60 inches in width into a continuous strip. The strip will then be passed through a tension leveler to enhance its flatness and surface quality and promote descaling. Finally, the strip will be descaled in a shallow hydrochloric acid bath in high-turbulence tanks.

  . Continuous stainless steel annealing and pickling line. This unit cleans, flattens and improves the physical qualities of stainless steel hot band in preparation for cold rolling and shipment. Coils up to 60 inches in width will be joined by a laser welder, proceed to an accumulator and then enter a direct-fired annealing furnace and electrolytic and chemical pickling operation to assure consistent mechanical properties and surface cleanliness. Tension levelers and a skin pass mill will then produce material ready for shipment or further processing through the continuous cold mill.

  . Hydrogen annealing facilities. High flow furnaces and rapid cooling will assure that cold rolled carbon steel coils have consistent mechanical properties and surface cleanliness.

  . Temper mill. Cold rolled carbon steel will be subjected to computer controlled hydraulic roll bending and continuous variable crown management to assure surface quality and flatness for the most stringent applications.

  The New Facility also will include advanced storage, packaging, loading and unloading facilities. The 1,700-acre site will be sufficient to permit future expansion.

MARKETING STRATEGY

 Carbon Steel

  Galvanized steel, including galvannealed material, is particularly desired by the automotive industry because of its superior corrosion resistance and formability characteristics, and is associated with the highest margins of all flat rolled carbon steel products. Demand for these products has been growing steadily, primarily as a result of the expanding requirements of the U.S.- based production facilities of foreign automotive manufacturers. In 1989, foreign manufacturers produced 1.2 million cars and light trucks in North America. In 1995, this number had increased to 2.3 million, a compound annual growth rate of 8.8%. Over the past three years, the automotive industry's demand for galvanized and galvannealed steel, primarily for exposed automotive applications, has increased nearly 40%, from 4.3 million tons in 1992 to 6.0 million tons in 1995.

  Management believes there currently is insufficient domestic capacity to fully satisfy this growing demand from the automotive industry for quality galvanized and galvannealed steel. Additional facilities recently completed and those announced and scheduled to come on line within the next few years are capable of processing materials only in widths of 60 inches or less, and are targeted primarily to the construction market. To the knowledge of management, there has been no announcement of new capacity targeted to the market for exposed automotive steel. The cold mill and hot dip galvanizing line at the New Facility, which will process material in widths up to 80 inches, is specifically targeted to this market. Wider material permits the automotive manufacturer to produce more one-piece body panels, reducing the costs associated with joining separate pieces to produce a single panel. Management intends to produce approximately 800,000 tons of galvanized and galvannealed material annually at the New Facility.

  To date in 1996 because of the capacity limitations of its existing tandem cold mill, the Company has allocated an increased percentage of the output of that mill to its recently expanded coating lines, reducing its shipments of cold rolled material to approximately 80% of the 1995 level. Management believes there is and will continue to be unfulfilled demand for cold rolled product, which, although having lower margins than coated material, is associated with higher margins and more stable pricing than hot rolled steel. New planned cold rolling facilities recently announced by other domestic producers, including several mini-mills, will employ reversing mill technology, which, unlike the Company's existing tandem cold mill and the proposed continuous cold mill at the New Facility, are not physically able to maintain the stable and uniform operating conditions needed to impart the mechanical properties and surface quality needed, or to produce the greater widths desired, for exposed automotive applications. Management intends to produce approximately 600,000 tons of cold rolled product annually at the New Facility.

 Stainless Steel

  During 1995, domestic consumption of flat rolled stainless steel totalled nearly 1.6 million tons, of which approximately 500,000 tons consisted of Series 400 stainless steel, with the balance consisting primarily of Series 300 stainless steel. Although domestic consumption on a per capita basis has increased in recent years, it remains substantially below that of other major industrial nations. According to industry analysts, domestic consumption is projected to continue to grow steadily at a compounded annual rate of 5%.

  Approximately 22% of the flat rolled stainless steel sold in the United States in 1995 was produced abroad. Two domestic producers have announced planned capacity expansions aggregating approximately 335,000 tons per year. The Company believes that there is sufficient projected demand for high quality flat rolled stainless steel to absorb this additional capacity as well as the projected capacity of the New Facility.

  The New Facility will cold roll and finish both Series 400 and Series 300 stainless steel in widths up to 60 inches. Series 400 stainless steel is primarily employed for high-temperature, high-corrosion environments, such as automotive exhaust systems. Series 300 stainless, which includes nickel within the alloy to increase its hardness, surface quality and impact resistance, has applications in the manufacturing of restaurant and kitchen equipment and medical appliances, as well as in the oil refining, chemical production and food processing industries.

  The Company is currently cold rolling and aluminum coating Series 400 stainless steel at its Middletown Works at the rate of approximately 80,000 tons per year. Because of its metallurgical properties, stainless steel must be cold reduced at slower speeds than carbon steel and, therefore, requires two and sometimes three passes through the rolling mill to achieve the same gauge that can be realized by only a single pass of carbon steel. Nevertheless, the rolling technology employed at the Company's existing tandem cold mill and to be employed at its proposed continuous cold mill is expected to permit far more efficient and less costly reduction than is possible with the technology currently used by most domestic stainless producers. The Company plans initially to cold roll and finish Series 400 and Series 300 stainless steel at the New Facility at annual rates of approximately 200,000 tons and 185,000 tons, respectively.

CONSTRUCTION AND START-UP

  Construction and equipping of the New Facility, including acquisition and development of the site and all required support facilities, is expected to cost approximately $1.1 billion. To effectively manage equipment lead times and requirements during the construction period, and reduce risks, construction and start-up of the various major components of the New Facility will be independent of each other and will be staggered over a period of approximately three years. Funding requirements for the project will begin in the first quarter of 1997, peak in the second half of 1997 and the first half of 1998, tapering off steadily thereafter through the end of 1999.

  The first production component to begin commercial operation will be the galvanizing line, which is projected to be at full production of anticipated customer shipment levels of approximately 800,000 tons per year, beginning in December 1998. The continuous cold mill is scheduled to achieve its targeted production of cold rolled carbon steel in March 1999. The hydrogen annealing facilities and the temper mill are expected to be capable of supporting approximately 600,000 tons per year of cold rolled product shipments by June 1999. The continuous carbon and stainless steel pickling line is scheduled to be at its targeted production level in September 1999. Lastly, the continuous stainless steel annealing and pickling line is scheduled to be at its targeted annual customer shipment levels of 200,000 tons of Series 400 stainless and 185,000 tons of Series 300 stainless in December 1999. The staggered start-up of the various components of the New Facility should also enable the Company to begin generating revenue from the New Facility prior to the end of the construction period.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth the name, age and principal position with the Company of each of its executive officers and directors:

             NAME            AGE            POSITION WITH THE COMPANY
             ----            ---            -------------------------
   Thomas C. Graham........   69 Director and Chairman of the Board
   Richard M. Wardrop,
    Jr.....................   51 Director, President and Chief Executive Officer
   Mark G. Essig...........   39 Executive Vice President--Commercial
   Richard E. Newsted......   39 Senior Vice President, Chief Financial Officer
   Thomas C. Graham, Jr. ..   42 Vice President--Research and Design Engineering
   John G. Hritz...........   42 Vice President, General Counsel and Secretary
   Ronald S. Mulhauser.....   61 Vice President--Purchasing and Transportation
   James W. Stanley........   52 Vice President--Safety and Health
   James L. Wainscott......   39 Vice President and Treasurer
   James F. Walsh..........   43 Vice President--Manufacturing
   Donald B. Korade........   54 Controller
   Allen Born..............   63 Director
   John A. Georges.........   65 Director
   Dr. Bonnie Guiton Hill..   55 Director
   Robert H. Jenkins.......   53 Director
   Lawrence A. Leser.......   61 Director
   Robert E. Northam.......   66 Director
   Cyrus Tang..............   67 Director
   James A. Thomson, Ph.D..   51 Director

  Thomas C. Graham was elected Chairman and Chief Executive Officer of the Company on April 7, 1994 and served as its Chief Executive Officer until May 16, 1995. From June 1992 until April 1994, he served as President and Chief Executive Officer of the Partnership. Prior to joining the Partnership, Mr. Graham served as Chairman and Chief Executive of Washington Steel Corporation from July 1991 to May 1992, and, for more than five years prior thereto, Mr. Graham was a senior executive with the U.S. Steel Group of USX Corporation and its predecessor, U.S. Steel Corporation. Mr. Graham also is a director of International Paper Company and Hershey Foods Corporation. Mr. Graham has indicated his intention to retire as an officer and director of the Company in February 1997.

  Richard M. Wardrop, Jr. was elected a director of the Company on March 2, 1995 and on May 17, 1995 he was elected Chief Executive Officer in addition to his role as President. He had been President and Chief Operating Officer of the Company since April 7, 1994, having previously served from June 1992 as Vice President--Manufacturing of the Partnership. Prior to joining the Partnership, Mr. Wardrop served from January 1992 to May 1992 as Corporate Vice President, Engineering & Purchasing, of Washington Steel Corporation, from July 1990 to December 1991 as Consultant to the President for Quigley Company, Inc., a subsidiary of Pfizer, Inc., and from February 1988 to June 1990 as General Manager, Mon Valley Works, U.S. Steel Corporation.

  Mark G. Essig has been Executive Vice President--Commercial since April 1994. Mr. Essig joined the Partnership in July 1992 as Vice President, Employee Relations and Assistant to the President and was named Vice President, Sales and Marketing in April 1993. Mr. Essig was Vice President and Chief Financial Officer of Washington Steel Corporation from July 1991 to June 1992.

  Richard E. Newsted has been Senior Vice President, Chief Financial Officer of the Company since August 1994. In addition, he was Treasurer from August 1994 through March 1995. From January 1993 until June 1994, Mr. Newsted was Vice President, Chief Financial Officer and Secretary and from May 1991 to December 1992, Vice President, Finance and Treasurer of National Steel Corporation.

  Thomas C. Graham, Jr. joined the Company as its Vice President--Research and Design Engineering in June 1996. From early 1994 until that date, he was General Manager Sales--Construction for National Steel Corporation, having previously held various positions in Project Engineering, Process and Technology, and Operations Management at that company.

  John G. Hritz has been Vice President, General Counsel and Secretary since August 1996. Mr. Hritz joined the Company in 1989 as counsel in the law department, and was named Assistant General Counsel in 1993 and Assistant Secretary in 1994. Since June 1996, Mr. Hritz also has had responsibility for the Company's employee and labor relations.

  Ronald S. Mulhauser has been Vice President--Purchasing and Transportation of the Company since August 1994. For more than ten years prior to joining the Company, Mr. Mulhauser held various purchasing and management positions with U.S. Steel Corporation.

  James W. Stanley was named Vice President--Safety and Health in January 1996. Prior to joining the Company, Mr. Stanley held various management positions with the U.S. Department of Labor's Occupational Safety and Health Administration since its inception in 1971.

  James L. Wainscott was named Vice President and Treasurer in April 1995. For more than ten years prior to joining the Company, Mr. Wainscott held various financial positions with National Steel Corporation.

  James F. Walsh was named Vice President--Manufacturing in January 1996. Mr. Walsh joined the Partnership in January 1993 as Manager, Maintenance Technology, and in April 1994 was named General Manager, Middletown Works. He was elected Vice President--Research and Design Engineering in August 1995. From 1987 to 1993 Mr. Walsh held various management positions at Qualimatrix, Inc.

  Donald B. Korade has been Controller since September 1995. Mr. Korade was Assistant Controller--Financial Accounting from June 1989 to September 1995.

  Allen Born was elected a director of the Company on March 2, 1995. He is Chairman and Chief Executive Officer of Alumax Inc. and Co-Chairman of Cyprus Amax Minerals Company, having served in those positions since November 1993. For more than five years prior thereto he served as Chairman and Chief Executive Officer of Amax Inc. Mr. Born also is a director of Amax Gold Inc., the American Mining Congress, the Aluminum Association and the International Primary Aluminum Institute.

  John A. Georges has been a director of the Company since April 7, 1994. He is the Retired Chairman and Chief Executive Officer of International Paper Company, having served in that position from 1985 to March 1996. He is also a director of International Paper Company, Ryder System Inc., and Warner-Lambert Company. Mr. Georges is a member of The Business Council and a member of the Trilateral Commission. He is President of the University of Illinois Foundation.

  Dr. Bonnie Guiton Hill has been a director of the Company since April 7, 1994. She has been Dean of the McIntire School of Commerce at the University of Virginia since July 1992. She served as Secretary of the State and Consumer Services Agency for the State of California from April 1991 to June 1992. From September 1990 to March 1991, Dr. Hill was the President and Chief Executive Officer of Earth Conservation Corporation. From April 1989 to September 1990, she served as Director of the United States Office of Consumer Affairs and Special Advisor to the President for Consumer Affairs, and has previously served as the Assistant Secretary of the United States Department of Education and as Vice-Chair of the United States Postal Rate Commission. She also is a director of Niagara Mohawk Corporation, Hershey Foods Corporation, Louisiana-Pacific Corporation and Crestar Financial Corporation.

  Robert H. Jenkins was elected a director of the Company effective January 24, 1996. He is President and Chief Executive Officer of Sundstrand Corporation having been named to this position in September 1995. For more than five years prior thereto, Mr. Jenkins was employed by Illinois Tool Works as its Executive Vice President and in other senior management positions. Mr. Jenkins also serves as a member of the board of trustees of the Manufacturers Alliance and the National Association of Manufacturers.

  Lawrence A. Leser was elected a director of the Company on May 17, 1995 and is Chairman of the E.W. Scripps Company. Mr. Leser was elected Chairman in August 1994 and was also Chief Executive Officer of the E.W. Scripps Company from July 1985 to May 1996. Mr. Leser also serves as a director of Union Central Life Insurance Company and the Newspaper Association of America, Inc. and is a Trustee of Xavier University and a member of the National Advisory Board of Chemical Bank.

  Robert E. Northam has been a director of the Company since April 7, 1994. He retired as Executive Vice President and Chief Financial Officer of J.C. Penney Company, Inc. in January 1996, having served in that position since February 1982. He also served in the office of the chairman of J.C. Penney Company, Inc. from June 1992 until his retirement. Mr. Northam is a member of the Financial Executives Institute, the American Institute of Certified Public Accountants, and the New York State Society of Certified Public Accountants.

  Cyrus Tang has been a director of the Company since April 7, 1994. Since 1971, he has served as President and Chief Executive Officer of Tang Industries, Inc., which, together with its affiliates of which National Materials Limited Partnership is one, operates various businesses, including steel distribution and processing, metal stamping and fabrication, ferrous and non-ferrous scrap trading and processing, aluminum die casting, extrusions and recycling, wood and steel office furniture manufacturings and pharmaceuticals.

  James A. Thomson, Ph.D, was elected a director of the Company on March 18, 1996. He is the President and Chief Executive Officer of The Rand Corporation, having served in that capacity since August 1989. Dr. Thomson is a member of the Council on Foreign Relations in New York, the International Institute for Strategic Studies in London, the governing board of the Los Angeles World Affairs Council, and the Council of Economic Advisors to the Governor of California.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Audit and Finance Committee, a Compensation Committee, a Public Affairs Committee and a Nominating and Governance Committee. The Board may establish such additional committees as it deems advisable.

  The functions of the Audit and Finance Committee are to recommend to the Board of Directors the appointment of the independent public accountants of the Company, review and approve the scope and fees of the annual audit and review the results thereof with the Company's independent accountants. The Audit and Finance Committee also assists the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and reviews the continuing effectiveness of the Company's business ethics and conflicts of interest policies. The current members of the Audit and Finance Committee are Mr. Georges (Chairperson), Mr. Northam, Mr. Tang and Mr. Born.

  The functions of the Compensation Committee are to review and recommend to the Board of Directors compensation of the principal officers, review the duties and responsibilities of the Company's principal officers, review compensation and personnel policies, administer the Company's Stock Incentive Plan (as described below) and certain other employee benefit plans, and review and make recommendations to the Board with respect to the Company's incentive compensation plans, pension and savings plans and its employee retirement and benefit policies and plans. The current members of the Compensation Committee are Mr. Northam (Chairperson), Mr. Born, Mr. Leser and Dr. Hill.

  The functions of the Public Affairs Committee are to review and make recommendations to the Board of Directors regarding the Company's policies and practices related to public affairs, including its policies with respect to environmental compliance, employee safety and health and equal employment opportunity. The current members of the Public Affairs Committee are Dr. Hill (Chairperson), Mr. Georges, Mr. Jenkins and Dr. Thomson.

  The functions of the Nominating and Governance Committee are to review and make recommendations to the Board of Directors regarding the size, organization, membership requirements, compensation and other practices and policies of the Board. The current members of the Nominating and Governance Committee are Mr. Leser (Chairperson), Mr. Tang, Mr. Jenkins, and Dr. Thomson.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on        , 1997; provided, however, that if the Company,
in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $550,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about        , 1997, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth below under "--Certain Conditions to the Exchange Offer."

  The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby to delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders of the Old Notes as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of $1,000 or any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer ("a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL,

IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Any beneficial owner of Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of such Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal Rights"), as the case may be, must be guaranteed (see "--Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of these Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes not properly tendered or the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation by the Company of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  By tendering Old Notes for exchange, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to engage or participate in a distribution of the New Notes. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the holder of such Old Note will receive as set forth below under "Description of the Notes--Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from December 17, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date for which the record date occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated by June 17, 1997, the Notes will bear additional interest of 0.5% per annum from and including June 17, 1997 until but excluding the date of consummation of the Exchange Offer. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteed that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificate for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender of termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and may terminate or amend the Exchange Offer, if, at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

    (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

    (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

  The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     The Bank of New York, Exchange Agent

                                   By Mail:

                             The Bank of New York
                              101 Barclay Street
                           New York, New York 10286
                           Attention: Enrique Lopez,
                       Reorganization Section -- 7 East

                         By Hand or Overnight Courier:

                             The Bank of New York
                              101 Barclay Street
                           New York, New York 10286
                        Securities Window, Street Level
                           Attention: Enrique Lopez,
                       Reorganization Section -- 7 East

                                 By Facsimile:

                                (212) 571-3080

                             Confirm by Telephone:

                                (212) 815-2742

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
approximately $     .

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holder's business and such holder, other than a broker-dealer, has no arrangement or understanding with any person to engage or participate in a distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter request by the Company and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                           DESCRIPTION OF THE NOTES

  The Old Notes were issued under an Indenture dated as of December 17, 1996 (the "Indenture") among AK Steel, Holding and The Bank of New York, as trustee (the "Trustee"). The New Notes also will be issued under the Indenture. The Old Notes and the New Notes will be treated as a single class of securities under the Indenture.

  The following is a summary of certain provisions of the Indenture and the Notes. A copy of the Indenture, including the form of the Notes, has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Certain terms used herein and in the Indenture are defined below under "-- Certain Definitions." As used herein, the term "Notes" means the New Notes and the Old Notes, treated as a single class. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Indenture.

GENERAL

  The Notes are senior unsecured obligations of AK Steel, limited to $550.0 million in aggregate principal amount and will mature on December 15, 2006. The New Notes will bear interest at the rate per annum shown on the cover page of this Prospectus from December 17, 1996 or from the most recent Interest Payment Date (as defined) to which interest on the Old Notes has been paid, payable semi-annually on June 15 and December 15 (each an "Interest Payment Date") of each year, commencing June 15, 1997 to each Person in whose name a
Note is registered at the close of business on the preceding June 1 or December 1, as the case may be. Accordingly, registered holders of New Notes on the relevant record date for the first Interest Payment Date following the consummation of the Exchange Offer will receive interest from the most recent Interest Payment Date to which interest has been paid on the Old Notes or, if no interest has been paid, from December 17, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any Interest Payment Date for which the record date occurs on or after the consummation of the Exchange Offer. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. For so long as Notes are represented by a Global Security (as defined), all payments made in respect of those Notes (including principal, premium, if any, and interest) will be payable by the Paying Agent (as defined) to The Depository Trust Company, New York, New York (the "Depository"), or its nominee, by wire transfer of immediately available funds for payment to its participants for subsequent disbursement to the beneficial owners. See "-- Book-Entry, Delivery and Form." AK Steel will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the address of the registered holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of certificated Notes of at least $1,000,000 aggregate principal amount, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

  The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and whole multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but AK Steel may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges payable in connection therewith.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

  The interest rate on the Notes is subject to increase in certain circumstances if the Registration Statement ceases to be effective as further described under "--Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

  The Notes will be redeemable at AK Steel's option, at any time on or after December 15, 2001 as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at the holder's address appearing in the register, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning December 15 of the years indicated:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2001..........................................................   104.56%
       2002..........................................................   103.04%
       2003..........................................................   101.52%
       2004 and thereafter...........................................   100.00%

together in the case of any such redemption with accrued interest (if any) to the redemption date.

  Notwithstanding the foregoing, at any time and from time to time prior to December 15, 1999, AK Steel may redeem up to $175.0 million aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price of 109.125% of the principal amount thereof plus accrued interest to the redemption date; provided, however that at least $375.0 million aggregate principal amount of the Notes remains outstanding after each such redemption.

  If less than all of the Notes are to be redeemed, the Notes will be chosen for redemption by the Trustee and the Depository on a pro rata basis or by lot or by a method that complies with applicable legal and securities exchange requirements.

CHANGE IN CONTROL OFFER

  Under the Indenture, within 30 days following any Change in Control, AK Steel shall notify the Trustee and each holder in writing of the occurrence of the Change in Control and shall make an offer to repurchase (the "Change in Control Offer") the Notes for cash at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to and including the Change in Control Payment Date (as defined below) (such price, the "Change in Control Payment Price") on the Change in Control Payment Date. The "Change in Control Payment Date" shall be a date no earlier than 45 days nor later than 60 days from the date the Change in Control Offer is mailed. AK Steel shall purchase all Notes properly tendered in the Change in Control Offer and not withdrawn in accordance with the procedures set forth in the Indenture. The Change in Control Offer shall state, among other things, the procedures that holders must follow to accept the Change in Control Offer.

  If a Change in Control Offer is made, there can be no assurance that AK Steel will have funds sufficient to pay the Change in Control Payment Price for all the Notes that might be delivered by holders seeking to accept the Change in Control Offer. See "Risk Factors--Factors Relating to the Company-- Substantial Leverage." The failure of AK Steel to repurchase Notes in accordance with this provision constitutes an Event of Default. See "--Events of Default."

  AK Steel will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change in Control Offer. The existence of a holder's right to require AK Steel to repurchase such holder's Notes upon a Change in Control may deter a third party from acquiring AK Steel in a transaction that constitutes a Change in Control.

RANKING

  The Old Notes are, and the New Notes will be, senior unsecured obligations of AK Steel ranking pari passu with other senior unsecured Debt of AK Steel and senior to all Subordinated Obligations. At September 30, 1996, after giving pro forma effect to the sale of the Old Notes and the Secured Notes, the aggregate amount of senior indebtedness of AK Steel would have been approximately $1,125.0 million. AK Steel will have the ability to incur additional senior indebtedness, subject to certain limitations contained in the Indenture. See "--Certain Covenants--Limitation on Liens" and "-- Limitation on Debt."

  The Holding Guarantee will be an unsecured senior obligation of Holding and will rank pari passu with other senior unsecured indebtedness of Holding, including its guarantee of the Old Notes, the Secured Notes and the 10 3/4% Notes. The principal asset of Holding is all of the outstanding shares of securities of AK Steel, and virtually all of Holding's operations are conducted through AK Steel. In the Indenture, Holding has agreed not to engage in any activities other than holding the outstanding securities of AK Steel as well as those activities incidental to its status as a public company, and not to incur any liabilities other than those relating to its guarantees of the Notes and certain other indebtedness of AK Steel as well as those liabilities incidental to its status as a public company. See "--Certain Covenants-- Restrictive Covenant of Holding."

NOTE GUARANTEES

  Holding and any Person that becomes a Subsidiary (other than a Non-Recourse Subsidiary) after the date on which the Old Notes were originally issued (see "--When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets") will guarantee on a joint and several basis the payment and performance by AK Steel of the Obligations (the "Note Guarantees") and will pay all expenses (including, without limitation, fees and disbursements of counsel) paid or incurred by the Trustee or the holders in enforcing their rights under the Note Guarantees. Each of the Note Guarantees will be a senior unsecured obligation of the Person providing such Note Guarantee, and will rank pari passu with other senior unsecured Debt of such Guarantor.

  Claims of creditors of the Subsidiaries, including trade creditors, will have priority over the equity interests of AK Steel and creditors of AK Steel, including holders of the Notes. Although holders of the Notes will be direct creditors of each Guarantor Subsidiary by virtue of the Note Guarantees, existing or future creditors of a Guarantor Subsidiary could attempt to avoid or subordinate Note Guarantees, in whole or in part, under fraudulent conveyance laws. To the extent any Note Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason with respect to any Notes, the holders thereof would cease to be creditors of such Guarantor Subsidiary and would be solely creditors of AK Steel and of any Guarantor Subsidiary whose Note Guarantee was not voided or held unenforceable.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the New Notes will be issued in the form of a global certificate (the "Global Security"). The Global Security will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Security may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Security directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial

Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of the Global Security, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global Security to the accounts of participants. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Security other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Security, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the New Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Security. The Company understands that, under existing industry practice, in the event an owner of a beneficial interest in the Global Security desires to take any action that the Depository, as the holder of the Global Security, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on New Notes represented by the Global Security registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Security.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. Neither the Company nor the Initial Purchasers will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Security for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Security owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Security may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Beneficial owners of New Notes registered in the name of the Depository or its nominee will be entitled, upon request, to be issued New Notes in definitive certificated form.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The New Notes represented by the Global Security are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the New Notes represented by the Global Security or (iii) a default entitling the holders of the New Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of the same aggregate denomination to be registered in the name of the Depository or its nominee.

EXCHANGE OFFER; REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Notes, that the Company will, at its cost, (i) to file the Registration Statement of which this Prospectus is a part with the Commission on or before February 17, 1997, (ii) to use its reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act no later than May 16, 1997 and (iii) upon the effectiveness of the Registration Statement, to commence the Exchange Offer and to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes.

  In the event the Exchange Offer is not consummated by June 16, 1997, or, in accordance with the Registration Rights Agreement, or if either of the Initial Purchasers or any affiliate thereof so requests with respect to Old Notes held by it following consummation of the Registered Exchange Offer as part of an unsold allotment from the original offering of the Old Notes, or if any holder of Old Notes is not eligible by reason of any law or any rules, policies or pronouncements of the Commission or other governmental authority (including any self-regulatory organization) to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Company will, at its own cost, (a) as promptly as practicable (but in no event more than 30 days after having been so required or so requested), file a registration statement (a "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (b) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective for a period of three years from the effectiveness thereof or such shorter period that will terminate when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto. In the event a Shelf Registration Statement is filed, the Company will, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes that are the subject of such Shelf Registration Statement. A holder selling Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by those provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

  The Registration Rights Agreement provides that if (i) by June 16, 1997, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective or (ii) after either the Registration Statement of which this Prospectus is a part or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (ii) a "Registration Default"), additional interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

CERTAIN COVENANTS

  The Indenture contains certain covenants, including the ones summarized below, which covenants will be applicable (unless waived or amended) so long as any of the Notes are outstanding.

  Commission Reports. Notwithstanding that Holding may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holding shall file with the Commission and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

  Limitation on Liens. AK Steel shall not, and shall not permit any Subsidiary to, create or permit to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such Lien effective provision is made to secure the Notes equally and ratably with such obligation for so long as such obligation is so secured; provided that if such obligation is a Subordinated Obligation, the Lien securing such obligation shall be subordinated and junior to the Lien securing the Notes with the same or lesser relative priority as such Subordinated Obligation shall have with respect to the Notes. The preceding restriction shall not require AK Steel or any Subsidiary to equally and ratably secure the Notes if the Lien consists of the following:

    (i) Liens created by the Indenture, Liens existing as of the date on which the Notes were originally issued and Liens to secure Debt in respect of the Secured Notes as described under "Description of Certain
  Indebtedness--The Secured Notes";

    (ii) Permitted Liens;

    (iii) Liens to secure Debt issued by AK Steel for the purpose of financing all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Notes were originally issued; provided, however, that (a) the aggregate principal amount (or accreted value in the case of Debt issued at a discount) of Debt so issued shall not exceed the lesser of cost or Fair Market Value, as determined in good faith by the Board of Directors of Holding, of the assets or property so acquired or constructed, (b) either
  (1) the Debt secured by such Liens shall have been permitted to be issued under clause (iv) of "Limitation on Debt" or (2) additional Debt secured by such Liens, at the time of determination on a pro forma basis, would not exceed, in the case of Normal Replacement Assets, 50%, or in the case of Special Assets, 100%, of the aggregate principal amount of Debt which AK Steel would have been permitted to issue at such time under the Consolidated EBITDA Coverage Ratio as set forth in the first paragraph of "Limitation on Debt" at an interest rate equal to the rate of interest on the additional Debt to be secured by such Liens and (c) such Liens shall not encumber any other assets or property of AK Steel or any of its Subsidiaries other than such assets or property or any improvement on such assets or property and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

    (iv) Liens on the assets or property of a Subsidiary existing at the time such Subsidiary became a Subsidiary and not issued as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any other property or assets of AK Steel or any of its other Subsidiaries;

    (v) Liens on the Inventory or Accounts Receivable of AK Steel or any Significant Subsidiary that is a Guarantor Subsidiary securing Debt under any Permitted Credit Facility; provided that any Lien on Intangible Property shall limit the rights of the holder of such Lien to the use of such Intangible Property to manufacture, process and sell the Inventory with respect to which such holder has a Lien;

    (vi) Liens securing industrial revenue or pollution control bonds issued by AK Steel; provided, however, that (a) the aggregate principal amount of Debt secured by such Liens shall not exceed the lesser of cost or Fair Market Value, as determined in good faith by the Board of Directors of Holding, of the assets or property so financed, and (b) such Liens do not encumber any other property or assets of AK Steel or any of its Subsidiaries;

    (vii) Liens securing Debt issued to refinance Debt which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of AK Steel or any of its Subsidiaries not securing the Debt so refinanced, and the principal amount (or accreted value) of the Debt so secured is not increased except as otherwise permitted pursuant to the Indenture;

    (viii) Liens on the Equity Interests, assets or property of a Non-Recourse Subsidiary securing Non-Recourse Debt; or

    (ix) Liens securing Debt which, together with all other Debt secured by Liens (excluding Debt secured by Liens permitted by clauses (i) through (viii) above) at the time of determination do not exceed $100.0 million; provided, however, that the Attributable Debt in connection with Sale/Leaseback Transactions permitted under clause (iii) of "Limitation on Sale/Leaseback Transactions" will be included in the determination and treated as Debt secured by a Lien not otherwise permitted by clauses (i) through (viii) above.

  For the avoidance of ambiguity, it is understood that Liens referred to in clauses (i) through (ix) of this covenant description may secure, in addition to the principal of and premium (if any) on Debt referred to in such clauses, interest and all other obligations on and in respect of such Debt.

  Limitation on Sale/Leaseback Transactions. AK Steel shall not, and shall not permit any Subsidiary to, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction unless at least one of the following conditions is satisfied:

    (i) the lease is between AK Steel and a Wholly Owned Guarantor Subsidiary, or between Wholly Owned Guarantor Subsidiaries; provided, however, that upon either (a) the transfer or other disposition by such Wholly Owned Guarantor Subsidiary of any such lease to a Person other than AK Steel or another Wholly Owned Guarantor Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of Equity Interests (including by consolidation or merger) of such Wholly Owned Guarantor Subsidiary to a Person other than AK Steel or another such Wholly Owned Guarantor Subsidiary, the provisions of this clause (i) shall no longer be applicable to such lease and such lease shall be deemed for purposes of this paragraph to constitute the entering into of such Sale/Leaseback Transaction by the parties thereto;

    (ii) AK Steel or such Subsidiary under clauses (ii) through (viii) of "Limitation on Liens" could create a Lien on the property to secure Debt in an amount at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction and AK Steel or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Holding, of the property transferred;

    (iii) AK Steel or such Subsidiary could create a Lien under clause (ix) of "Limitation on Liens" above on the property to secure Debt at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction and AK Steel or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Holding, of the property transferred; or

    (iv) the Sale/Leaseback Transaction is treated as an Asset Disposition and all the conditions of "Limitation on Sales of Assets and Equity Interests of Subsidiaries" are satisfied with respect to such Sale/Leaseback Transaction (without giving effect to the exceptions for Net Available Cash in amounts less than $25.0 million or $10.0 million, as set forth in the last paragraph of "Limitation on Sales of Assets and Equity Interests of Subsidiaries").

  Limitation on Debt. AK Steel shall not issue, directly or indirectly, any Debt unless, immediately after giving effect to the issuance of such Debt and the receipt and application of the proceeds thereof, the pro forma Consolidated EBITDA Coverage Ratio would be greater than 2.5 to 1.0.

  Notwithstanding the foregoing limitation, AK Steel may issue the following
Debt:

    (i) The Notes, the Secured Notes, Debt issued by AK Steel pursuant to Permitted Credit Facilities and Guarantees by AK Steel of obligations in respect of bonds or notes (in an aggregate principal amount not exceeding $60.0 million) payable solely from the proceeds of (a) taxes payable by AK Steel on real or depreciable personal property relating to the New Facility or (b) charges payable by AK Steel for sewer and water services relating to the New Facility and, to the extent that such taxes or charges are insufficient to make such payments, payments under such Guarantees (provided that the payments under such bonds or notes or such Guarantees are not required to be prefunded by more than an aggregate amount equal to one year of debt service on such bonds or notes and are not subject to acceleration by the express terms thereof or otherwise);

    (ii) Debt issued by AK Steel owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Equity Interests that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by AK Steel;

    (iii) The Notes issued by AK Steel and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (iv); provided, however, that (a) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced, and (b) the Debt so issued (1) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged refunded or refinanced;

    (iv) Debt issued by AK Steel, whether or not secured by a Lien, constituting all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Notes were originally issued; provided, however, that Debt issued under this clause (iv) in any calendar year shall not exceed in aggregate principal amount the sum of (a) $50.0 million for each of 1997, 1998 and 1999, and $35.0 million for each calendar year from and including 2000 to and including 2005 plus (b) the excess of the aggregate principal amount otherwise permitted to be issued under this clause (iv) in all previous calendar years to and including the calendar year in which the Notes were originally issued over the aggregate principal amount actually issued by AK Steel during such period under this clause (iv) and Debt issued by AK Steel in exchange for, or the proceeds of which are used to refund or refinance, any then outstanding Debt permitted by this clause
  (iv); provided, however, that (1) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced, and (2) the Debt so issued (A) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced;

    (v) Debt (other than Debt described in clause (i), (ii), (iii) or (iv) of this covenant description) outstanding on the date on which the Notes were originally issued, and Debt issued by AK Steel in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (v) or permitted as described in the first paragraph of "Limitation on Debt"; provided, however, that (a) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced and (b) the Debt so issued (1) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced;

    (vi) Obligations of AK Steel pursuant to (a) interest rate swap or similar agreements designed to protect AK Steel against fluctuations in interest rates in respect of Debt of AK Steel to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Debt to which such interest rate contracts relate, and (b) foreign exchange or commodity hedge, exchange or similar agreements designed to protect AK Steel against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures incurred by AK Steel in the ordinary course of its business; or

    (vii) Debt (not otherwise permitted to be issued pursuant to clauses (i) through (vi) of this covenant description) in an aggregate principal amount which, together with (a) any other outstanding Debt issued by AK Steel pursuant to this clause (vii) and (b) Debt issued and Preferred Equity Interests then outstanding and issued by Subsidiaries pursuant to clause
  (viii) of "Limitation on Debt and Preferred Equity Interests of Subsidiaries," does not exceed $100.0 million.

  Notwithstanding the foregoing, AK Steel shall not issue any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  Limitation on Debt and Preferred Equity Interests of Subsidiaries. AK Steel shall not permit any Subsidiary to issue, directly or indirectly, any Debt or Preferred Equity Interests except:

    (i) Debt or Preferred Equity Interests issued to and held by AK Steel or a Wholly Owned Subsidiary; provided, however, that (a) any subsequent issuance or transfer of any Equity Interests that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or (b) any subsequent transfer of such Debt or Preferred Equity Interests (other than to AK Steel or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Equity Interests by the issuer thereof;

    (ii) Debt or Preferred Equity Interests, other than any described in clause (i), outstanding on the date on which the Notes were originally issued;

    (iii) Debt or Preferred Equity Interests of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary (other than Debt or Preferred Equity Interests issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary);

    (iv) Debt or Preferred Equity Interests issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or Preferred Equity Interests referred to in clause (ii) or (iii); provided, however, (a) the principal amount or liquidation value of such Debt or Preferred Equity Interests so issued shall not exceed the principal amount or the liquidation value of the Debt or Preferred Equity Interests so refunded or refinanced and (b) the Debt or Preferred Equity Interests so issued (1) shall have a Stated Maturity later than the Stated Maturity of the Debt or Preferred Equity Interests being exchanged or refinanced and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt or Preferred Equity Interests being exchanged or refinanced;

    (v) Non-Recourse Debt or Preferred Equity Interests of a Non-Recourse Subsidiary issued after the date on which the Notes were originally issued; provided, however, that if any such Debt or Preferred Equity Interests thereafter ceases to be Non-Recourse Debt or Preferred Equity Interests of a Non-Recourse Subsidiary, then such event will be deemed to constitute the issuance of such Debt or Preferred Equity Interests by the issuer thereof;

    (vi) Guarantees of the Notes or any other Debt as permitted in clause
  (iii) of "Limitation on Debt" above;

    (vii) Guarantees issued by any Guarantor Subsidiary of any Debt issued by AK Steel as permitted under "Limitation on Debt" above; or

    (viii) Debt or Preferred Equity Interests not otherwise permitted to be issued pursuant to clauses (i) through (vii) above, which, together with
  (a) any other outstanding Debt or Preferred Equity Interests issued pursuant to this clause (viii) and (b) Debt issued by AK Steel pursuant to clause (vii) under "Limitation on Debt," does not exceed $60.0 million.

  Limitation on Restricted Payments. Holding shall not, and shall not permit any Subsidiary of Holding to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of, or make any distribution to the holders of, Equity Interests of Holding (except dividends or distributions payable solely in its Non-Convertible Equity Interests or in options, warrants or other rights to acquire its Non-Convertible Equity Interests and except dividends or distributions payable to a Wholly Owned Guarantor Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holding, (iii) declare or pay any dividend or make any distribution on or in respect of, or make any distribution to holders of, Equity Interests of any Subsidiary of Holding (other than with respect to any such Equity Interests held by Holding, AK Steel, any Wholly Owned Guarantor Subsidiary or any Wholly Owned Non-Recourse Subsidiary) or purchase, redeem or otherwise acquire or retire for value any Equity Interests of any Subsidiary of Holding (other than such Equity Interests held by Holding, AK Steel, any Wholly Owned Guarantor Subsidiary or any Wholly Owned Non-Recourse Subsidiary), (iv) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (v) make any Investment other than Permitted Investments (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if:

    (a) a Default shall have occurred and be continuing (or would result therefrom);

    (b) upon giving effect to such Restricted Payment, on a pro forma basis, AK Steel is not able to issue an additional $1.00 of Debt pursuant to the Consolidated EBITDA Coverage Ratio as set forth in the first paragraph of "Limitation on Debt"; or

    (c) upon giving effect to such Restricted Payment, the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes were originally issued would exceed the sum of (1) 50% of the Consolidated Net Income of Holding accrued during the period (treated as one accounting period) from the first day of the first month of the fiscal quarter in which the Notes were originally issued through the last full fiscal quarter for which quarterly or annual financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus (2) the aggregate Net Cash Proceeds received by AK Steel from the issue or sale of its Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) subsequent to the date on which the Notes were originally issued (other than to a Subsidiary of AK Steel or an employee stock ownership plan or similar trust), plus (3) the aggregate Net Cash Proceeds received by AK Steel from the issue or sale of its Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) to an employee stock ownership plan subsequent to the date on which the Notes were originally issued, provided, that, if such employee stock ownership plan issues any Debt only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of Holding resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Equity Interests, plus (4) the amount by which consolidated Debt of AK Steel is reduced on Holding's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the date on which the Notes were originally issued, of any Debt of AK Steel or any of its Subsidiaries convertible or exchangeable for Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) of AK Steel (less the amount of any cash, or other property, distributed by AK Steel or any of its Subsidiaries upon such conversion or exchange).

  So long as no Default shall have occurred and be continuing (or would result therefrom), the foregoing limitations on Restricted Payments shall not prohibit (A) any purchase or redemption of Equity Interests of Holding or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holding (other than Redeemable Equity Interests or Exchangeable Equity Interests and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan); provided,
however, that (x) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from clauses (c)(2) and (c)(3) of the preceding paragraph; (B) any purchase or redemption of Subordinated Obligations (other than Redeemable Equity Interests) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of AK Steel other than to a Subsidiary; provided, however, that such Debt (x) shall be subordinated to the Notes to at least the same extent as the Subordinated Obligations so exchanged, purchased or redeemed, (y) shall have a Stated Maturity later than the Stated Maturity of the Notes and (z) shall have an Average Life greater than the remaining Average Life of the Notes; provided further, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (C) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Equity Interests of Subsidiaries"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (D) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (E) any repurchase by Holding of employee stock granted under an employee stock option plan; provided, however, that the aggregate amount of such repurchase in any calendar year shall not exceed $1.0 million per employee and the aggregate amount of all repurchases in any calendar year shall not exceed $5.0 million (it being understood that the excess of any such amounts permitted to be expended under this clause (E) during any calendar year over the amount actually expended during such period shall not be carried forward); provided further, however, that such repurchase shall be included in the calculation of the amount of Restricted Payments; or
(F) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments.

  So long as none of the conditions described above in clauses (a) and (b) exists, the foregoing limitations on Restricted Payments shall not prohibit the declaration and payment of one or more dividends on or before December 31, 1998 in an aggregate amount not to exceed $50,000,000; provided, however, that all such dividends shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Issuance and Sale of Equity Interests of Subsidiaries. AK Steel shall not permit any Subsidiary to issue or sell any Equity Interests to any Person, or permit any Person in either case, other than AK Steel and its Subsidiaries, to own or hold an interest, other than any interest owned or held on the date on which the Notes were originally issued by a Person other than AK Steel and its Subsidiaries, in any Equity Interests, of any Subsidiary (other than a Non-Recourse Subsidiary or a JV Subsidiary); provided, however, that the foregoing limitation shall not apply to (i) the sale of all but not less than all of the Equity Interests of any Subsidiary made in accordance with "Limitation on Sales of Assets and Equity Interests of Subsidiaries,"
(ii) issuances of Preferred Equity Interests permitted pursuant to clauses
(iii), (v) and (vii) under the heading "Limitation on Debt and Preferred Equity Interests of Subsidiaries," and (iii) the ownership or holding of an interest by any Person, other than AK Steel and its Subsidiaries, in any Equity Interests of any Subsidiary issued pursuant to clause (ii) above.

  Limitation on Restrictions on Distributions from Subsidiaries. AK Steel shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests or pay any Debt or other obligation owed to AK Steel or any Subsidiary, (ii) make any Investment in AK Steel or any Subsidiary or (iii) transfer any of its property or assets to AK Steel or any Subsidiary.

  Notwithstanding the foregoing, AK Steel may, and may permit any Subsidiary of AK Steel to, suffer to exist any such encumbrance or restriction (a) pursuant to an agreement in effect at or entered into on the date on which the Notes were originally issued, (b) with respect to a Subsidiary pursuant to an agreement relating to any

Debt issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary) and outstanding on such date, (c) pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (a) or (b) or contained in any amendment to an agreement referred to in clause (a) or (b), provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the holders of Notes than encumbrances and restrictions contained in such agreements, (d) consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (e) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary otherwise permitted under the Indenture, to the extent such restrictions restrict the transfer of the property subject to such security agreements or (f) relating to a Non-Recourse Subsidiary.

  Limitation on Sales of Assets and Equity Interests of Subsidiaries. AK Steel shall not, and shall not permit any Subsidiary (other than Non-Recourse Subsidiaries) to, make any Asset Disposition unless:

    (i) AK Steel or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Holding (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of such consideration is in the form of cash or Cash Equivalents; and

    (ii) An amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by AK Steel or such Subsidiary, as the case may be,
  (a) first, to the extent AK Steel elects (or is required by the terms of any Debt), to prepay, repay or purchase Debt (other than any Redeemable Equity Interests or Non-Recourse Debt) of AK Steel, such Subsidiary or a Wholly Owned Guarantor Subsidiary (in each case other than Debt owed to AK Steel or an Affiliate of AK Steel) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
  (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), at AK Steel's election, to the investment by AK Steel or such Subsidiary or any Wholly Owned Guarantor Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors of Holding) will be used in the business of AK Steel and the Wholly Owned Guarantor Subsidiaries existing on the date on which the Notes were originally issued or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and (c) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b), to make an offer to purchase Notes at par; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (a) above, AK Steel shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Notwithstanding the requirement in clause (i) above that at least 75% of consideration consist of cash or Cash Equivalents, AK Steel and its Subsidiaries may make one or more Asset Dispositions for which the consideration, in addition to the non-cash consideration permitted by such clause, consists of or includes (A) non-cash consideration, the aggregate Fair Market Value (as determined in good faith by the Board of Directors of Holding) of which, for all Asset Dispositions made after the date on which the Notes were originally issued, does not exceed $10.0 million, and (B) non-cash consideration, the aggregate Fair Market Value (as determined in good faith by the Board of Directors of Holding) of which, for all Asset Dispositions made after the date on which the Notes were originally issued, does not exceed $50.0 million, consisting of the cancellation of Debt of AK Steel or any Subsidiary existing on the date on which the Notes were originally issued; provided, however, that in connection with any such cancellation of Debt, AK Steel or such Subsidiary shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal so canceled.

  Notwithstanding the provisions of clause (ii) above, in the event that the Net Available Cash resulting from any Asset Disposition is less than $25.0 million, the application of an amount equal to such Net Available Cash in accordance with this Section may be deferred until such time as such Net Available Cash from any prior or subsequent Asset Dispositions not otherwise applied in accordance with this Section, is at least equal to $25.0 million. In the event that the Net Available Cash resulting from any Asset Disposition, after giving effect to clauses (a) and (b) above, is less than $10.0 million, the application of such amount equal to such Net Available Cash to make an offer to purchase Notes in accordance with clause (c) may be deferred until such time as such Net Available Cash, together with Net Available Cash from any prior or subsequent Asset Dispositions not otherwise applied in accordance with this Section, is at least equal to $10.0 million. Pending application of Net Available Cash pursuant to this Section, such Net Available Cash shall be invested in Cash Equivalents. To the extent any portion of the amount of Net Available Cash remains after compliance with this Section, and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase as provided in clause (c) above, AK Steel may use such remaining amount for general corporate purposes.

  Limitation on Transactions with Affiliates. AK Steel shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of AK Steel or any legal or beneficial owner of 5% or more of any class of Equity Interests of Holding or with an Affiliate of any such owner (other than a Wholly Owned Subsidiary or any employee stock ownership plan for the benefit of AK Steel or a Subsidiary's employees) unless the terms of such business, transaction or series of transactions are (i) set forth in writing,
(ii) not less favorable to AK Steel or such Subsidiary, as the case may be, than terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person, (iii) if such business or transaction or series of transactions involves in excess of (a) $5.0 million, the Board of Directors of Holding has, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in clause (ii) above, and
(b) $25.0 million and as to which there are no disinterested directors, AK Steel has obtained an opinion of a nationally recognized expert with experience in appraising the terms and conditions of the type of business or transaction or series of transactions stating that such business or transaction or series of transactions is fair (from a financial point of view) to AK Steel or such Subsidiary, as the case may be; provided, however, that the provisions of this paragraph do not apply to performance of contractual obligations with respect to Eveleth Mines existing as of the date of the Indenture under which the Notes were originally issued.

  Lines of Business. AK Steel shall not, and shall not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which AK Steel and its Subsidiaries were engaged on the date on which the Notes were originally issued or businesses reasonably related thereto.

  Restrictive Covenant of Holding. Holding (i) shall not engage in any activities or hold any assets other than (a) holding 100% of the Equity Interests of AK Steel and debt securities of AK Steel that were held by Holding at the date of the Indenture and (b) those activities incidental to maintaining its status as a public company, and (ii) it will not incur any liabilities other than liabilities relating to the Holding Guarantee or any Guarantees by Holding of any Permitted Credit Facility, any other Debt of AK Steel or any Debt of any Significant Subsidiary that is Guaranteed by AK Steel and any other obligations or liabilities incidental to holding 100% of the Equity Interests of AK Steel and those liabilities incidental to its status as a public company; provided, however, that, for purposes of this covenant, the term "liabilities" shall not include any liability for the declaration and payment of dividends on any Equity Interests of Holding; and provided further, however, that if Holding merges into AK Steel, this "Restrictive Covenant of Holding" shall no longer be applicable.

CERTAIN DEFINITIONS

  Certain terms to be defined in the Indenture are summarized below. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Accounts Receivable" means any and all accounts, contract rights, chattel paper, instruments, documents, general intangibles and other obligations of any kind relating to the sale or lease of goods and the rendering of services, all rights relating thereto, all deposit accounts containing the proceeds thereof, all books and records relating thereto and the proceeds thereof.

  "Affiliate" of any specified Person means (i) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Equity Interests of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by AK Steel or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than (i) a disposition by AK Steel or a Subsidiary to AK Steel or a Wholly Owned Guarantor Subsidiary, (ii) a disposition of property or assets at Fair Market Value (as determined in good faith by the Board of Directors of Holding) in the ordinary course of business, (iii) a disposition of obsolete assets in the ordinary course of business, (iv) a disposition that constitutes a Restricted Payment or a Sale/Leaseback Transaction, (v) a sale of Accounts Receivable under a Permitted Credit Facility and (vi) a transfer of Accounts Receivable that constitutes a Permitted Investment under clause (e) or (f) of the definition of Permitted Investments.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the date of determination, the present value (discounted at the lower of the interest rate of such Sale/Leaseback Transaction and the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

  "Board of Directors" of a Person means the Board of Directors of that Person or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions are required to close in the State of New York.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Cash Equivalents" means:

    (i) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

    (ii) Investments in certificates of deposit or Eurodollar deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof and which has a combined capital and surplus of at least $1.0 billion and rated at least A3 by Moody's Investors Service, Inc.;

    (iii) Investments in repurchase agreements, involving Investments in U.S. Government Obligations or other Cash Equivalents entered into with any bank, trust company or investment bank rated at least A- and A-1 by Standard & Poor's and at least A3 and P-1 by Moody's Investors Service, Inc.;

    (iv) Investments in commercial paper maturing not more than 90 days from the date of acquisition thereof and rated at least A-1 by Standard & Poor's and at least P-1 by Moody's Investors Service, Inc. issued by a corporation (except AK Steel or an Affiliate of AK Steel) that is organized under the laws of any state of the United States or the District of Columbia; and

    (v) Investments in money market accounts or funds whose assets consist solely of cash or Cash Equivalents.

  "Change in Control" means the occurrence of any of the following events:

    (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Equity Interests of Holding; provided, however, that the Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange;

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holding (together with any new directors whose election by such Board of Directors of Holding, or whose nomination for election by the shareholders of Holding, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holding then in office; or

    (iii) Holding fails to own 100% of the Equity Interests of AK Steel; provided, however, that it shall not be deemed a Change in Control if Holding merges into AK Steel except that, in such case, AK Steel shall be substituted for Holding for purposes of this definition of "Change in Control" and clause (iii) shall no longer be applicable.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (a) if AK Steel or any Subsidiary has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (b) if since the beginning of such period AK Steel or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of AK Steel or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to AK Steel and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent AK Steel and its continuing Subsidiaries are no longer liable for such Debt after such sale), (c) if since the beginning of such period AK Steel or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person that becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, that constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt) as if such Investment or acquisition occurred on the first day of such period, and (d) if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into AK Steel or any Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (b) or (c) above if made by AK Steel or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of AK Steel. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Holding and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), including (i) interest expense attributable to capital leases,
(ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Equity Interests dividends or distributions in respect of all Preferred Equity Interests held by Persons other than AK Steel or a Wholly Owned Subsidiary, (viii) interest allocated in connection with investments in discontinued operations and (ix) interest actually paid by Holding or any of its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) under any guarantee of Debt or other obligation of any other Person.

  "Consolidated Net Income" means, for any period, the net income (or loss) of Holding and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income (or loss) of any Person if such Person is not a Subsidiary of AK Steel, except that AK Steel's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to AK Steel or a Subsidiary (other than a Non-Recourse Subsidiary) as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below);

    (ii) any net income (or loss) of any Person acquired by AK Steel or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to AK Steel, except that (A) AK Steel's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to AK Steel or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) AK Steel's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of AK Steel or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

    (v) any net income (or loss) of any Non-Recourse Subsidiary, except that AK Steel's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to AK Steel as a dividend or other distribution; and

    (vi) the cumulative effect of a change in accounting principles.

  "Consolidated Net Tangible Assets" of any Person means the total assets of such Person and its consolidated subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of such Person's subsidiaries.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Equity Interests of such Person plus (ii) paid-in capital or capital surplus relating to such Equity Interests plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit, (b) any amounts attributable to Redeemable Equity Interests and (c) any amounts attributable to Exchangeable Equity Interests.

  "Debt" of any Person means, without duplication,

    (i) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (ii) all Capital Lease Obligations of such Person;

    (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Equity Interests (but excluding any accrued dividends);

    (vi) all obligations of such Person under interest rate swap or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person;

    (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

    (viii) all obligations of the type referred to in clauses (i) through
  (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "EBITDA" for any period means the Consolidated Net Income of Holding for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense,
(iv) amortization expense, (v) the non-cash portion of postretirement benefits other than pensions, (vi) special charges taken after December 31, 1996 in respect of which Holding has delivered to the Trustee (A) an Officers' Certificate setting forth estimates, made in good faith by a responsible financial or accounting Officer of Holding, of the cash costs estimated, at the time such special charges are recorded, to be paid during any period for such special charges and containing an undertaking of Holding to deliver to the Trustee, as soon as practicable after Holding determines that such estimates are not appropriate, a supplemental Officers' Certificate setting forth appropriate adjustments to such estimates and (B) together with any Officers' Certificate or supplemental Officers' Certificate referred to in clause (A), a report prepared by Holding's independent auditors setting forth the procedures performed by such auditors in connection with such special charges and the related cash costs estimated to be paid during any period for such charges minus (b) to the extent not deducted in calculating such Consolidated Net Income, cash costs estimated to be paid during such period for special charges taken during any period as set forth in the Officers' Certificate most recently delivered to the Trustee in respect of such special charges pursuant to clause (a)(vi) of this definition.

  "Equity Interests" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, including any Preferred Equity Interests.

  "Exchangeable Equity Interests" of any Person means any Equity Interest which is exchangeable for or convertible into another security (other than any Equity Interest of such Person which is neither an Exchangeable Equity Interest nor a Redeemable Equity Interest).

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether such obligation to purchase or pay such Debt or other obligation of such other Person arises by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor Subsidiary" means any Subsidiary (other than a Non-Recourse Subsidiary) that executes a supplement to the Indenture pursuant to which such Subsidiary jointly and severally unconditionally guarantees the due and punctual payment and performance of the Obligations and assumes the other obligations of a Guarantor Subsidiary pursuant to the Indenture, in the manner provided by the Indenture.

  "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect AK Steel or any Subsidiary against fluctuations in interest rates.

  "Inventory" of any Person means any and all inventory of any kind of such Person, including without limitation any or all of the following: inventory, merchandise, goods and other tangible personal property that are held for sale or lease by such Person; all materials used or consumed in the business of such Person, but excluding from the foregoing equipment of such Person; all trademarks, servicemarks, trade names and similar intangible property owned or used by such Person in its business, together with the goodwill of the business symbolized thereby and all rights relating thereto ("Intangible Property"); and all books and records relating to the foregoing and the proceeds thereof.

  "Investment" in any Person means any loan or advance to, any acquisition of Equity Interests, equity interest, obligation or other security of, or capital contribution or other investment in, such Person.

  "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary.

  "JV Subsidiary" means a Guarantor Subsidiary which (i) was created or became a Subsidiary after the date on which the Notes were originally issued and (ii) has not acquired any assets directly or indirectly from AK Steel or any Subsidiary, other than (a) cash constituting a Restricted Payment or (b) assets, in an Asset Disposition, which were acquired by AK Steel and its Subsidiaries within one year prior to such Asset Disposition.

  "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien or encumbrance of any kind.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Debt that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  "Net Cash Proceeds" with respect to any issuance or sale of Equity Interests means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Convertible Equity Interests" means, with respect to any Person, any non-convertible Equity Interests of such Person and any Equity Interests of such Person convertible solely into non-convertible Equity Interests of such Person; provided, however, that Non-Convertible Equity Interests shall not include any Redeemable Equity Interests or Exchangeable Equity Interests.

  "Non-Recourse Debt" means Debt or that portion of Debt (i) issued to a Person other than Holding, AK Steel or any Subsidiary (other than a Non-Recourse Subsidiary) and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Holding, AK Steel or any Subsidiary (other than a Non-Recourse Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Non-Recourse Subsidiary" means a Subsidiary of AK Steel in respect of any obligation of which neither Holding, AK Steel nor any Subsidiary (other than another Non-Recourse Subsidiary) has issued a Guarantee, and which (i) has not acquired any assets directly or indirectly from Holding, AK Steel or any Subsidiary (other than (a) cash constituting a Restricted Payment and (b) Accounts Receivable that have been sold or otherwise transferred to such Subsidiary in an Accounts Receivable financing for AK Steel or such other Subsidiary), (ii) only owns properties acquired after the date on which the Notes were originally issued and (iii) has no Debt other than Non-Recourse Debt and Debt issued to AK Steel or a Significant Subsidiary which constitutes a Permitted Investment under (e) of the definition of Permitted Investment.

  "Normal Replacement Assets" means any assets other than Special Assets.

  "Obligations" means the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Notes and all other obligations and liabilities of AK Steel whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter issued, which may arise under, out of or in connection with the Indenture and the Notes or any other documents made, delivered or given in connection therewith, whether on account of principal, premium, if any, interest, reimbursement obligations, fees, indemnities, costs, expenses (including without limitation all fees and disbursements of counsel to the Trustee or the holders for which AK Steel has become obligated pursuant to the terms of the Indenture) or otherwise whether or not an allowable claim against AK Steel under the Bankruptcy Law or otherwise enforceable against AK Steel, and including, in any event, interest and other liabilities accruing or arising after the filing by or against AK Steel of a petition under the Bankruptcy Law or that would have so accrued or arisen but for the filing of such a petition.

  "Permitted Credit Facility" or "Facilities" means any agreement or agreements providing for (i) the making of a loan or loans or the advancing of credit, (ii) the sale of Accounts Receivable of AK Steel or any Significant Subsidiary under any asset securitization facility or other financing facility for the financing of Accounts Receivable of AK Steel or any Significant Subsidiary or (iii) the issuance of letters of credit and/or the creation of bankers' acceptances, under which the aggregate amount that may be issued or otherwise obtained, in the case of clauses (i), (ii) and (iii), is based upon eligible Accounts Receivable and eligible Inventory and the aggregate principal amount of Debt, or (in the case of clause (ii)) aggregate Investments outstanding, excluding Permitted Investments under clause (e) or
(f) of the definition of "Permitted Investments" in respect of any such asset securitization facility, shall not at any time exceed the greater of (i) $75.0 million and (ii) an amount equal to (1) 100% of the book value of the consolidated Accounts Receivable of AK Steel and its Significant Subsidiaries that are Guarantor Subsidiaries or Non-Recourse Subsidiaries plus (2) 100% of the book value (excluding last-in-first-out reserves) of the consolidated Inventory of AK Steel and its Subsidiaries that are Guarantor Subsidiaries, minus (3) the aggregate principal amount of outstanding Debt secured by any Accounts Receivable or Inventory of AK Steel or any of its Subsidiaries, other than Debt outstanding under any Permitted Credit Facility, minus (4) other outstanding Investments (other than Debt under a Permitted Credit Facility or Debt described in (3) above or Permitted Investments under (e) and (f) of the definition of "Permitted Investments") under any asset securitization or similar facility in respect of Accounts Receivable or Inventory of AK Steel or any of its Subsidiaries.

  "Permitted Investments" means:

    (a) Cash Equivalents;

    (b) Investments in AK Steel or a Wholly Owned Guarantor Subsidiary (or any Person which will become a Wholly Owned Guarantor Subsidiary as a result of such Investment);

    (c) loans and reasonable advances to employees of AK Steel or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

    (d) Investments in obligations the interest on which is excluded from income for Federal income tax purposes and that have been issued or guaranteed by any state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality of any of the foregoing, provided, that at the date of acquisition of any such obligation (i) its remaining life to maturity shall be less than one year and (ii) the issuer or guarantor thereof shall have a short-term debt rating of at least A-1 from Standard & Poor's and at least P-1 from Moody's Investors Service, Inc.;

    (e) Investments resulting from the transfer of Accounts Receivable of AK Steel or its Significant Subsidiaries that are Guarantor Subsidiaries to a Non-Recourse Subsidiary, the only business of which is the acquisition and financing of such Accounts Receivable under a Permitted Credit Facility;

    (f) Investments resulting from the transfer of Accounts Receivable of AK Steel or its Significant Subsidiaries that are Guarantor Subsidiaries (or Non-Recourse Subsidiaries) to a trust, the only purpose of which is the acquisition and financing of such Accounts Receivable, provided that the aggregate amount of

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

  outstanding Debt issued by such trust to, and outstanding Investments in such trust made by, Persons other than AK Steel and its Significant Subsidiaries that are Guarantor Subsidiaries or Non-Recourse Subsidiaries shall not at any time exceed the greater of (i) $75.0 million and (ii) an amount equal to (1) 85% of the book value of the consolidated Accounts Receivable of AK Steel and its Significant Subsidiaries that are Guarantor Subsidiaries or Non-Recourse Subsidiaries plus (2) 100% of the book value (excluding last-in-first-out reserves) of the consolidated Inventory of AK Steel and its Subsidiaries that are Guarantor Subsidiaries, minus (3) the aggregate principal amount of outstanding Debt secured by any Accounts Receivable or Inventory of AK Steel or any of its Subsidiaries, other than to the extent included in clause (4) below, minus (4) other outstanding Investments (other than Investments in such trust) under any asset securitization or similar facility in respect of Accounts Receivable or Inventory of AK Steel or any of its Subsidiaries; and

    (g) until December 31, 1999, Investments, not to exceed $200.0 million at any time, in publicly traded debt obligations issued or guaranteed by a corporation (other than AK Steel) organized under the laws of any state of the United States of America and subject to the reporting requirements of
  Section 13 or 15(d) of the Exchange Act, provided that (i) such debt obligations are acquired by AK Steel in the open market and not directly from the issuer thereof or an affiliate of such issuer or from an underwriter thereof, (ii) such debt obligations, at the date of acquisition thereof by AK Steel, shall have a remaining life to maturity of not more than five years, shall provide for payments of principal and interest solely in cash and shall be rated at least BB by Standard & Poor's and Ba2 by Moody's Investors Service, Inc. and (iii) not more than $15.0 million of such Investments at any time shall consist of debt obligations issued or guaranteed by the same corporation and not more than 20% of such Investments at any time shall consist of debt obligations issued or guaranteed by corporations within the same industry (as determined by Primary Standard Industrial Classification Code).

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or time for appeal has not yet expired; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Debt; (e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing an Interest Rate Protection Agreement so long as the related Debt is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement; and (g) leases and subleases of real property which do not interfere with the ordinary conduct of the business of AK Steel or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties.

  "Preferred Equity Interests" as applied to the Equity Interests of any Person means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

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

  "Public Equity Offering" means an underwritten primary public offering of common stock of Holding pursuant to an effective registration statement under the Securities Act.

  "Redeemable Equity Interests" means any Equity Interest that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby AK Steel or a Subsidiary transfers such property to a Person and AK Steel or a Subsidiary leases it from such Person.

  "Significant Subsidiary" means (i) any domestic Subsidiary of AK Steel (other than a Non-Recourse Subsidiary) that, at the time of determination, either (a) had assets that, as of the date of the Holding's most recent quarterly consolidated balance sheet, constituted at least 5% of Holding's total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which constituted at least 5% of Holding's total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary (other than a Non-Recourse Subsidiary) of AK Steel that at the time of determination either (a) had assets which, as of the date of Holding's most recent quarterly consolidated balance sheet, constituted at least 5% of Holding's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles or (b) had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which constituted at least 5% of Holding's total revenues on a consolidated basis for such period, or
(iii) any Subsidiary (other than a Non-Recourse Subsidiary) of AK Steel that, if merged with all Defaulting Subsidiaries of AK Steel, would at the time of determination either (a) have had assets which, as of the date of Holding's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Holding's total assets on a consolidated basis as of such date or
(b) have had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which would have constituted at least 10% of Holding's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of AK Steel (other than a Non-Recourse Subsidiary) with respect to which a Default has occurred.

  "Special Assets" means a capital asset, or series of related capital assets, with an aggregate purchase price in excess of $20.0 million that enhances the competitiveness or productivity of the business of AK Steel and its Subsidiaries or is required so that AK Steel and its Subsidiaries will be able to remain in compliance with all material requirements of applicable law.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Debt of AK Steel (whether outstanding on the date on which the Notes were originally issued or thereafter issued) which is subordinate or junior in right of payment to the Notes.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Equity Interests or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of AK Steel.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Equity Interests" of a corporation or other entity means all classes of Equity Interests of a corporation or other entity then outstanding and normally entitled to vote in the election of directors or other governing body of such corporation or other entity.

  "Wholly Owned Guarantor Subsidiary" means any Wholly Owned Subsidiary that is a Guarantor Subsidiary.

  "Wholly Owned Subsidiary" of a Person means a Subsidiary of such Person (other than a Non-Recourse Subsidiary) all the Equity Interests (other than non-voting, money market preferred shares) of which (other than directors' qualifying shares) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise qualified, all references to a "Wholly Owned Subsidiary" or to "Wholly Owned Subsidiaries" shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of AK Steel.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    (i) default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

    (ii) default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise;

    (iii) failure to redeem or purchase Notes when required pursuant to the Indenture and the Notes;

    (iv) failure to (a) comply with the covenant described under "--When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets," (b) make or consummate an Offer in accordance with the provisions of "--Certain Covenants--Limitation on Sales of Assets and Equity Interests of Subsidiaries" or (c) make or consummate a Change in Control Offer in accordance with the provisions of "--Change in Control Offer";

    (v) failure to observe or comply with any of the agreements in the Notes or the Indenture (other than those referred to in clauses (i), (ii), (iii) or (iv) above), which continues for 60 days after there has been given to AK Steel by the Trustee or to AK Steel and the Trustee by the holders of at least 25% in principal amount of Notes then outstanding a written notice specifying such failure;

    (vi) Debt of AK Steel or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, and the total amount of such Debt unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent;

    (vii) any Note Guarantee issued by Holding or any Significant Subsidiary ceases to be in full force and effect other than in accordance with its terms, or Holding or any Significant Subsidiary or any Person acting on behalf of Holding or such Significant Subsidiary shall deny or disaffirm its obligations under its Note Guarantee;

    (viii) certain events in bankruptcy, insolvency or reorganization with respect to Holding, AK Steel or any Significant Subsidiary; and

    (ix) any judgment or decree for the payment of money in excess of $10.0 million is rendered against Holding, AK Steel or any Significant Subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed.

  If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may accelerate the maturity of all Notes and thereupon the principal of, premium, if any, and any accrued and unpaid interest on the Notes shall become due and payable immediately; provided, that in the case of any bankruptcy, insolvency or reorganization Event of Default, such amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the then outstanding Notes may, under certain circumstances, rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all Events of Default, other than the nonpayment of accelerated principal of, premium, if any, and interest on Notes, have been cured or waived as provided in the Indenture. The holders of at least a majority in principal amount of the then outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest on a Note or default with respect to certain covenants under the Indenture.

  Subject to provisions for the indemnification of the Trustee, the holders of at least a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations contained in the Indenture.

  No holder of any Note will have any right to pursue any remedy with respect to the Indenture or the Notes unless (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the holders of at least 25% in principal amount of the Notes shall have made written request to the Trustee to pursue the remedy, (iii) such holder shall have offered the Trustee reasonable indemnity against any liability, (iv) the Trustee shall have failed to comply with the request within 60 days after the receipt of such request and the offer of indemnity, and (v) no written direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the holders of at least a majority in principal amount of the Notes.

  AK Steel and the Guarantors will be required to furnish to the Trustee annually a statement as to the performance by AK Steel and such Guarantor of certain of the obligations under the Indenture and as to any default in such performance. Upon becoming aware of any default, AK Steel and each Guarantor will be required to deliver an Officers' Certificate to the Trustee setting forth the details of such default and the action which Holding, AK Steel or any Guarantor proposes to take with respect thereto.

MODIFICATION AND WAIVER

  Amendments of the Indenture or the Notes may be made by AK Steel, the Guarantors and the Trustee with the consent of the holders of at least a majority in principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate or extend the interest payment time of any Note, (iii) reduce the principal amount of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon redemption or change the time at which any Note may be redeemed, (v) change the currency of payment of any Note, (vi) make any change in the provisions concerning waiver of Defaults by holders of the Notes or the rights of holders to receive payments of principal or interest, (vii) make any change in provisions regarding Change in Control, or (viii) make any change in this provision.

  Without the consent of any holder of the Notes, AK Steel, the Guarantors and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to comply with, among other things, the provisions discussed under "--When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets," (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes as provided in the Indenture
(iv) to add guarantees with respect to the Securities, (v) to add to the covenants of AK Steel or the Guarantors for the benefit of the holders or to surrender any right or power conferred upon AK Steel or the Guarantors in the Indenture, (vi) to reflect the release or addition of a Guarantor pursuant to the terms of the Indenture, (vii) to comply with any requirements of the Commission in connection with qualifying the Indenture under the Trust Indenture Act, or (viii) to make any change that does not adversely affect the rights of any holder of the Notes.

WHEN AK STEEL OR ANY OF ITS SUBSIDIARIES MAY MERGE OR TRANSFER ASSETS

  AK Steel shall not (i) consolidate with or merge with or into any other Person, (ii) permit any other Person to consolidate with or merge into (a) AK Steel or (b) any of its Subsidiaries in a transaction in which such Subsidiary (or successor Person) remains (or becomes) a Subsidiary, (iii) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets, (iv) directly or indirectly, (a) acquire Equity Interests or other ownership interests of any other Person, other than as a Permitted Investment as defined in clause (e) of the definition of Permitted Investments, such that such Person becomes a Subsidiary or (b) purchase, lease or otherwise acquire all or substantially all of the property and assets of any Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or (v) permit any of its Subsidiaries to enter into any such transaction unless:

    (1) AK Steel or such Subsidiary shall be the continuing entity or the resulting, surviving or transferee Person (if not AK Steel or such Subsidiary) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all the obligations of AK Steel or such Subsidiary, as the case may be, under the Notes and the Indenture;

    (2) Immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) Immediately after giving effect to such transaction, on a pro forma basis, AK Steel (or the resulting, surviving or transferee Person (if not AK Steel)) would be able to issue at least $1.00 of Debt pursuant to the Consolidated EBITDA Coverage Ratio set forth in the first paragraph of "-- Certain Covenants--Limitation on Debt";

    (4) Immediately after giving effect to such transaction, Holding shall have Consolidated Net Worth which is not less than the Consolidated Net Worth of Holding immediately prior to such transaction;

    (5) Each Guarantor, unless it is the other party to the transactions described above, shall expressly confirm, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, that its Guarantee shall apply to such Person's obligations under the Notes; and

    (6) AK Steel shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture;

provided, however, that clauses (3) and (4) shall not apply to (A) the consolidation or merger of any Wholly Owned Subsidiary with or into any other Wholly Owned Subsidiary or AK Steel, (B) the transfer, conveyance, sale, lease or other disposal (including any disposition by means of a merger, consolidation or similar transaction) of all or substantially all of the properties or assets of a Non-Recourse Subsidiary or a Subsidiary which is not a Significant Subsidiary or (C) the merger of Holding into AK Steel.

  If after the date on which the Notes were originally issued any Person shall become a Subsidiary (other than a Non-Recourse Subsidiary), such Person shall
(a) unconditionally guarantee, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all of AK Steel's obligations under the Notes on the terms set forth in the Indenture and (b) deliver to the Trustee an Opinion of Counsel stating that such supplemental indenture has been duly authorized and constitutes the enforceable obligations of such Person.

DEFEASANCE

  AK Steel at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. AK Steel at any time may terminate its obligations under the covenants described under "--Certain Covenants" and "--Change in Control Offer" above ("covenant defeasance"). AK Steel may exercise the legal defeasance option notwithstanding the prior exercise of the covenant defeasance option. If AK Steel exercises the legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If AK Steel exercises the covenant defeasance option, payment of the Notes may not be accelerated because of certain Events of Default by AK Steel specified in clause (iv) or (v) of the first paragraph of "Events of Default" above.

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

  In order to exercise its defeasance options, AK Steel must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  The Trustee may become owner or pledgee of Notes and may otherwise deal with either Holding or Affiliates of Holding with the same rights it would have if it were not Trustee.

  The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

  The Bank of New York also serves as Trustee under the indenture governing AK Steel's 10 3/4% Notes.

GOVERNING LAW

  The rights and duties of AK Steel, Holding and the Trustee under the Indenture, the Notes, the Note Guarantees and the Registration Rights Agreement are governed by the law of the State of New York.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SECURED NOTES

  An aggregate of $250.0 million principal amount of Secured Notes will be issued, of which $92.5 million will be issued in June 1997, $20.0 million will be issued in September 1997 and $137.5 million will be issued no earlier than December 1997. An aggregate of $87.5 million principal amount of the Secured Notes, of which $80.0 million will be issued in June 1997 and $7.5 million will be issued no earlier than December 1997, will bear interest at a rate of 8.98% per annum. The remaining $162.5 million of Secured Notes will bear interest at a fixed annual rate equal to the yield on the 5.75% U.S. Treasury Note due August 2003 reported at 10:00 a.m., New York City time, on the second business day immediately preceding the date of issuance of such Secured Notes plus 2.73%. The principal of the Secured Notes will be payable in four consecutive annual installments of $62.5 million commencing in December 2001 with the final installment due in December 2004. The Secured Notes will be secured by a first priority lien on the continuous cold mill and hot dip galvanizing line at the New Facility and a first mortgage on the approximately three acres of land upon which those two components of the New Facility will be constructed. Until construction of those two units is completed, the Secured Notes will prohibit AK Steel from granting any liens on any of its inventories, whether or not permitted to do so under the Indenture governing the Notes offered hereby or the indenture governing the 10 3/4% Notes. The Secured Notes may be prepaid, in whole or in part, at any time, at AK Steel's option, at 100% of their principal amount plus a customary "make-whole" premium.

  The Secured Notes will be subject to the terms of a Note Purchase Agreement, dated December 17, 1996, between the Company and the purchasers of the Secured Notes, containing covenants substantially similar to those contained in the Indenture with respect to limitations on, among other things, (i) liens, (ii) sale/leaseback transactions, (iii) the incurrence of debt and the issuance of preferred equity interests by AK Steel's subsidiaries, (iv) transactions with affiliates, (v) dividends and other restricted payments, (vi) sales of assets, including stock of subsidiaries, (vii) lines of business, (viii) restrictions on distributions from AK Steel's subsidiaries and (ix) mergers and consolidations. In addition, the Note Purchase Agreement requires that AK Steel maintain (i) Consolidated Net Worth (as defined therein) of not less than the sum of $500.0 million plus an aggregate amount equal to 25% of Consolidated Net Income (as defined) for each completed fiscal year beginning after December 31, 1996 and (ii) a ratio of Consolidated Debt (as defined) to Consolidated Capitalization (as defined) of not more than .65 to 1.00 through December 31, 2001 and .55 to 1.00 thereafter until repayment in full of the Secured Notes. The Secured Notes also will be subject to events of default that are substantially similar to those applicable to the Notes. A copy of the form of the Note Purchase Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

THE 10 3/4% NOTES

  The 10 3/4% Notes, of which $325.0 million aggregate principal amount are outstanding, are non-callable prior to April 1, 1999. Thereafter, the 10 3/4% Notes are callable at the option of AK Steel at an initial redemption price of 104.031% of their principal amount, declining annually thereafter to 100% beginning April 1, 2002 together with accrued interest to the redemption date. The 10 3/4% Notes include Change in Control repurchase provisions that are identical to those applicable to the Notes and have the benefit of a guarantee by Holding that is identical to the Holding Guarantee. The indenture relating to the 10 3/4% Notes (a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part) contains covenants substantially similar to those contained in the Indenture, including limitations on, among other things, (i) liens, (ii) sale/leaseback transactions, (iii) the incurrence of additional debt, (iv) the incurrence of debt and the issuance of equity interests by AK Steel's subsidiaries, (v) restrictions on distributions from AK Steel's subsidiaries, (vi) sales of assets, including subsidiary stock, (vii) dividends and other restricted payments, (viii) transactions with affiliates, (ix) lines of business, (x) mergers and consolidations and (xi) activities and liabilities of Holding. The 10 3/4% Notes also are subject to events of default that are identical to those applicable to the Notes.

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

ACCOUNTS RECEIVABLE FACILITY

  A wholly-owned special purpose subsidiary of AK Steel is party to a Receivables Purchase and Servicing Agreement with a group of banks, providing for an aggregate financing commitment of $125.0 million, inclusive of up to $40.0 million of letters of credit. The banks' commitments will expire December 1, 2000. This subsidiary purchases accounts receivable of AK Steel and funds those purchases with cash collections on the purchased accounts receivable and the proceeds realized from selling interests in those accounts receivable to the participating banks. AK Steel acts as servicer of the accounts receivable sold to its subsidiary, including processing of collections. At September 30, 1996, the participating banks had no interests in any outstanding accounts receivable of AK Steel and the subsidiary held a pool of eligible accounts receivable that was sufficient to fully utilize the available commitment. A copy of the Receivables Purchase and Servicing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the New Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership, and disposition of the New Notes by a prospective holder in light of that holder's personal circumstances. This discussion also does not address the federal income tax consequences of ownership of New Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the New Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis and any such change could affect the continuing validity of this discussion.

  PROSPECTIVE HOLDERS OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS.

                                 U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

EXCHANGE OFFER

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for New Notes pursuant to the Exchange Offer. The Company is obligated to pay additional interest to the holders of Notes under certain circumstances described elsewhere in this Prospectus. Such payments should be taxable to a U.S. Holder at the time it accrues or is received in accordance with such holder's method of accounting.

STATED INTEREST

  Interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

MARKET DISCOUNT

  If a New Note is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such New Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such New Note (other than in connection with certain nonrecognition transactions) or payment at maturity, or some or all of any partial principal payment with respect to such New Note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such Note was held.

  The amount of the market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the New Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the New Note up to and including the date of its maturity, or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any Note but, once made, such election is irrevocable.

  In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a New Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations of the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "Service") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the New Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

  Unless a U.S. Holder who acquires a New Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such New Notes in an amount not exceeding the deferred income until such income is realized.

BOND PREMIUM

  If a U.S. Holder purchases a New Note and immediately after the purchase the adjusted basis of the New Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest) the New Note has "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date).

  If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the New Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the New Note.

  An election to amortize premium will apply to amortizable bond premium on all New Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the Service.

SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

  Upon the disposition of a New Note by sale, exchange or redemption, the U.S. Holder will generally recognize gain or loss equal to the difference between
(i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the New Note. A U.S. Holder's tax basis in a New Note generally will equal the cost of the New Note (net of accrued interest) to the U.S. Holder increased by amounts includible in income as market discount (if the holder elects to include market discount on a current basis) and reduced by any amortized bond premium and any payments other than payments of qualified stated interest made on such New Note.

  Assuming the New Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such New Note for longer than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under the Code, a U.S. Holder of a New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit and (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                               NON-U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is not a (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "Non-U.S. Holder").

  This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the New Notes by any particular Non-U.S. Holder in light of that Holder's personal circumstances, including holding the New Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its New Note.

  For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the New Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

STATED INTEREST

  Generally, any interest paid to a Non-U.S. Holder of a New Note that is not "U.S. trade or business income" will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the New Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

  The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. The Forms 1001 and 4224 must be periodically updated.

SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

  Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

  Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the New Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

  In the case of payments of principal on the New Notes by the Company to a Non-U.S. Holder, the regulations provide that backup withholding and information reporting will not apply to payments if the Holder certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

  In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," regulations require information reporting on the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all the holders of the Notes as a single class) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the New Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of New Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the New Notes.

REPRESENTATION OF PURCHASERS

  Each purchaser of New Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such New Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a recent decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in
Section 12(2) of the Securities Act if the securities are being offered under a U.S. private placement memorandum.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such person in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of New Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is requested to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of New Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  The validity of the New Notes and certain other legal matters will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                             INDEPENDENT AUDITORS

  The consolidated financial statements of AK Steel Holding Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................   F-2
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1994 and 1995.....................................................   F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995.............   F-4
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1994 and 1995.....................................................   F-5
Consolidated Statements of Stockholders' Equity/Partners' Deficit for the
 Years Ended December 31, 1993, 1994 and 1995............................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Condensed Consolidated Statements of Operations for the Three and Nine-
 Month Periods Ended September 30, 1995 and 1996 (Unaudited).............  F-20
Condensed Consolidated Balance Sheets as of December 31, 1995 and
 September 30, 1996 (Unaudited)..........................................  F-21
Condensed Consolidated Statements of Cash Flows for the Nine-Month
 Periods Ended September 30, 1995 and 1996 (Unaudited)...................  F-22
Notes to Condensed Consolidated Financial Statements (Unaudited).........  F-23

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of AK Steel Holding Corporation:

  We have audited the accompanying consolidated balance sheets of AK Steel Holding Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity/partners' deficit and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Cincinnati, Ohio
January 23, 1996

                          AK STEEL HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    1993      1994      1995
                                                  --------  --------  --------
Net Sales:
  Customers...................................... $1,458.3  $1,848.0  $2,205.0
  Affiliates (Note 7)............................    136.2     168.6      52.3
                                                  --------  --------  --------
      Total Net Sales............................  1,594.5   2,016.6   2,257.3
Operating Costs:
  Cost of products sold (Notes 1, 7 and 11)......  1,380.3   1,655.2   1,768.1
  Selling and administrative expenses (Note 7)...    111.2     113.7     116.5
  Depreciation (Note 1)..........................     73.5      70.7      74.6
  Special charges and unusual items (Note 9).....     17.6     (15.9)      --
                                                  --------  --------  --------
      Total Operating Costs......................  1,582.6   1,823.7   1,959.2
                                                  --------  --------  --------
Operating Profit.................................     11.9     192.9     298.1
Interest Expense (Note 4)........................     58.1      48.2      35.6
Other Income.....................................      3.5       7.3      19.0
                                                  --------  --------  --------
Income (Loss) Before Income Taxes and
 Extraordinary Item..............................    (42.7)    152.0     281.5
Current income tax provision (Note 3)............      --        --        6.2
Deferred income tax provision (benefit) (Note
 3)..............................................      --     (120.5)      6.7
                                                  --------  --------  --------
Income (Loss) Before Extraordinary Item..........    (42.7)    272.5     268.6
Extraordinary Item (Note 10).....................      --      (14.9)      --
                                                  --------  --------  --------
Net Income (Loss)................................ $  (42.7)    257.6     268.6
                                                  ========
Preferred Stock Dividends (Note 2)...............      n/a       4.0      15.3
                                                            --------  --------
Net Income Applicable to Common Shareholders.....      n/a  $  253.6  $  253.3
                                                            ========  ========
Earnings per common and common equivalent share:
 (Note 2)
  Primary earnings per share:
    Income before extraordinary item.............      n/a  $  10.19  $   9.56
    Extraordinary item...........................      n/a      (.57)      --
    Net income...................................      n/a      9.62      9.56
  Fully diluted earnings per share:
    Income before extraordinary item.............      n/a  $   8.30  $   8.14
    Extraordinary item...........................      n/a      (.45)      --
    Net income...................................      n/a      7.85      8.14
  Cash dividends per common share................      n/a       --   $    .15

                See notes to consolidated financial statements.

                          AK STEEL HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                              1994      1995
                                                            --------  --------
                          ASSETS
Current Assets:
  Cash and cash equivalents (Note 1)....................... $  261.8  $  137.0
  Short-term investments...................................      --      175.8
  Accounts receivable--net (Notes 1 and 4).................    249.1     217.0
  Inventories--net (Note 1)................................    323.0     340.7
  Deferred taxes (Note 3)..................................     47.8      14.8
  Other....................................................      2.8       1.9
                                                            --------  --------
    Total Current Assets...................................    884.5     887.2
                                                            --------  --------
Property, plant and equipment (Note 1):
  Land, land improvements and leaseholds...................     39.5      44.5
  Buildings................................................     81.0      81.2
  Machinery and equipment..................................  1,109.5   1,258.4
  Construction in progress.................................     79.8      67.5
                                                            --------  --------
    Total..................................................  1,309.8   1,451.6
  Less accumulated depreciation............................   (428.7)   (478.0)
                                                            --------  --------
  Property, plant and equipment--net.......................    881.1     973.6
Prepaid pension (Note 6)...................................     23.5     138.8
Other (Notes 3 and 6)......................................    144.1     115.9
                                                            --------  --------
    Total Assets........................................... $1,933.2  $2,115.5
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................... $  212.0  $  255.9
  Accrued salary and wages.................................     46.7      76.8
  Other accruals (Note 2)..................................     72.0      64.6
  Current portion of long-term debt (Note 4)...............      --        --
  Current portion of pension obligation (Note 6)...........     73.1       0.1
  Current portion of postretirement benefit obligation
   (Note 6)................................................     37.2       --
                                                            --------  --------
    Total Current Liabilities..............................    441.0     397.4
                                                            --------  --------
Noncurrent Liabilities:
  Long-term debt (Note 4)..................................    330.0     325.0
  Pension obligation (Note 6)..............................      --        --
  Postretirement benefit obligation (Note 6)...............    638.3     655.7
  Other liabilities........................................     74.9      63.2
  Commitments and contingencies (Notes 4, 8 and 11)........      --        --
                                                            --------  --------
    Total Noncurrent Liabilities...........................  1,043.2   1,043.9
                                                            --------  --------
    Total Liabilities......................................  1,484.2   1,441.3
                                                            --------  --------
Stockholders' Equity:
  Preferred stock--Authorized 25,000,000 shares of $.01 par
   value each; issued--7,479,674 shares; outstanding--1994,
   7,479,674 shares; 1995, 5,915,974 shares (Note 2).......      0.1       0.1
  Common stock--Authorized 75,000,000 shares of $.01 par
   value each; issued--1994, 26,061,399 shares; 1995,
   26,476,297 shares; outstanding--1994, 26,061,399 shares;
   1995, 25,838,862 shares (Note 2)........................      0.3       0.3
  Additional paid-in capital...............................    752.7     715.0
  Treasury stock--common shares at cost--1995, 637,435
   shares (Note 2).........................................      --      (21.5)
  Retained earnings........................................   (304.1)    (19.7)
                                                            --------  --------
    Total Stockholders' Equity.............................    449.0     674.2
                                                            --------  --------
    Total Liabilities and Stockholders' Equity............. $1,933.2  $2,115.5
                                                            ========  ========

                See notes to consolidated financial statements.

                          AK STEEL HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                                         1993    1994    1995
                                                        ------  ------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss).................................... $(42.7) $257.6  $268.6
                                                        ------  ------  ------
  Adjustments to reconcile net income (loss) to cash
   flows from operating activities:
    Depreciation.......................................   73.5    70.7    74.6
    Loss on retirement of debt.........................    --     14.9     --
    Special charges and unusual items..................   17.6   (15.9)    --
    Deferred income taxes..............................    0.1  (120.5)    6.7
    Other--net.........................................   51.6    20.3     2.3
    Changes in Assets and Liabilities:
      Accounts and notes receivable....................  (14.7)  (99.1)   32.4
      Inventories......................................   18.4   (67.9)  (17.6)
      Current liabilities..............................    4.8    59.2    67.5
      Other assets.....................................   (6.8)  (13.5)  (30.5)
      Pension obligation...............................    7.8  (272.4)  (75.6)
      Postretirement benefit obligation................   28.3    16.4   (19.8)
      Other liabilities................................  (40.5)   (3.7)   (8.5)
                                                        ------  ------  ------
    Total Adjustments..................................  140.1  (411.5)   31.5
                                                        ------  ------  ------
        Net cash flows from operating activities.......   97.4  (153.9)  300.1
                                                        ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital investments..................................  (40.2)  (87.5) (175.7)
  Net purchase of short-term investments...............    --      --   (175.8)
  Proceeds from sale of plant, property and equipment..    7.3     4.3     5.8
  Proceeds from sale of Eveleth notes..................    7.7     7.7     7.7
  Advances to investees................................  (23.0)  (17.1)   (5.5)
  Proceeds--asset sales................................   18.2    46.1    10.5
  Other................................................   (2.8)   (0.3)   (1.2)
                                                        ------  ------  ------
        Net cash flows from investing activities.......  (32.8)  (46.8) (334.2)
                                                        ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock...............    --    430.9     8.1
  Proceeds from issuance of preferred stock............    --    223.1     --
  Principal payments on long-term debt................. (104.6) (629.4)   (5.0)
  Proceeds from issuance of long-term debt.............  166.0   325.0     --
  Purchase of treasury stock...........................    --      --    (21.5)
  Purchase of preferred stock..........................    --      --    (52.3)
  Preferred stock dividends paid.......................    --      --    (16.1)
  Common stock dividends paid..........................    --      --     (3.9)
  Debt prepayment fees.................................    --    (14.9)    --
  Underwriting discount and stock issuance expense.....    --    (13.3)    --
  Partners' contributions--net.........................   19.4     --      --
  Other--net...........................................   (2.4)   (3.1)    --
                                                        ------  ------  ------
        Net cash flows from financing activities.......   78.4   318.3   (90.7)
                                                        ------  ------  ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...  143.0   117.6  (124.8)
  Cash and cash equivalents, beginning of period.......    1.2   144.2   261.8
                                                        ------  ------  ------
  Cash and cash equivalents, end of period............. $144.2  $261.8  $137.0
                                                        ======  ======  ======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest (net of amount capitalized)............... $ 52.8  $ 42.4  $ 33.7
    Income taxes.......................................    0.1     0.1     4.2
  Supplemental schedule of noncash investing and
   financing activities:
    Seller financed capital investments (Note 4).......    --      5.0     --
    Value of shares of common stock issued in exchange
     for debt, services rendered and Partnership
     interests during the Recapitalization (Note 1)....    --    102.0     --

                See notes to consolidated financial statements.

                          AK STEEL HOLDING CORPORATION

       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/PARTNERS' DEFICIT
                             (DOLLARS IN MILLIONS)

                                                     ADDITIONAL
                          PARTNERS' PREFERRED COMMON  PAID IN   TREASURY RETAINED
                           DEFICIT    STOCK   STOCK   CAPITAL    STOCK   EARNINGS   TOTAL
                          --------- --------- ------ ---------- -------- --------  -------
Balance, December 31,
 1992...................   $(449.7)                                                $(449.7)
Net Loss................     (42.7)                                                  (42.7)
Contributions by
 partners...............      19.4                                                    19.4
Minimum accumulated
 benefit obligation.....    (113.2)                                                 (113.2)
                           -------    ----     ----    ------    ------  -------   -------
Balance, December 31,
 1993...................    (586.2)                                                 (586.2)
Recapitalize
 Partnership............   $ 586.2                                       $(586.2)
Minimum accumulated
 benefit obligation--net
 of tax (Notes 3 and
 6).....................                                                    28.5      28.5
Net Income..............                                                   257.6     257.6
Preferred stock issued,
 7,479,674 shares at
 $.01 par value each....              $0.1             $222.2                        222.3
Common stock issued,
 26,061,399 shares at
 $.01 par value each....                       $0.3     534.1                        534.4
Cash dividend--Preferred
 stock $.538 cash
 dividend per quarter...                                                    (4.0)     (4.0)
Unamortized restricted
 stock (Note 2).........                                 (3.6)                        (3.6)
                           -------    ----     ----    ------    ------  -------   -------
Balance, December 31,
 1994...................       --      0.1      0.3     752.7             (304.1)    449.0
Minimum accumulated
 benefit obligation--net
 of tax (Notes 3 and
 6).....................                                                    39.3      39.3
Net income..............                                                   268.6     268.6
Stock options
 exercised..............                                  8.1                          8.1
Tax benefit from
 exercise of stock
 options (Note 3).......                                  1.1                          1.1
Purchase of stock.......                                (48.0)   $(21.5)    (4.3)    (73.8)
Cash dividend:
  Preferred stock $.538
   cash dividend per
   quarter..............                                                   (15.3)    (15.3)
  Common stock $.15 cash
   dividend per quar-
   ter..................                                                    (3.9)     (3.9)
Issuance of restricted
 stock..................                                  2.1                          2.1
Unamortized restricted
 stock (Note 2).........                                 (1.0)                        (1.0)
                           -------    ----     ----    ------    ------  -------   -------
Balance, December 31,
 1995...................       --     $0.1     $0.3    $715.0    $(21.5) $ (19.7)  $ 674.2
                           =======    ====     ====    ======    ======  =======   =======

                See notes to consolidated financial statements.

                         AK STEEL HOLDING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--AK Steel Holding Corporation ("AK Holding") and its wholly-owned subsidiary AK Steel Corporation ("AK Steel," collectively the "Company") were formed effective March 29, 1994 as a result of the recapitalization of Armco Steel Company, L.P. ("the Partnership"). The recapitalization occurred on April 7, 1994, effective as of March 29, 1994, in a series of transactions (collectively, the "Recapitalization"), pursuant to which (i) Armco Inc. ("Armco") and a subsidiary of Kawasaki Steel Corporation ("Kawasaki"), the limited partners of the Partnership and the owners of all of the outstanding shares of AK Steel (the general partner of the Partnership), transferred to AK Holding solely in exchange for Common Stock of AK Holding (the "Common Stock"), all of the shares of AK Steel and their limited partnership interests in the Partnership, (ii) AK Holding transferred to AK Steel the limited partnership interests in the partnership that it acquired from Armco and the Kawasaki subsidiary and, thereupon, AK Steel as owner of the entire equity interest in the Partnership, succeeded by operation of law to the assets and business of the Partnership, (iii) AK Holding consummated a public offering of $458.4 of its Common Stock and AK Steel consummated a public offering of $325.0 principal amount of its 10 3/4% Senior Notes due 2004 (the "Senior Notes"), (iv) proceeds from the public offerings of the Common Stock and Senior Notes were applied to repay $619.5 of indebtedness of the Company, to fund a $100.0 contribution to the Company's pension trust with the remaining $63.9 used for expenses, fees, and general corporate purposes, and (v) AK Holding issued to an affiliate of Kawasaki additional shares of Common Stock in exchange for a $100.0 subordinated note of the Company previously held by that affiliate.

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates.

  The results of operations and financial position of AK Steel approximates the results of operations and financial position of AK Holding.

  For comparison purposes certain 1993 and 1994 items have been reclassified to conform with 1995 classifications.

  The Company consists of the operations and accounts of the Middletown Works, Ashland Works, Headquarters, AK Steel Receivables, Inc. ("AKR") and AKS Investments, Inc. and its group of wholly-owned subsidiaries, (the "AKSII Group"). The Company is an integrated steel producer of carbon flat-rolled steel for the automotive, appliance, manufacturing and other markets. The Company has one major customer that accounted for 23%, 22%, and 20% of its net sales in 1993, 1994, and 1995, respectively.

  Employees--As of December 31, 1995, the Company had 5,762 active employees, of whom 58% were represented by the Armco Employees Independent Federation ("AEIF"), 6% by the Oil, Chemical and Atomic Workers ("OCAW") and 18% by the United Steelworkers of America ("USWA"). None of these collective bargaining agreements expire within one year.

  Cash Equivalents--Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and are of an original maturity of three months or less.

  Fair Value of Financial Instruments--The carrying value of the Company's financial instruments does not differ materially from their estimated fair value (quoted market prices) in 1994 or 1995 with the exception of the 10 3/4% Senior Notes, whose fair value approximates $363.2 at December 31, 1995.

  Accounts receivable--The allowance for doubtful accounts was $4.0 and $2.5 at December 31, 1994 and 1995, respectively.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Inventories--Inventories are valued at the lower of cost or market. The cost of the majority of inventories is measured on the last in, first out ("LIFO") method. Other inventories are measured principally at average cost.

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
   Inventories on LIFO:
     Finished and semifinished.......................    $234.0       $192.3
     Raw materials and supplies......................     104.8        150.0
     Adjustment to state inventories at LIFO value...     (19.7)       (15.7)
                                                         ------       ------
       Total.........................................     319.1        326.6
   Other inventories.................................       3.9         14.1
                                                         ------       ------
       Total inventories.............................    $323.0       $340.7
                                                         ======       ======

  Liquidation of LIFO inventory layers caused by certain inventory reductions reduced the net loss in 1993 by $10.4. There was no liquidation of LIFO inventory layers in 1994 or 1995.

  Investments--The Company has investments in associated companies (joint ventures and an entity that the Company does not control). These investments are accounted for under the equity method. Because these companies are directly integrated in the basic steelmaking facilities, the Company includes its proportionate share of the income (loss) of these associated companies in cost of products sold.

  Virginia Horn Taconite Company ("Virginia Horn"), a member of the AKSII Group, owns a 56% equity interest in Eveleth Expansion Company ("Eveleth"), a partnership that produces iron ore pellets, which equates to a 35% interest in Eveleth Mines. In connection with such investment, Virginia Horn has certain commitments to Eveleth. Because, under Eveleth's partnership agreement, Virginia Horn does not control Eveleth, the investment is accounted for under the equity method (see Note 8).

  The Company records its proportionate share of the losses of Eveleth. These losses, which are included in the Company's cost of products sold, were $14.0, $10.2 and $0.2 in 1993, 1994 and 1995, respectively. In addition, the Company has fully impaired its investment in Eveleth to recognize the Company's estimate of the net realizable value of the fixed assets of Eveleth.

  Property, Plant and Equipment--Steelmaking plant and equipment are depreciated under the straight line method over their estimated lives ranging from 3 to 31 years. Maintenance and repair expenses for 1993, 1994 and 1995 were $261.3, $325.6 and $322.9, respectively.

  Accounting Policies--The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The effect of this standard on the consolidated financial statements was not material.

  SFAS No. 123, "Accounting for Stock-Based Compensation" is effective for fiscal years beginning after December 15, 1995. The Company has not yet fully determined the effect of SFAS No. 123.

2. STOCKHOLDERS' EQUITY

  Preferred Stock--In October 1994, the Company completed the public offering of 7,479,674 shares of its Convertible Preferred Stock, Shared Appreciation Income Linked Securities (the "SAILS") which constitute a series of the Company's Preferred Stock and rank prior to the Common Stock as to payment of dividends and distribution of assets upon liquidation.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Dividends, at a rate of 7% per annum of the stated value of $30.75 per share, are cumulative from the date of original issuance on October 15, 1994, and are payable quarterly in arrears.

  The shares of SAILS are convertible into shares of Common Stock at the option of the holder at any time prior to the mandatory conversion date of October 15, 1998, and, unless previously redeemed, are convertible into .8621 of a share of Common Stock, equivalent to a conversion price of $35.67 per share of Common Stock, subject to adjustment upon certain events.

  On the mandatory conversion date, unless previously redeemed or converted, each of the shares of SAILS will convert into one share of Common Stock and, at the option of the Company, the right to receive cash or Common Stock (based on current market price) equal to all accrued and unpaid dividends.

  At any time on or after October 16, 1997 until immediately prior to the mandatory conversion date, the Company may redeem any or all of the outstanding SAILS.

  The holders of SAILS will not have voting rights except as required by law and except as follows: (i) in the event that dividends on the SAILS or any other series of Preferred Stock with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of SAILS (voting separately as a class with holders of all other series of outstanding Preferred Stock with like voting rights) will be entitled to vote, on the basis of one vote for each of the SAILS, for the election of two directors of the Company, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of SAILS will have voting rights with respect to certain alterations of the Company's Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series.

  Common Stock--In April 1994, the Company consummated a public offering of its $.01 par value Common Stock. The holders of Common Stock will be entitled to receive dividends when and as dividends are declared by the Board of Directors out of funds legally available. The holders of Common Stock are entitled to one vote per share and are not entitled to preemptive or subscription rights.

  Dividends--On October 9, 1995 the Board of Directors declared an initial quarterly dividend of $0.15 per share of Common Stock, which was paid on November 15, to shareholders of record on October 20, 1995. The Company has paid and intends to continue to pay dividends on its SAILS in accordance with the terms thereof. While there are restrictions in the declaration and payment of cash dividends and other distributions on or in respect to its capital stock by covenants contained in the Company's Senior Note indentures, as of December 31, 1995, the Company had $366.7 available for dividends or restricted payments.

  Stock Repurchase Plan--On October 9, 1995, the Board of Directors approved a plan to repurchase from time to time up to $100.0 of its outstanding equity securities. As of December 31, 1995, the Company had repurchased 637,435 shares of Common Stock for $21.5, an average of $33.62 per share to be held as treasury stock at cost. In addition, the Company purchased and retired 1,563,700 shares of SAILS for $52.3, an average of $33.43 per share.

  Shareholder Rights Plan--On January 23, 1996, the Board of Directors adopted a Shareholder Rights Plan pursuant to which the Board declared a dividend of one Preferred Share Purchase Right (collectively, the "Rights") for each share of Common Stock outstanding at the close of business on February 5, 1996. The Rights are generally not exercisable until 10 days after any person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of the Company's voting stock or announces a tender offer that could result in the acquisition of 30% or more of such voting stock. Each Right, should it become exercisable, will entitle the holder to buy 1/100th of a share of a new series of the Company's Preferred Stock, designated as Series A Junior Preferred Stock (the "Preferred Stock"), at an exercise price of $130.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Unless the Rights are sooner redeemed, if any person or group of affiliated or associated persons, with certain exceptions, becomes the beneficial owner of 20% or more of the Company's voting stock (other than pursuant to a tender offer or exchange offer for all outstanding shares of the Company's Common Stock that is approved by the Board of Directors with the approval of the Continuing Directors (as defined in the Rights Plan) after taking into account the long term value of the Company and all other factors they consider relevant), each Right not owned by the acquirer would become exercisable for a fraction of a share of the Company's Preferred Stock having a market value equal to two times the exercise price of the Right.

  In addition, unless the Rights are sooner redeemed or the transaction is approved by the Board of Directors and the Continuing Directors, if the Company were to be acquired in a merger or other business combination (in which any shares of the Company's Common Stock are changed into or exchanged for other securities or assets), or if more than 50% of the Company's assets or earning power were to be sold in one or a series of related transactions, the holders of the Rights would be entitled, after the Rights become exercisable, to buy, for each Right, such number of shares of common stock of the acquiring company as have a market value equal to two times the exercise price of the Right.

  The Rights are redeemable, in whole but not in part, at the option of the Board of Directors with the approval of a majority of the Continuing Directors, at any time prior to the earlier of (i) the close of business on the tenth day after a public announcement of an acquisition of beneficial ownership of 20% or more of the Company's voting stock by any person or group of affiliated or associated persons (or at such later date as may be authorized by the Board of Directors and a majority of the Continuing Directors) or (ii) at any time prior to January 23, 2006, their final expiration date.

  Common Stock Options--On January 13, 1994, the stockholders of the Company approved the AK Steel Holding Corporation 1994 Stock Incentive Plan (the "SIP"). The SIP, which is administered by the Compensation Committee of the Board of Directors, permits the granting of Nonqualified Stock Options and Restricted Stock to directors and to executive and key management employees of the Company. Grants of stock options exercisable for up to 1,916,667 shares of the Company's Common Stock may be made by means of an award agreement specifying the option price, duration, number of shares subject to the option and conditions of exercise. The option price may not be less than the fair market value of a share on the date of the grant. Awards may not be exercised during the first six months following the date of grant (or such longer period as may be specified in the award agreement) or after the tenth anniversary of the date of grant. Payment upon exercise may be made in cash or its equivalent or by tendering shares held for at least six months. Cashless exercises are permitted if in accordance with Regulation T of the Federal Reserve Board and applicable securities laws. Changes in options outstanding during 1994 and 1995 under the SIP are as follows:

                                                   NUMBER       OPTION PRICE
                                                 OF OPTIONS       OR RANGE
                                                 ---------- --------------------
   Balance, December 31, 1993...................       --           n/a
   Granted in 1994.............................. 1,380,000  $30 1/8 to $23 1/2
   Terminated or Cancelled......................       --           n/a
                                                 ---------
   Balance, December 31, 1994................... 1,380,000  $30 1/8 to $23 1/2
   Granted in 1995..............................   427,000  $31 1/2 to $25 13/16
   Terminated or cancelled......................    21,333  $27 11/16 to $23 1/2
   Exercised....................................   346,675  $24 1/2 to $23 1/2
                                                 ---------
   Balance, December 31, 1995................... 1,438,992  $31 1/2 to $23 1/2
                                                 =========

  546,668 options were exercisable at December 31, 1995.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Earnings Per Common Share--The computation of earnings per common share and common equivalent shares is based upon the weighted average number of common shares outstanding plus (in periods in which they have a dilutive effect) common share equivalents from stock options using the treasury stock method. Net income was reduced for preferred dividends. The fully diluted per share computation assumes conversion of the SAILS into Common Stock using the if-converted method and outstanding the full year. The weighted average number of common shares and common equivalent shares used to compute earnings per share is:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                    1993    1994       1995
                                                    ---- ---------- ----------
   Weighted average:
     For earnings per common and common equivalent
      share:
       Common shares outstanding..................  n/a  26,064,733 26,232,806
       Common equivalent shares...................  n/a     276,834    346,305
       Treasury stock.............................  n/a         --     (63,908)
       For primary earnings per share.............  n/a  26,341,567 26,515,203
       For earnings per share assuming full
        dilution..................................  n/a  32,826,287 32,987,506

3. INCOME TAXES

  The Company and its subsidiaries file a consolidated federal tax return. The income and losses of the subsidiaries were included in the 1994 return commencing April 7, 1994.

  Significant components of the Company's deferred tax assets and liabilities at December 31, 1994 and 1995 are as follows:

                                                                1994     1995
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryovers............................ $ 114.4  $  51.3
     Postretirement reserves..................................   270.2    252.5
     Other reserves...........................................    61.6     60.5
     Valuation reserve........................................  (121.5)   (15.4)
                                                               -------  -------
       Total deferred assets..................................   324.7    348.9
                                                               -------  -------
   Deferred tax liabilities:
     Depreciable assets.......................................  (149.2)  (177.1)
     Inventories..............................................   (44.1)   (45.2)
     Pension assets...........................................   (30.0)   (57.2)
                                                               -------  -------
       Total deferred liabilities.............................  (223.3)  (279.5)
                                                               -------  -------
     Net asset................................................ $ 101.4  $  69.4
                                                               =======  =======

  Temporary differences represent the cumulative taxable or deductible amounts recorded in the financial statements in different years than recognized in the tax returns. The postretirement benefit difference includes amounts expensed in the financial statements for health care, life insurance and other postretirement benefits which become deductible in the tax return upon payment or funding in qualified trusts. Other temporary differences represent principally various expenses accrued for financial reporting purposes which are not deductible for tax reporting purposes until paid. The depreciable assets temporary difference represents generally tax depreciation in excess of financial statement depreciation. The inventory difference relates primarily to differences in the LIFO reserve, reduced by tax overhead capitalized in excess of book amounts. At

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

December 31, 1994, the Company had a regular tax net operating loss ("NOL") carryforward of $251.0 and an alternative minimum tax ("AMT") loss carryforward of $215.5 generated in 1994. At December 31, 1995, the regular tax NOL carryover remaining was $96.4 and the AMT carryover was $28.2. These losses will expire in 2009 if not used by then.

  The largest component of the Company's net deferred tax asset relates to the financial statement deduction taken for postretirement benefits. No tax deduction will be claimed until the benefits are actually paid or funded in qualified trusts. Future annual financial statement expenses are expected to continue to exceed tax deductible payments for several years. Because of the long period of time over which this reserve will be paid (40 years or more), and because any net operating losses generated by such payments can be carried forward for 15 years, the Company will have an extended period of time in which to realize the tax benefit related to this asset.

  At December 31, 1994, the Company recorded a valuation reserve of $121.5. At December 31, 1995, the Company has recorded a valuation reserve of $15.4. Management has concluded that the decrease in the valuation reserve is appropriate in light of increased levels of operating income resulting from the Recapitalization and from ongoing productivity improvement and cost reduction programs.

  Significant components of the provision for income taxes are as follows:

                                                                  1994    1995
                                                                 -------  -----
   Current:
     Federal....................................................     --   $ 5.9
     State......................................................     --      .3
   Deferred:
     Federal.................................................... $(105.5)   4.8
     State......................................................   (15.0)   1.9
                                                                 -------  -----
       Total tax provision/(benefit)............................ $(120.5) $12.9
                                                                 =======  =====

  The 1995 tax provision includes $1.1 of expense that results from allocating the income tax benefit associated with stock option exercises directly to additional paid-in-capital.

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                                                              1994     1995
                                                             -------  -------
   Income at statutory rate................................. $  48.0  $  98.5
   State tax provision......................................     --      17.4
   Reduction in deferred tax asset valuation reserve........  (168.9)  (106.1)
   Income earned by the Partnership prior to
    Recapitalization........................................    (3.6)     --
   Losses limited by Internal Revenue Code Section 382 and
    other permanent differences.............................     4.0      3.1
                                                             -------  -------
     Tax provision/(benefit)................................ $(120.5) $  12.9
                                                             =======  =======

4. LONG-TERM DEBT AND OTHER FINANCING

  On December 1, 1994, the Company entered into a Receivables Purchase Agreement with AKR. On the same date, AKR entered into a Receivables Purchase and Servicing Agreement (the "Purchase Agreement") with a group of six banks. Under the Purchase Agreement, the total commitment of the banks is $125.0, including

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

up to $40.0 in letters of credit. The Company sold substantially all of its accounts receivable to AKR and will sell additional receivables to AKR as they are generated. AKR will fund its purchase of receivables from cash collections on the purchased receivables and proceeds from selling interests in the receivables to the participating banks. The banks' commitments have been extended one year and expire on December 1, 2000. The Company will continue to act as servicer of the receivables sold and will continue to make billings and collections in the ordinary course of business.

  As of December 31, 1995, no funded interest was sold to the participating banks, although $5.8 in letters of credit had been issued. At December 31, 1995, AKR had a sufficient pool of eligible receivables that could be sold to utilize the available capacity of the participating banks' commitments.

  At December 31, 1994 and 1995, the Company's long-term debt, less current maturities, was as follows:

                                                                   1994   1995
                                                                  ------ ------
   10 3/4% Senior Notes due 2004................................. $325.0 $325.0
   Floating Rate due 1996-2000...................................    5.0    --
                                                                  ------ ------
     Total....................................................... $330.0 $325.0
                                                                  ====== ======

  At December 31, 1995, the maturities of long-term debt are as follows:

   1996..................................................................    --
   1997..................................................................    --
   1998..................................................................    --
   1999..................................................................    --
   2000..................................................................    --
   2001 and thereafter................................................... $325.0
                                                                          ------
     Total............................................................... $325.0
                                                                          ======

  The Company has no involvement with derivative financial instruments.

  The Company capitalized interest on projects under construction of $1.2, $2.7, and $4.7 during 1993, 1994 and 1995, respectively.

5. OPERATING LEASES

  Rental expense was $10.1, $10.3, and $14.1 for 1993, 1994 and 1995, respectively.

  At December 31, 1995, obligations to make future minimum lease payments were as follows:

   1996................................................................... $2.9
   1997...................................................................  1.0
   1998...................................................................  0.7
   1999...................................................................  0.3
   2000...................................................................  --
                                                                           ----
     Total lease obligations.............................................. $4.9
                                                                           ====

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


6. EMPLOYEE AND RETIREE BENEFIT PLANS

  Pension Plans--The Company provides noncontributory pension benefits to virtually all employees. Benefits are based on the higher of several calculations including years of service and earnings in the highest 60 consecutive months in the last 120 months prior to retirement, a minimum amount per year of service, or a combination of both. The qualified plans are funded in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended, with additional amounts contributed at the Company's discretion. The Company's pension contributions for 1994 and 1995 were $315.7 and $93.0, respectively.

  The details of the net periodic pension expense for 1993, 1994 and 1995 are as follows:

                                                       1993    1994    1995
                                                      ------  ------  -------
   Economic assumptions:
     Discount rate...................................   8.50%   7.50%    8.75%
     Expected long-term rate of return on assets.....   9.25%   8.50%    9.50%
     Rate of future compensation increases...........    5.0%    4.0%     4.0%
   Pension cost:
     Cost of benefits earned during the period....... $ 12.3  $ 14.9  $  12.9
     Interest cost on the projected benefit
      obligation.....................................   80.7    86.6     88.3
     Actual return on plan assets....................  (83.6)   11.0   (263.6)
     Net amortization and deferral...................   26.2   (70.1)   181.5
                                                      ------  ------  -------
     Net periodic pension expense.................... $ 35.6  $ 42.4  $  19.1
                                                      ======  ======  =======

  The funded status of the plans at December 31, 1994 and 1995, using the assumptions stated below for each period, was as follows:

                                                              1994      1995
                                                            --------  --------
   Economic assumptions:
     Discount rate.........................................     8.75%     7.25%
     Rate of future compensation increases.................     4.00%     4.00%
   Actuarial present value of benefit obligations:
     Vested benefits....................................... $  944.0  $1,145.6
     Nonvested benefits....................................     54.9      45.2
                                                            --------  --------
     Accumulated benefit obligation........................ $  998.9  $1,190.8
                                                            ========  ========
     Projected benefit obligation.......................... $1,054.3  $1,247.2
     Plan assets at fair value.............................    949.9   1,215.6
                                                            --------  --------
   Reconciliation of funded status to recorded amounts:
     Unfunded projected benefit obligation.................    104.4      31.6
     Unrecognized prior service............................    (69.8)    (68.1)
     Unrecognized net loss.................................    (97.7)   (101.4)
     Unrecognized net obligation...........................      --        (.9)
                                                            --------  --------
     Prepaid pension cost.................................. $  (63.1) $ (138.8)
                                                            ========  ========

  The mix of pension assets held at December 31, 1995 was as follows:

     Equities............................................................... 60%
     Fixed income securities................................................ 32%
     Cash and cash equivalents..............................................  8%

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  The prepaid pension asset increased by $115.3 at December 31, 1995 of which $112.7 was due to the full funding of the accumulated benefit obligation and the subsequent reversal of the additional minimum liability. An intangible asset of $47.0 and a charge to equity of $65.7 were reversed.

  Retiree Health Care and Life Insurance Benefits--In addition to providing pension benefits, the Company provides certain health and life insurance benefits for retirees. Most employees become eligible for these benefits at retirement. For 1993, 1994 and 1995, claims paid for retiree health and life insurance benefits amounted to $32.2, $34.8, and $36.2, respectively.

  The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," in December 1993, retroactive to January 1, 1990. SFAS No. 106 requires accrual of retiree medical and life insurance benefits as these benefits are earned rather than recognition of these costs as claims are paid. In 1993, 1994 and 1995 the excess of total postretirement benefit expense recorded under SFAS No. 106 over the Company's former method of accounting for these benefits was $27.0, $16.2 and $21.2, respectively.

  Effective June 30, 1995, the Company established a Welfare Benefit Master Plan and Trust (the "Trust") and contributed $50.0 for the purpose of paying medical and life insurance benefits to employees of the Company, retired former employees and their eligible dependents. An additional contribution of $20.0 was made in September 1995. Of the $70.0 total, $29.2 was allocated to fund active employee benefits and $40.8 to fund retiree benefits. Benefits were paid direct from Company assets during 1995; however, benefits payable from and after January 1, 1996 will be paid from the Trust. The SFAS No. 106 expense for 1995 was reduced by approximately $1.9 as a result of these contributions. Although no funding obligation exists, the Company may make periodic contributions to the Trust at its discretion.

  The Company has announced changes in the retiree medical coverage for the non-represented salary group effective December 31, 1996. The Company's portion of the health insurance premium for post 1983 salaried retirees will be capped at 1996 levels. This change will apply to all current and future retirees. In addition, for post 1996 retirees in this group only, the Company provided health benefit will be reduced by six percent for each year of retirement prior to age 62. These changes reduced the accumulated postretirement benefit obligation for the Company by approximately $45.0 and will reduce the related annual expense by approximately $7.0.

  The following sets forth the plans' funded status, reconciled with amounts recognized in the Company's statement of financial position at December 31, 1994 and 1995.

                                                                   1994   1995
                                                                  ------ ------
   Accumulated postretirement benefit obligation:
     Retirees.................................................... $364.8 $414.1
     Fully eligible active plan participants.....................  124.7   75.9
     Other active plan participants..............................  126.9  117.0
                                                                  ------ ------
       Total accumulated postretirement benefit obligation.......  616.4  607.0
   Fair value of plan assets.....................................    --    45.5
                                                                  ------ ------
   Accumulated postretirement benefit obligations in excess of plan assets..................................................  616.4  561.5
   Prior service credit not yet recognized in net periodic
    postretirement benefit cost..................................    2.8   32.8
   Unrecognized transition obligation............................    --     --
   Unrecognized net gain.........................................   56.3   61.4
                                                                  ------ ------
   Accrued postretirement benefit cost........................... $675.5 $655.7
                                                                  ====== ======

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                            1993  1994  1995
                                                            ----- ----- -----
   The components of postretirement benefit costs are as
    follows:
     Service cost--benefits attributed to service during
      the period........................................... $ 6.9 $ 6.1 $ 5.6
     Interest cost on accumulated postretirement benefit
      obligations..........................................  52.3  44.9  52.6
     Actual return on plan assets..........................   --    --   (4.5)
     Net of other components...............................   --    --    3.7
                                                            ----- ----- -----
     Net periodic postretirement benefit cost.............. $59.2 $51.0 $57.4
                                                            ===== ===== =====

  For measurement purposes, health care costs are assumed to increase 7.75% in 1996 grading down by 1% yearly to a constant level of 4.25% annual increase for pre-65 benefits and 4.75% in 1996 grading down by 1% yearly to a constant level of 4.25% annual increase for post-65 benefits. In concluding that health care trend rates will decrease at a rate of 1% per year, the Company has considered future rates of inflation, recent movements toward managed health care programs in negotiated contracts and the trend among larger companies toward the formation of coalitions in an effort to reduce health care costs. The Company has finalized negotiations with health care providers in the Cincinnati-Dayton corridor and is in the process of implementing similar managed care programs in other geographic regions that contain a concentration of its employees and retirees. These programs should be implemented by early 1996. The Company is also evaluating medicare risk contracts for its retired employees. A one (1) percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of January 1, 1996 by $64.8 and the aggregate of the service cost and interest cost components of net period benefit cost for the year then ended by $6.9. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.75% and 7.25% for 1994 and 1995, respectively.

  Deferred Compensation Plan--The Company established a Deferred Compensation Plan beginning in 1996 which permits certain key executives to defer a portion of their compensation. The deferred compensation, together with Company matching amounts and accumulated interest, is accrued but unfunded. Participants have the choice of deferring receipt of income until retirement or at a specified date in the future (at least five full calendar years from the last day of the year in which the compensation would have been paid).

7. RELATED PARTY TRANSACTIONS

  On May 4, 1995, Armco, of which James F. Will, a director of the Company at December 31, 1995, is President and Chief Executive Officer, announced it had completed the sale of 1,023,987 shares of the Company's Common Stock. With the completion of the sale, Armco no longer owns any of the Company's stock.

  In the ordinary course of its business, the Company regularly rolls certain grades of steel produced by Armco for resale by Armco and, on December 21, 1993, Armco and the Company entered into a ten-year agreement with respect to these services. During 1993, 1994, and 1995 the Company charged Armco approximately $13.3, $14.9, and $18.8, respectively, for its rolling services.

  Sales to Armco and its affiliates amounted to $36.7, $53.1, and $32.2 during 1993, 1994 and 1995, respectively. In addition, the Company purchased stainless material in the amount of $20.2, $30.1 and $51.2 in 1993, 1994 and 1995, respectively.

  Armco made capital contributions to the Company of $19.4 in 1993, which the Company used for the purchase of certain specialized equipment used in rolling steel, including stainless steel.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  On August 31, 1992, the Company acquired a 50% ownership interest in Southwestern Ohio Steel, L.P. ("SOS"), a joint venture to which Armco transferred substantially all of the businesses of Southwestern Ohio Steel, Inc. and SOS Leveling Company, Inc. Sales to SOS amounted to $99.5 and $110.2 for 1993 and 1994, respectively. In 1993 and 1994, the Company purchased processing services and other materials of $3.6 and $3.7, respectively, from SOS. The Company sold its interest in SOS on December 30, 1994 (see Note 9).

  The Company is party to an agreement with Kawasaki providing for the shelf registration under the Securities Act (at the Company's expense) of shares of Common Stock owned by Kawasaki and a Registration Statement was filed with the Securities and Exchange Commission and became effective. On August 9, 1995, Kawasaki announced that it had completed the sale of 1,023,987 shares of the Company's Common Stock and had completed option transactions with regard to an additional 1,500,000 shares of the Company's Common Stock. In August 1995, the Board Designation Agreement dated April 7, 1994 between the Company and Kawasaki was terminated and Mr. Makota Iwahashi who had served as a director of the Company pursuant to such Agreement resigned from the Company's Board of Directors.

  In the ordinary course of business, National Material Limited Partnership, of which Cyrus Tang, a director of the Company, is President and Chief Executive Officer, sells scrap to, and purchases steel from, the Company. During 1994 and 1995, sales amounted to $5.4 and $20.3 and purchases amounted to $0.3 and $0.4, respectively. Also, subsidiaries of Cyprus Amax Minerals Company, of which Allen Born, a director of the Company, is Co-Chairman, sells coal to the Company. During 1995, purchases amounted to $5.8.

8. COMMITMENTS

  Virginia Horn is committed to fund its percentage share of certain defined fixed costs of Eveleth which includes a guarantee of Virginia Horn's performance to the other participants of Eveleth Mines. Under agreement with another owner of Eveleth, the Company purchased 250,000 tons of iron ore from this Eveleth partner in 1995 and is expected to purchase at least 250,000 tons in 1996. During 1992, the Company concluded that its ability to recover its investment in Eveleth was doubtful, and therefore, impaired its investment in Eveleth Mines (see Note 1).

  As of December 31, 1994, the Company had entered into an agreement with a Brazilian iron ore company pursuant to which the Company agreed to purchase a total of 1.3 million tons of iron ore pellets from the Brazilian iron ore company through 1998. Pursuant to this agreement, the Company also has agreed to purchase its sinter feed ore requirements from the same Brazilian company. In addition, the Company has agreed to purchase at least 5.0 million tons through 1996 from a North American pellet producer.

  As of December 31, 1995, the Company had committed to purchase property, plant and equipment amounting to approximately $51.1.

9. SPECIAL CHARGES AND UNUSUAL ITEMS

  In 1993, the Company recorded charges of $12.6 for restructuring of facilities, and $5.0 for certain legal, litigation and other unusual items resulting from the cancelled outsourcing of operations of the Ashland Works and in connection with other Company workforce reductions.

  On December 30, 1994, the Company sold its 50% equity interest in SOS and 49.15% equity interest in Nova to its former joint venture partner in the two companies, Itochu Corporation, for $43.0. The sale resulted in a gain of $15.9 which is included in Special Charges and Unusual Items in the Statement of Operations for the period ended December 31, 1994.

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


10. EXTRAORDINARY ITEM

  In connection with the Recapitalization, during the second quarter of 1994 the Company repaid a total of $619.5 of long-term debt. This early repayment resulted in an extraordinary loss of $14.9.

11. LEGAL, ENVIRONMENTAL MATTERS AND CONTINGENCIES

  Domestic steel producers, including the Company, are subject to stringent federal, state and local laws and regulations relating to the protection of human health and the environment. The Company has expended, and can be expected to expend in the future, substantial amounts for compliance with these environmental laws and regulations.

  The Company has expended the following for environmental related capital investments and environmental compliance:

                                                              1993  1994  1995
                                                              ----- ----- -----
   Environmental Related Capital Investments................. $16.4 $26.7 $19.1
   Environmental Compliance Costs............................ $43.3 $46.4 $51.7

  The Clean Air Act Amendments of 1990 (the "Amendments") imposed new standards designed to reduce air emissions. The Amendments have directly affected many of the Company's operations, particularly its coke oven batteries. As of December 31, 1995, the Company has incurred $63.2 in capital investments to bring its cokemaking operations into compliance with the Amendments' requirements. The Company shut down two of its Middletown Works' coke oven batteries effective December 16, 1995. The Company does not expect 1996 environmental capital investments to be material.

  In addition to the items discussed below, the Company is also involved in routine litigation, environmental proceedings, and claims pending with respect to matters arising out of the normal conduct of the business. In management's opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect the Company's consolidated financial position, results of operations or cash flows.

  As a result of a 1991 inspection of the Ashland Works' cokemaking operations by the EPA and Kentucky EPA alleging mishandling of tar decanter sludge and other materials, the Company has entered into non-binding arbitration with the Kentucky Cabinet for Natural Resources.

  Federal regulations promulgated pursuant to the Clean Water Act impose categorical pretreatment limits on the concentrations of various constituents in coke plant wastewaters prior to discharge into publicly owned treatment works ("POTW"). Due to concentrations of ammonia and phenol in excess of these limits at the Middletown Works, the Company, through the Middletown POTW, petitioned the United States Environmental Protection Agency (the "EPA") for "removal credits," a type of compliance exemption, based on the Middletown POTW's satisfactory treatment of the Company's wastewater for ammonia and phenol. The EPA declined to review the Company's application on the grounds that it had not yet promulgated new sludge management rules. The Company thereupon sought and obtained from the Federal District Court for the Southern District of Ohio an injunction prohibiting the EPA from instituting enforcement action against the Company for noncompliance with the pretreatment limitations, pending the EPA's promulgation of the applicable sludge management regulations. Although the Company is unable to predict the outcome of this matter, if the EPA eventually refuses to grant the Company's request for removal credits, the Company could incur additional costs to construct pretreatment facilities at the Middletown Works.

  On December 7, 1995, the Occupational Safety and Health Administration announced that it had commenced an investigation and review of the Company's safety procedures and practices at the Company's

                         AK STEEL HOLDING CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Middletown Works following an October 4, 1995 accident that resulted in the fatality of a Company employee and a December 5, 1995 accident that injured several employees of the Company.

  On December 11, 1995, the Company executed a Consent Decree with the Ohio Attorney General and Ohio Environmental Protection Agency regarding alleged Middletown Works coke oven battery violations which occurred subsequent to January 11, 1989, as well as the now idled Hamilton blast furnace permitting issues dating from 1980. The Company agreed to pay a civil penalty of $0.4, of which, $0.3 will be used for environmental control projects at the Middletown Works.

  On January 23, 1996, an action was filed in the Court of Common Pleas in Butler County, Ohio on behalf of four named plaintiffs who purport to represent a class of plaintiffs consisting of all hourly employees at the Company's Middletown Works and all hourly employees of independent contractors working at the facility since June 1992. The plaintiffs allege negligence and intentional tort and seek compensatory and punitive damages in an unspecified amount for alleged dangerous working conditions at the Middletown Works.

12. CONSOLIDATED QUARTERLY SALES AND EARNINGS (UNAUDITED)

  Each quarter and the year are calculated individually and may not add to the total for the year.

                                                         1994
                                       -----------------------------------------
                                        FIRST  SECOND    THIRD  FOURTH
                                       QUARTER QUARTER  QUARTER QUARTER   YEAR
                                       ------- -------  ------- ------- --------
Net Sales............................. $445.9  $514.8   $501.5  $554.4  $2,016.6
Gross Profit..........................   70.1    93.3     94.7   103.3     361.4
Income Before Extraordinary Loss......   10.3    34.5     41.3   186.4     272.5
Extraordinary Loss....................    --     14.9      --      --       14.9
Net Income............................   10.3    19.6     41.3   186.4     257.6
Primary Earnings Per Share:
  Income Before Extraordinary Items... $  .39  $ 1.32   $ 1.56  $ 6.92  $  10.19
  Extraordinary Items.................    --     (.57)     --      --       (.57)
  Net Income..........................    .39     .75     1.56    6.92      9.62
Fully Diluted Earnings per Share:
  Income Before Extraordinary Items...    .31    1.06     1.25    5.68      8.30
  Extraordinary Items.................    --     (.45)     --      --       (.45)
  Net Income..........................    .31     .61     1.25    5.68      7.85
                                                         1995
                                       -----------------------------------------
                                        FIRST  SECOND    THIRD  FOURTH
                                       QUARTER QUARTER  QUARTER QUARTER   YEAR
                                       ------- -------  ------- ------- --------
Net Sales............................. $610.4  $595.9   $524.3  $526.7  $2,257.3
Gross Profit..........................  125.0   135.7    120.4   108.1     489.2
Net Income............................   68.3    78.4     67.2    54.7     268.6
Primary Earnings Per Share............   2.44    2.81     2.37    1.94      9.56
Fully Diluted Earnings Per Share......   2.08    2.39     2.02    1.68      8.14

                               ----------------

                          AK STEEL HOLDING CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                           SEPTEMBER 30,        SEPTEMBER 30,
                                        --------------------  -----------------
                                          1995       1996       1995     1996
                                        ---------  ---------  -------- --------
Net Sales.............................  $   524.3  $   559.3  $1,730.6 $1,693.6
Cost of products sold.................      403.9      440.3   1,349.5  1,341.3
Selling and administrative expenses...       28.3       28.5      86.2     84.7
Depreciation..........................       19.3       18.7      57.8     58.7
                                        ---------  ---------  -------- --------
Total operating costs.................      451.5      487.5   1,493.5  1,484.7
Operating profit......................       72.8       71.8     237.1    208.9
Interest expense......................        8.3        9.5      26.6     28.4
Other income..........................        6.0        2.8      14.0      8.4
                                        ---------  ---------  -------- --------
Income before income taxes............       70.5       65.1     224.5    188.9
Current income tax provision (benefit)
 (Note 5).............................       (7.3)      (1.6)      6.1     10.4
Deferred income tax provision (Note
 5)...................................       10.6       27.0       4.5     63.3
                                        ---------  ---------  -------- --------
Net income............................       67.2       39.7     213.9    115.2
Preferred stock dividends.............        4.0        2.6      12.1      8.5
                                        ---------  ---------  -------- --------
Net income applicable to common
 shareholders.........................  $    63.2  $    37.1  $  201.8 $  106.7
                                        =========  =========  ======== ========
Earnings per common share: (Note 2)
  Primary.............................  $    2.37  $    1.40  $   7.62 $   4.03
  Fully diluted.......................  $    2.02  $    1.28  $   6.49 $   3.71
Cash dividends per common share.......  $     --   $     .15  $    --  $    .45
Common shares and common share
 equivalents outstanding
 (weighted average in millions):
  For primary earnings per share......       26.7       26.6      26.5     26.5
  For fully diluted earnings per
   share..............................       33.1       30.9      33.0     31.1


           See notes to condensed consolidated financial statements.

                          AK STEEL HOLDING CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................   $  137.0     $  158.0
  Short-term investments............................      175.8         65.2
  Accounts receivable--net (Note 4).................      217.0        261.0
  Inventories: (Note 3)
    Finished and semi-finished......................      183.5        213.4
    Raw materials...................................      157.2        149.5
                                                       --------     --------
      Total inventories--net........................      340.7        362.9
  Deferred taxes....................................       14.8          --
  Other current assets..............................        1.9          8.0
                                                       --------     --------
      Total Current Assets..........................      887.2        855.1
                                                       --------     --------
Property, plant and equipment.......................    1,451.6      1,505.6
  Less accumulated depreciation.....................     (478.0)      (535.4)
                                                       --------     --------
  Property, plant and equipment--net................      973.6        970.2
                                                       --------     --------
Prepaid Pension.....................................      138.8        156.1
Other...............................................      115.9        107.7
                                                       --------     --------
      Total assets..................................   $2,115.5     $2,089.1
                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................   $  255.9     $  191.1
  Other accruals....................................      141.4        144.5
  Current portion of long-term debt (Note 4)........        --           --
  Current portion of pension obligation.............        0.1          0.1
  Current portion of postretirement benefit
   obligation.......................................        --           --
                                                       --------     --------
      Total Current Liabilities.....................      397.4        335.7
                                                       --------     --------
Noncurrent Liabilities:
  Long-term debt (Note 4)...........................      325.0        325.0
  Pension obligation................................        --           --
  Postretirement benefit obligation.................      655.7        621.0
  Other liabilities.................................       63.2         63.4
                                                       --------     --------
      Total Noncurrent Liabilities..................    1,043.9      1,009.4
                                                       --------     --------
      Total liabilities.............................    1,441.3      1,345.1
                                                       --------     --------
Stockholders' Equity:
  Preferred stock--Authorized 25,000,000 shares of
   $.01 par value each; 7,479,674 shares issued;
   outstanding 1995--5,915,974 shares, 1996--
   4,845,774 shares.................................        0.1          0.1
  Common stock--Authorized 75,000,000 shares of $.01
   par value each; issued 1995--26,476,297 shares,
   1996--26,958,834 shares; outstanding 1995--
   25,838,862 shares, 1996--26,319,950 shares.......        0.3          0.3
  Additional paid-in capital........................      715.0        698.7
  Treasury Stock--common shares at cost--1995--
   637,435 shares, 1996--638,884....................      (21.5)       (21.5)
  Retained earnings.................................      (19.7)        66.4
                                                       --------     --------
      Total stockholders' equity....................      674.2        744.0
                                                       --------     --------
      Total liabilities and stockholders' equity....   $2,115.5     $2,089.1
                                                       ========     ========

           See notes to condensed consolidated financial statements.

                          AK STEEL HOLDING CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            -------------------
                                                              1995       1996
                                                            ---------  --------
Net cash flows from operating activities................... $   199.2  $   13.8
                                                            ---------  --------
Cash flows from investing activities:
  Capital investments......................................    (103.6)    (55.3)
  Change in short-term investments.........................    (181.2)    110.6
  Other....................................................       3.5       2.5
                                                            ---------  --------
      Net cash flows from investing activities.............    (281.3)     57.8
                                                            ---------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock...................       3.0       9.4
  Principal payments on long-term debt.....................      (5.0)      --
  Preferred stock dividends paid...........................     (12.1)     (9.1)
  Common stock dividends paid..............................       --      (11.7)
  Purchase of treasury stock...............................       --       (0.1)
  Purchase of preferred stock..............................       --      (39.1)
                                                            ---------  --------
      Net cash flows from financing activities.............     (14.1)    (50.6)
                                                            ---------  --------
Net increase (decrease) in cash and cash equivalents.......     (96.2)     21.0
Cash and cash equivalents, beginning of period.............     261.8     137.0
                                                            ---------  --------
Cash and cash equivalents, end of period................... $   165.6  $  158.0
                                                            =========  ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest (net of amount capitalized)................... $    16.2  $   18.7
    Income taxes...........................................       2.2       1.9


           See notes to condensed consolidated financial statements.

                         AK STEEL HOLDING CORPORATION

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

1. BASIS OF PRESENTATION

  In the opinion of the management of AK Steel Holding Corporation ("AK Holding") and AK Steel Corporation ("AK Steel"), collectively the ("Company"), the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1996, and the results of its operations for the three-month and nine-month periods ended September 30, 1995 and 1996, and cash flows for the nine-month periods ended September 30, 1995 and 1996. The results of operations and financial position of AK Steel approximate the results and financial position of AK Holding. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 1994 and 1995.

2. EARNINGS PER SHARE

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------- -----------------
                                            1995      1996      1995     1996
                                          --------- --------- -------- --------
Primary:
  Net income............................. $    67.2 $    39.7 $  213.9 $  115.2
  Less dividends on preferred stock......       4.0       2.6     12.1      8.5
                                          --------- --------- -------- --------
  Income applicable to common
   shareholders.......................... $    63.2 $    37.1 $  201.8 $  106.7
                                          ========= ========= ======== ========
  Shares (weighted average):
    Number of common shares outstanding..      26.4      26.2     26.3     26.1
    Number of common equivalent shares
     outstanding.........................       0.3       0.4      0.2      0.4
                                          --------- --------- -------- --------
    Number of common shares outstanding
     as adjusted.........................      26.7      26.6     26.5     26.5
                                          ========= ========= ======== ========
    Primary earnings per common share.... $    2.37 $    1.40 $   7.62 $   4.03
                                          ========= ========= ======== ========
Assuming full dilution:
  Net income............................. $    67.2 $    39.7 $  213.9 $  115.2
                                          ========= ========= ======== ========
  Shares (weighted average):
    Number of common shares outstanding..      26.4      26.2     26.3     26.1
    Number of common equivalent shares
     outstanding.........................       0.3       0.4      0.3      0.4
    Assuming conversion of preferred
     stock...............................       6.4       4.3      6.4      4.6
                                          --------- --------- -------- --------
    Number of common shares outstanding
     as adjusted.........................      33.1      30.9     33.0     31.1
                                          ========= ========= ======== ========
  Earnings per share assuming full
   dilution.............................. $    2.02 $    1.28 $   6.49 $   3.71
                                          ========= ========= ======== ========

3. INVENTORIES

  Inventories are valued at the lower of cost or market. The cost of the majority of inventories is measured on the last in, first out (LIFO) method. Other inventories are measured principally at average cost.

4. ACCOUNTS RECEIVABLE AND LONG-TERM DEBT

  As of September 30, 1996, AK Steel Receivables, Inc. ("AKR") had not sold accounts receivable to any participating banks under its Receivables Purchase and Servicing Agreement although $5.8 letters of credit were outstanding. AKR had a sufficient pool of eligible receivables that could be sold to utilize the $119.2 remaining availability of the participating bank's financing commitments.

  At September 30, 1996, the Company had $325.0 of long-term debt outstanding.

5. INCOME TAXES

  The book tax rate for 1996 will approximate 39% compared to nearly 5% in 1995. The significantly lower rate for 1995 resulted from the reduction of valuation reserves previously set up against deferred tax assets.

                         AK STEEL HOLDING CORPORATION

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

6. LEGAL MATTERS

  In addition to the items discussed below, the Company is also involved in routine litigation, environmental proceedings, and claims pending with respect to matters arising out of the normal conduct of the business. In management's opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect the Company's consolidated financial position, results of operations or cash flows.

  In January 1996, an action was filed in the Court of Common Pleas of Butler County, Ohio on behalf of four named plaintiffs who purport to represent a class of plaintiffs consisting of all hourly employees at the Company's Middletown Works and all hourly employees of independent contractors working at the facility since June 1992. The Complaint has twice been amended to add three additional plaintiffs. The plaintiffs allege negligence and intentional tort and seek compensatory and punitive damages in an unspecified amount for alleged dangerous working conditions at the Company's Middletown Works. In April 1996, plaintiffs moved to certify a class action. The Company has vigorously opposed this motion and has filed motions to dismiss the suit in whole and in part. In September 1996, all pending motions were argued to the Court. No rulings have been rendered to date.

  In April 1996, an action was filed in the United States District Court, Southern District of Ohio by a number of former employees of the Company seeking certain pension and post-retirement benefits which they allege were wrongly denied them when the Company outsourced their positions.

  In May 1996, an action was filed in the United States District Court, Southern District of Ohio by several plaintiffs under the citizen action suit provisions of federal environmental laws alleging violations of those laws as well as state claims in connection with the accidental release of coke oven gas from the Company's Middletown Works in January 1996. The Company has filed a Motion to Dismiss all federal claims and the matter has been fully briefed and presented to the Court where a decision is now pending.

  The Company believes the allegations in each of the matters above are without merit and will vigorously defend the Company's position in these matters.

  In April 1996, the Company and the Occupational Safety and Health Administration ("OSHA") agreed to settle all outstanding issues involving a series of OSHA inspections at the Company's Middletown Works for $1.9 million.
                               ----------------

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE EXCHANGE OFFER DESCRIBED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Incorporation of Certain Documents by
 Reference...............................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Selected Historical Consolidated
 Financial Data..........................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  24
The New Facility.........................................................  29
Management...............................................................  32
Description of the Notes.................................................  41
Description of Certain Indebtedness......................................  67
Certain Federal Income Tax Consequences..................................  69
Plan of Distribution.....................................................  73
Notice to Canadian Residents.............................................  73
Legal Matters............................................................  74
Independent Auditors.....................................................  74
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    [LOGO]

                             AK Steel Corporation

                                 $550,000,000
                         9 1/8% Senior Notes Due 2006

                        Guaranteed on a Senior Basis by

                               AK Steel Holding
                                  Corporation

                                  PROSPECTUS



-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  AK Steel Corporation (the "Registrant") is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Six of the Registrant's Amended and Restated Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by law.

  Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  Article Seven of the Registrant's Certificate of Incorporation states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extend permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) EXHIBITS

      EXHIBIT
      NUMBER                                  DESCRIPTION
      -------                                 -----------
       4.1    --Indenture, dated as of December 17, 1996, relating to the Company's 9
               1/8% Senior Notes Due 2006 (including form of Notes).*
       4.2    --Indenture, dated as of April 1, 1994, relating to the Company's 10 3/4%
               Senior Notes Due 2004 (the "1994 Indenture") (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form
               S-1, No. 33-83792 ("Registration No. 33-83792").
       4.3    --Supplemental Indenture, dated as of September 21, 1994, to the 1994
               Indenture (incorporated herein by reference to Exhibit 4.4 to
               Registration No. 33-83792).
       4.4    --Supplemental Indenture, dated as of December 11, 1996, to the 1994
               Indenture.*
       4.5    --Form of Note Purchase Agreement, dated as of December 17, 1996, with respect to the Company's Senior Secured Notes Due 2004.*
       5      --Opinion of Weil, Gotshal & Manges LLP.**
      10.1    --Joint Venture Termination Agreement, dated April 6, 1994, among Armco,
               Inc., Kawasaki, Kawasaki Steel Corporation, Kawasaki Steel Investments,
               Inc., the Partnership, AJV Investments Corp., KSCA, Incorporated and the
               Company (incorporated herein by reference to Exhibit 10.1 to Registration
               No. 33-83792).
      10.2    --Employment Contract, dated as of April 4, 1994, between the Company and
               Thomas C. Graham (incorporated herein by reference to Exhibit 10.13 to
               Registration No. 33-83792).
      10.3    --Supplemental Agreement No. 1 to Employment Agreement with Thomas C.
               Graham
               (incorporated herein by reference to an Exhibit to the Company's 10-Q
               Report for the period ended September 30, 1995).
      10.4    --Form of Executive Officer Severance Agreement.*
      10.5    --Annual Management Incentive Plan (incorporated herein by reference to
               Exhibit 10.15 to Registration No. 33-83792).
      10.6    --1994 Stock Incentive Plan, as amended May 15, 1996 and November 21,
               1996.*
      10.7    --Executive Minimum and Supplemental Retirement Plan (incorporated herein by reference to Exhibit 10.17 to Registration No. 33-83792).

    EXHIBIT
     NUMBER                                 DESCRIPTION
    -------                                 -----------
    10.8     --Registration Rights Agreement, dated as of April 7, 1994, among the
              Company and certain subsidiaries of Kawasaki (incorporated herein by reference to Exhibit 10.19 to Registration No. 33-83792).
    10.9     --Registration Agreement, dated as of April 7, 1994, between the Company and Thomas C. Graham (incorporated herein by reference to Exhibit 10.22 to Registration No. 33-38792).
    10.10    --Receivables Purchase Agreement, dated as of December 1, 1994 by and between AK Steel and AK Acquisition Receivables Ltd., as successor to AK
              Steel Receivables, Inc. (incorporated herein by reference to Exhibit
              10.23 to Registration No. 33-86678).
    10.11    --Purchase and Servicing Agreement, dated as of December 1, 1994, among AK
              Acquisition Receivables Ltd., as successor to AK Steel Receivables Inc.,
              AK Steel, the institutions from time to time party thereto and PNC Bank,
              Ohio, National Association (incorporated herein by reference to Exhibit
              10.24 to Registration No. 33-86678).
    10.11(a) --Amendment No. 1 to the Purchase and Servicing Agreement, dated as of
              November 17, 1995, among AK Steel, AK Acquisition Receivables Ltd., as successor to AK Steel Receivables, Inc., the purchasers party thereto and
              PNC Bank, Ohio, National Association.*
    10.11(b) --Consent, Amendment and Assumption Agreement to the Receivables Purchase
              Agreement and the Purchase and Servicing Agreement, dated as of December
              31, 1996, among the Company, AK Steel Receivables Inc., AK Acquisition
              Receivables Ltd., AKSR Investments, Inc., the purchasers party thereto and PNC Bank, Ohio, National Association.*
    10.12    --Letter Agreement dated July 31, 1995, between the Company and Kawasaki
              (incorporated herein by reference to Exhibit 10 to Post-Effective
              Amendment No. 2 on Form S-3 to the Company's Registration Statement on
              Form S-1, Registration No. 33-86678).
    10.13    --Deferred Compensation Plan for Management (incorporated herein by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K
              for the year ended December 31, 1995.
    10.14    --Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K
              for the year ended December 31, 1995.
    10.15    --Long Term Performance Plan, as amended and restated effective November
              21, 1996.**
    10.16    --Exchange and Registration Rights Agreement, dated as of December 17,
              1996, among the Company, CS First Boston Corporation and Goldman, Sachs &
              Co.*
    12       --Ratio of Earnings to Fixed Charges.*
    23.1     --Consent of Deloitte & Touche LLP.*
    23.2     --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).**
    24       --Power of Attorney (included on signature pages).
    25       --Statement of Eligibility on Form T-1 of The Bank of New York.**
    99.1     --Form of Letter of Transmittal.**

--------
 * Filed herewith
** To be filed by amendment.

 (B) SCHEDULES

  All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AK STEEL HOLDING CORPORATION HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MIDDLETOWN, STATE OF OHIO.

Date: January 13, 1997                    AK STEEL HOLDING CORPORATION

                                               /s/ Richard M. Wardrop, Jr.
                                          By: _________________________________
                                                  RICHARD M. WARDROP, JR.
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES THOMAS C. GRAHAM, RICHARD M. WARDROP, JR., RICHARD E. NEWSTED AND DONALD B. KORADE, AND EACH OF THEM, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION, TO SIGN FOR SUCH PERSON AND IN SUCH PERSON'S NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, ANY AND ALL AMENDMENTS, (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS SUCH PERSON MIGHT OR COULD DO PERSONALLY, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR RESPECTIVE SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND THE FOREGOING POWER OF ATTORNEY HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Thomas C. Graham           Chairman of the           January 13,
-------------------------------------   Board                        1997
          THOMAS C. GRAHAM

     /s/ Richard M. Wardrop, Jr.       Director, President       January 13,
-------------------------------------   and Chief Executive          1997
       RICHARD M. WARDROP, JR.          Officer (Principal
                                        Executive Officer)

       /s/ Richard E. Newsted          Senior Vice               January 13,
-------------------------------------   President, Chief             1997
         RICHARD E. NEWSTED             Financial Officer
                                        (Principal
                                        Financial Officer)

        /s/ Donald B. Korade           Controller                January 13,
-------------------------------------   (Principal                   1997
          DONALD B. KORADE              Accounting Officer)

              SIGNATURE                         TITLE                DATE

           /s/ Allen Born                     Director           January 13,
-------------------------------------                                1997
             ALLEN BORN

         /s/ John A. Georges                  Director           January 13,
-------------------------------------                                1997
           JOHN A. GEORGES

     /s/ Dr. Bonnie Guiton Hill               Director           January 13,
-------------------------------------                                1997
       DR. BONNIE GUITON HILL

        /s/ Robert H. Jenkins                 Director           January 13,
-------------------------------------                                1997
          ROBERT H. JENKINS

        /s/ Lawrence A. Leser                 Director           January 13,
-------------------------------------                                1997
          LAWRENCE A. LESER

        /s/ Robert E. Northam                 Director           January 13,
-------------------------------------                                1997
          ROBERT E. NORTHAM

                                              Director
-------------------------------------
             CYRUS TANG

     /s/ James A. Thomson, Ph.D.              Director           January 13,
-------------------------------------                                1997
       JAMES A. THOMSON, PH.D.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AK STEEL CORPORATION HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MIDDLETOWN, STATE OF OHIO.

Date: January 13, 1997
                                          AK STEEL HOLDING CORPORATION

                                               /s/ Richard M. Wardrop, Jr.
                                          By: _________________________________
                                                  RICHARD M. WARDROP, JR.
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES THOMAS C. GRAHAM, RICHARD M. WARDROP, JR., RICHARD E. NEWSTED AND DONALD B. KORADE, AND EACH OF THEM, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION, TO SIGN FOR SUCH PERSON AND IN SUCH PERSON'S NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, ANY AND ALL AMENDMENTS, (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS SUCH PERSON MIGHT OR COULD DO PERSONALLY, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR RESPECTIVE SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND THE FOREGOING POWER OF ATTORNEY HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Thomas C. Graham           Chairman of the           January 13,
-------------------------------------   Board                        1997
          THOMAS C. GRAHAM

     /s/ Richard M. Wardrop, Jr.       Director, President       January 13,
-------------------------------------   and Chief Executive          1997
       RICHARD M. WARDROP, JR.          Officer (Principal
                                        Executive Officer)

       /s/ Richard E. Newsted          Senior Vice               January 13,
-------------------------------------   President, Chief             1997
         RICHARD E. NEWSTED             Financial Officer
                                        (Principal
                                        Financial Officer)

        /s/ Donald B. Korade           Controller                January 13,
-------------------------------------   (Principal                   1997
          DONALD B. KORADE              Accounting Officer)

              SIGNATURE                         TITLE                DATE

           /s/ Allen Born                     Director           January 13,
-------------------------------------                                1997
             ALLEN BORN

         /s/ John A. Georges                  Director           January 13,
-------------------------------------                                1997
           JOHN A. GEORGES

     /s/ Dr. Bonnie Guiton Hill               Director           January 13,
-------------------------------------                                1997
       DR. BONNIE GUITON HILL

        /s/ Robert H. Jenkins                 Director           January 13,
-------------------------------------                                1997
          ROBERT H. JENKINS

        /s/ Lawrence A. Leser                 Director           January 13,
-------------------------------------                                1997
          LAWRENCE A. LESER

        /s/ Robert E. Northam                 Director           January 13,
-------------------------------------                                1997
          ROBERT E. NORTHAM

                                              Director
-------------------------------------
             CYRUS TANG

     /s/ James A. Thomson, Ph.D.              Director           January 13,
-------------------------------------                                1997
       JAMES A. THOMSON, PH.D.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                  DESCRIPTION                                  PAGE
 -------                                 -----------                                  ----
  4.1    --Indenture, dated as of December 17, 1996, relating to the Company's 9
          1/8% Senior Notes Due 2006 (including form of Notes).*
  4.2    --Indenture, dated as of April 1, 1994, relating to the Company's 10 3/4%
          Senior Notes Due 2004 (the "1994 Indenture") (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form
          S-1, No. 33-83792 ("Registration No. 33-83792").
  4.3    --Supplemental Indenture, dated as of September 21, 1994, to the 1994
          Indenture (incorporated herein by reference to Exhibit 4.4 to
          Registration No. 33-83792).
  4.4    --Supplemental Indenture, dated as of December 11, 1996, to the 1994
          Indenture.*
  4.5    --Form of Note Purchase Agreement, dated as of December 17, 1996, with respect to the Company's Senior Secured Notes Due 2004.*
  5      --Opinion of Weil, Gotshal & Manges LLP.**
 10.1    --Joint Venture Termination Agreement, dated April 6, 1994, among Armco,
          Inc., Kawasaki, Kawasaki Steel Corporation, Kawasaki Steel Investments,
          Inc., the Partnership, AJV Investments Corp., KSCA, Incorporated and the
          Company (incorporated herein by reference to Exhibit 10.1 to Registration
          No. 33-83792).
 10.2    --Employment Contract, dated as of April 4, 1994, between the Company and
          Thomas C. Graham (incorporated herein by reference to Exhibit 10.13 to
          Registration No. 33-83792).
 10.3    --Supplemental Agreement No. 1 to Employment Agreement with Thomas C.
          Graham
          (incorporated herein by reference to an Exhibit to the Company's 10-Q
          Report for the period ended September 30, 1995).
 10.4    --Form of Executive Officer Severance Agreement.*
 10.5    --Annual Management Incentive Plan (incorporated herein by reference to
          Exhibit 10.15 to Registration No. 33-83792).
 10.6    --1994 Stock Incentive Plan, as amended May 15, 1996 and November 21,
          1996.*
 10.7    --Executive Minimum and Supplemental Retirement Plan (incorporated herein by reference to Exhibit 10.17 to Registration No. 33-83792).
 10.8    --Registration Rights Agreement, dated as of April 7, 1994, among the
          Company and certain subsidiaries of Kawasaki (incorporated herein by reference to Exhibit 10.19 to Registration No. 33-83792).
 10.9    --Registration Agreement, dated as of April 7, 1994, between the Company and Thomas C. Graham (incorporated herein by reference to Exhibit 10.22 to Registration No. 33-38792).
 10.10   --Receivables Purchase Agreement, dated as of December 1, 1994 by and between AK Steel and AK Acquisition Receivables Ltd., as successor to AK
          Steel Receivables, Inc. (incorporated herein by reference to Exhibit
          10.23 to Registration No. 33-86678).
 10.11   --Purchase and Servicing Agreement, dated as of December 1, 1994, among AK
          Acquisition Receivables Ltd., as successor to AK Steel Receivables Inc.,
          AK Steel, the institutions from time to time party thereto and PNC Bank,
          Ohio, National Association (incorporated herein by reference to Exhibit
          10.24 to Registration No. 33-86678).

 EXHIBIT
  NUMBER                                  DESCRIPTION                                  PAGE
 -------                                  -----------                                  ----
 10.11(a) --Amendment No. 1 to the Purchase and Servicing Agreement, dated as of
           November 17, 1995, among AK Steel, AK Acquisition Receivables Ltd., as successor to AK Steel Receivables, Inc., the purchasers party thereto and
           PNC Bank, Ohio, National Association.*
 10.11(b) --Consent, Amendment and Assumption Agreement to the Receivables Purchase
           Agreement and the Purchase and Servicing Agreement, dated as of December
           31, 1996, among the Company, AK Steel Receivables Inc., AK Acquisition
           Receivables Ltd., AKSR Investments, Inc., the purchasers party thereto and PNC Bank, Ohio, National Association.*
 10.12    --Letter Agreement dated July 31, 1995, between the Company and Kawasaki
           (incorporated herein by reference to Exhibit 10 to Post-Effective
           Amendment No. 2 on Form S-3 to the Company's Registration Statement on
           Form S-1, Registration No. 33-86678).
 10.13    --Deferred Compensation Plan for Management (incorporated herein by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1995.
 10.14    --Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1995.
 10.15    --Long Term Performance Plan, as amended and restated effective November
           21, 1996.**
 10.16    --Exchange and Registration Rights Agreement, dated as of December 17,
           1996, among the Company, CS First Boston Corporation and Goldman, Sachs &
           Co.*
 12       --Ratio of Earnings to Fixed Charges.*
 23.1     --Consent of Deloitte & Touche LLP.*
 23.2     --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).**
 24       --Power of Attorney (included on signature pages).
 25       --Statement of Eligibility on Form T-1 of The Bank of New York.**
 99.1     --Form of Letter of Transmittal.**

--------
 * Filed herewith
** To be filed by amendment.